Exhibit 4.1

Execution Version

STOCK PURCHASE AGREEMENT

by and among

VERIZON COMMUNICATIONS INC.,

AMÉRICA MÓVIL, S.A.B. DE C.V.,

AMX USA HOLDING, S.A. DE C.V.

and

TRACFONE WIRELESS, INC.

Dated as of September 13, 2020

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		Page
5.17.	Commercial Consideration ...................................................……..........................................................................................................	65
5.18	Transitional Trademark Use ...........................................................................……................................................................................	65
5.19	Further Assurances ................................................................................…….........................................................................................	66

Article VI CONDITIONS TO THE CLOSING		66

6.1	Mutual Conditions ................……..........................................................................................................................................................	66
6.2	Conditions to the Obligations of Buyer ...........................................................……...............................................................................	67
6.3	Conditions to the Obligations of Seller and Holdco .........................................................……..............................................................	68

Article VII TERMINATION		69

7.1	Termination ....................................……................................................................................................................................................	69
7.2	Effect of Termination ..................……...................................................................................................................................................	70
7.3	Termination Fee ........................…….....................................................................................................................................................	71

Article VIII INDEMNIFICATION		72

8.1	Indemnification by Seller and Holdco ..................…….........................................................................................................................	72
8.2	Indemnification by Buyer ........................................……......................................................................................................................	74
8.3	Indemnification Procedures ......................................…….....................................................................................................................	75
8.4	General; Limitations; Successors .................…….................................................................................................................................	78

Article IX TAX MATTERS		80

9.1	Tax Indemnity ...............................................……................................................................................................................................	80
9.2	Straddle Period Allocation .................................……...........................................................................................................................	81
9.3	Refunds .............................................................……............................................................................................................................	82
9.4	Tax Returns ......................................................…….............................................................................................................................	82
9.5	Tax Contests ....................................................……..............................................................................................................................	84
9.6	Books and Records; Cooperation .............................…….....................................................................................................................	85
9.7	Transfer Taxes ..........................................................…….....................................................................................................................	85
9.8	Coordination; Other Tax Matters ....................................……..............................................................................................................	85
9.9	Tax Treatment of Certain Payments ........................................……......................................................................................................	86

Article X GENERAL PROVISIONS		86

10.1	Survival ....................................…….....................................................................................................................................................	86
10.2	Notices ...........................................................................................................................................................……...............................	87
10.3	Interpretation ............................................................................................................................................…….....................................	90
10.4	Amendment and Modification; Waiver ..........................................................................................................……..............................	90
10.5	Entire Agreement ...................................................................................................................................…….......................................	91
10.6	Fees and Expenses ....................................................................................................................................……....................................	91
10.7	Disclosure Letters ........................................................................................................................................…….................................	91

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		Page
10.8	Third Party Beneficiaries ...................................................................……...........................................................................................	92
10.9	Specific Performance .......................................................................................…….............................................................................	92
10.10	Assignment; Binding Effect .......................................................................................……...................................................................	92
10.11	Governing Law; Venue; Waiver of Jury Trial .......................................................................................…….......................................	92
10.12	Arbitration ....................................................................................…….................................................................................................	94
10.13	Non-Recourse .....................................................................................……............................................................................................	95
10.14	Severability ....................................................................................……................................................................................................	95
10.15	Counterparts ..........................................................................................…….........................................................................................	95
10.16	Time is of the Essence .............................................................................................……......................................................................	95
10.17	Virtual Access ..............................................................................................……..............................................................................…	95
10.18	Provision Regarding Legal Representation ..................................................................................…….................................................	96

Article XI DEFINITIONS		97

EXHIBITS

Exhibit A – Accounting Principles

Exhibit B – Key Employees

Exhibit C – Form of Registration Rights Agreement

Exhibit D – Form of Special Power of Attorney

SCHEDULES

Schedule I – Illustrative Calculation of Net Airtime Revenue

Seller Disclosure Letter

Buyer Disclosure Letter

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of September 13, 2020 (this “Agreement”), is made by and among Verizon Communications Inc., a Delaware corporation (“Buyer”), América Móvil, S.A.B. de C.V., a Sociedad Anónima Bursátil de Capital Variable organized under the laws of Mexico (“Seller”), AMX USA Holding, S.A. de C.V., a Sociedad Anónima de Capital Variable organized under the laws of Mexico (“Holdco”), and TracFone Wireless, Inc., a Delaware corporation (the “Company”). Capitalized terms used in this Agreement and not otherwise defined have the meanings specified in Article XI.

R E C I T A L S

WHEREAS, Seller operates the Business in the Protected Territory exclusively through the Company and its Subsidiaries;

WHEREAS, Seller indirectly owns all of the issued and outstanding capital stock of Holdco;

WHEREAS, Holdco owns all of the issued and outstanding shares of common stock of the Company, par value $27.88 per share (the “Shares”); and

WHEREAS, Buyer desires to purchase or otherwise acquire all of the Shares, and Seller desires to cause Holdco to, and Holdco desires to, sell all of such Shares to Buyer, in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, Buyer, Seller, Holdco and the Company hereby agree as follows:

Article I

SALE AND PURCHASE

1.1     Sale and Purchase of the Shares. At the Closing, on the terms and subject to the conditions set forth in this Agreement, Holdco shall, and Seller shall cause Holdco to, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Holdco, all of the Shares, free and clear of any and all Liens, other than Liens on transfer imposed under applicable securities Laws or Liens created or imposed by Buyer.

1.2     Purchase Price. As consideration for the purchase and sale of the Shares, Buyer shall (a) issue and deliver to Seller or its designee the Closing Stock Consideration, which shall be validly issued, fully paid and nonassessable and free and clear of all Liens (other than Liens on transfer imposed under applicable securities Laws), (b) pay to Seller or its designee an amount in cash equal to the aggregate of (i) the Cash Consideration Amount, minus (ii) the amount, if any, by which the Target Working Capital Amount exceeds the Closing Working Capital Amount, plus (iii) the amount, if any, by which the Closing Working Capital Amount exceeds the Target Working Capital Amount, plus (iv) Closing Cash, minus (v) Closing Debt and minus (vi) Company Transaction Expenses (collectively, the “Closing Cash Consideration” and, together with the Closing Stock Consideration, the “Closing Consideration”), in each case calculated in accordance with the Accounting Principles, as applicable, and (c) pay to Seller or its designee any amounts due pursuant to Section 1.8(c) (together with the Closing Consideration, the “Aggregate Consideration”).

1.3     Estimated Closing Statement. Not later than three (3) Business Days prior to the anticipated Closing Date and in no event more than five (5) Business Days prior to the anticipated Closing Date, Seller shall prepare and deliver to Buyer a written statement (the “Estimated Closing Statement”), prepared in accordance with this Agreement and the Accounting Principles, setting forth in reasonable detail (a) good faith estimates of (i) the Closing Working Capital Amount (the “Estimated Working Capital Amount”), (ii) Closing Cash (“Estimated Closing Cash”), (iii) Closing Debt (“Estimated Closing Debt”) and (iv) Company Transaction Expenses (“Estimated Company Transaction Expenses”), and (b) a calculation of the Closing Cash Consideration on the basis of the Estimated Working Capital Amount, Estimated Closing Cash, Estimated Closing Debt and Estimated Company Transaction Expenses (such amount, the “Estimated Closing Cash Consideration”). Together with the Estimated Closing Statement, Seller shall provide to Buyer and any accountants, counsel or financial advisors retained by Buyer in connection with the transactions contemplated by this Agreement (x) the work papers of Seller, the Company and, subject to customary access letters, their accountants, and all other documentation, information and calculations upon which Seller and the Company based the foregoing calculations and (y) any other relevant information reasonably requested by Buyer (including access to the relevant books, records and personnel of Seller, Holdco and the Company and their Representatives). Seller shall consult with Buyer regarding, and consider in good faith, any comments on the calculation of the Estimated Closing Cash Consideration and the components thereof that are submitted by Buyer on or before the second (2nd) Business Day prior to the Closing Date and, to the extent there are manifest errors in the Estimated Closing Statement acknowledged by both parties, Seller shall correct such errors and deliver an updated version of the Estimated Closing Statement.

1.4     The Closing. The closing of the purchase and sale of Shares hereunder (the “Closing”) shall take place (a) at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m. Eastern Time on the first date that is seven (7) Business Days after the conditions set forth in Article VI have been satisfied or waived in writing (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time) or (b) on such other date and place as the parties may agree to in writing. The date on which the Closing actually occurs is referred to hereinafter as the “Closing Date”.

1.5     Deliveries by Buyer. At the Closing, Buyer shall:

(a) deliver, or cause to be delivered, to Seller or its designee by wire transfer of immediately available funds into the account(s) designated in writing by Seller at least three (3) Business Days prior to the Closing Date, an aggregate amount of cash equal to the Estimated Closing Cash Consideration;

(b) issue and deliver, or cause to be issued and delivered, to Seller or its designee the Closing Stock Consideration, free and clear of all Liens (other than Liens on transfer imposed under applicable securities Laws) in book-entry form, together with a copy of Buyer’s transfer agent records showing reasonable evidence that Seller or its designee is the book-entry holder of the Closing Stock Consideration;

(c) deliver to Seller a counterpart of each Transaction Document to which Buyer or any of its Affiliates is a party, duly executed on behalf of Buyer or such Affiliate; and

(d) deliver, or cause to be delivered, to Seller the certificate to be delivered pursuant to Section 6.3(c).

1.6     Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(a) (i) all certificate(s) (if any) representing certificated Shares, duly endorsed in blank, and (ii) stock powers (or other instruments of transfer) duly executed in blank by Holdco, in each case, in form and substance reasonably acceptable to Buyer to effect the transfer of the Shares to Buyer;

(b) letters of resignation (which need not include a release) in form and substance reasonably acceptable to Buyer from each member of the board of directors of the Company, such resignations to be effective concurrently with the Closing;

(c) a counterpart of each Transaction Document to which Seller or any of its Affiliates is a party, duly executed on behalf of Seller or such Affiliate; and

(d) the certificate to be delivered pursuant to Section 6.2(d).

1.7     Closing Cash Consideration Adjustment.

(a) Within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Seller a written statement (the “Closing Statement”), prepared in accordance with this Agreement and the Accounting Principles, setting forth Buyer’s good faith calculations of (i) the Closing Working Capital Amount, (ii) Closing Cash, (iii) Closing Debt, (iv) Company Transaction Expenses and (v) the Closing Cash Consideration, calculated in accordance with Section 1.2. Seller shall assist and cooperate with Buyer in all commercially reasonable respects in the preparation of the Closing Statement and the calculations of the Closing Working Capital Amount, Closing Cash, Closing Debt, Company Transaction Expenses and the Closing Cash Consideration, including by providing Buyer with reasonable access to any relevant books, records and personnel of Seller or Holdco. If Buyer fails to timely deliver the Closing Statement, Seller shall have sixty (60) days from the original due date of the Closing Statement to elect in its sole discretion to deem the Final Closing Cash Consideration to be equal to the Estimated Closing Cash Consideration or otherwise to prepare and deliver the Closing Statement at Buyer’s expense. In the event Seller elects to deem the Final Closing Cash Consideration to be equal to the Estimated Closing Cash Consideration in accordance with the preceding sentence, such determination shall be final and binding on the parties and non-reviewable. In the event Seller elects to deliver the Closing Statement in accordance with the preceding sentence, Buyer shall have the right to review and dispute the Closing Statement pursuant to Section 1.7(b) as if it were Seller.

(b) Seller shall have the later of (i) forty-five (45) days after receipt of the Closing Statement and (ii) one hundred twenty-five (125) days after the Closing Date to review Buyer’s calculations of the Closing Working Capital Amount, Closing Cash, Closing Debt, Company Transaction Expenses and the Closing Cash Consideration. During such review period, Seller and its Representatives shall be provided with reasonable access to the work papers of Buyer and its accountants (subject to customary access letters) and to the books and records of Buyer and the Company to the extent reasonably necessary for such review. Prior to the expiration of such forty-five (45)-day period, Seller may dispute any amounts on the Closing Statement, solely on the basis of mathematical errors or failure to adhere to the Accounting Principles or the provisions of this Agreement, by delivering to Buyer a written notice of disagreement (an “Adjustment Dispute Notice”), specifying each item on the Closing Statement that Seller disputes, along with the disputed amounts or calculations, and setting forth, in reasonable detail, the basis for such dispute for each such item. Seller shall be entitled to an adjustment in its favor in respect of Company Transaction Expenses if any stay, retention, transaction, change of control or other similar bonuses and “single-trigger” severance payments that were included in Estimated Company Transaction Expenses were not actually paid by the Company and are no longer payable (other than for termination by the Company without cause) at the time the Final Closing Cash Consideration is ultimately determined pursuant to this Section 1.7. If Seller fails to deliver an Adjustment Dispute Notice to Buyer prior to the expiration of the forty-five (45)-day period, then the calculations set forth in the Closing Statement shall be final and binding on the parties. In the event Buyer receives an Adjustment Dispute Notice from Seller in a timely manner, Seller and Buyer shall attempt in good faith to resolve the disputed items and agree upon the final amounts for each of the Closing Working Capital Amount, Closing Cash, Closing Debt, Company Transaction Expenses and the resulting Closing Cash Consideration, and any resolution by them shall be in writing and shall be final, binding and conclusive on the parties. If Seller and Buyer are unable to reach a resolution with such effect within fourteen (14) days after the receipt by Buyer of the Adjustment Dispute Notice, Seller and Buyer shall submit only the items remaining in dispute in the Adjustment Dispute Notice for resolution to PricewaterhouseCoopers LLP or such other independent accounting firm of national reputation in the United States that is mutually acceptable to Buyer and Seller (the “Accounting Firm”), which shall, within thirty (30) days after such submission, determine and report to Seller and Buyer upon such remaining disputed items or calculations, and such report shall be final, binding and conclusive on Seller and Buyer. Buyer and Seller may each elect to make a written submission to the Accounting Firm and shall make reasonably available to the Accounting Firm all relevant books and records, any work papers (including those of the parties’ respective accountants, to the extent applicable) and supporting documentation relating to the Closing Statement and the Adjustment Dispute Notice, including the calculations of the Closing Working Capital Amount, Closing Cash, Closing Debt, Company Transaction Expenses and the resulting Closing Cash Consideration, and any other items reasonably requested by the Accounting Firm; provided that copies of all such materials and any written submission to the Accounting Firm are concurrently provided to the other party. The fees and disbursements of the Accounting Firm shall be borne by Buyer and Seller in the same proportion as the aggregate amount of the items remaining in dispute that are unsuccessfully disputed by Buyer and Seller (as determined by the Accounting Firm) bears to the total amount of the items remaining in dispute submitted to the Accounting Firm, such that the prevailing party pays the lesser proportion of such fees and disbursements. The provisions in this Section 1.7(b) are not intended to and shall not be interpreted to require that the parties refer to the Accounting Firm (i) any dispute arising out of a breach by any party of its obligations under this Agreement or (ii) any dispute the resolution of which requires the construction or interpretation of this Agreement (apart from the Accounting Principles and the calculation of the Closing Working Capital Amount, Closing Cash, Closing Debt, Company Transaction Expenses and the Closing Cash Consideration and the accounting treatment of Current Assets and Current Liabilities insofar as such treatment affects the calculation of the Closing Working Capital Amount). Seller and Buyer shall jointly instruct the Accounting Firm that the Accounting Firm shall act solely as an expert and not as an arbitrator. The scope of the disputes to be resolved by the Accounting Firm shall be limited to resolving the unresolved items included in the Adjustment Dispute Notice that remain in dispute and correcting mathematical errors. The Accounting Firm’s decision shall be based solely on the Closing Statement, the Adjustment Dispute Notice and any written submissions by Seller and Buyer and their respective Representatives and not by independent review and shall be final and binding on all of the parties. The Accounting Firm may not assign a value greater than the greatest value for such item claimed by Buyer or Seller or smaller than the smallest value for such item claimed by Buyer or Seller for each item in dispute.

(c) The Closing Statement and calculations of the Closing Working Capital Amount, Closing Cash, Closing Debt, Company Transaction Expenses and the resulting Closing Cash Consideration shall be deemed final for the purposes of this Section 1.7(c) upon the earliest of (i) the failure of Buyer to deliver to Seller the Closing Statement and Seller’s subsequent election to deem the Final Closing Cash Consideration equal to the Estimated Closing Cash Consideration pursuant to Section 1.7(a), (ii) the failure of Seller to deliver to Buyer an Adjustment Dispute Notice in a timely manner pursuant to Section 1.7(b), (iii) the failure of Buyer to deliver to Seller an Adjustment Dispute Notice in a timely manner if Seller elects to deliver a Closing Statement pursuant to the last sentence of Section 1.7(a), (iv) the resolution of all disputes, pursuant to Section 1.7(b), by Seller and Buyer and (v) the resolution of all disputes, pursuant to Section 1.7(b), by the Accounting Firm. The calculation of the Closing Cash Consideration based upon the Closing Working Capital Amount, Closing Cash, Closing Debt and Company Transaction Expenses, as deemed final, shall be referred to as the “Final Closing Cash Consideration”. Within five (5) Business Days of the Closing Statement and calculations of Closing Working Capital Amount, Closing Cash, Closing Debt and Company Transaction Expenses being deemed final:

(i) if the Final Closing Cash Consideration is less than the Estimated Closing Cash Consideration, Seller shall pay or cause to be paid to Buyer an amount equal to the excess of the Estimated Closing Cash Consideration over the Final Closing Cash Consideration, by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by Buyer; and

(ii) if the Final Closing Cash Consideration is greater than the Estimated Closing Cash Consideration, Buyer shall pay or cause to be paid to Seller or its designee an amount equal to the excess of the Final Closing Cash Consideration over the Estimated Closing Cash Consideration, by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by Seller.

(d) Unless otherwise required by applicable Law, the parties shall treat any amount paid in respect of adjustments to the Closing Cash Consideration pursuant to this Section 1.7, together with any amounts paid pursuant to Section 1.8(c), as an adjustment to the Aggregate Consideration for all U.S. federal, state, local and foreign Tax purposes, and the parties shall, and shall cause their respective Affiliates to, file their Tax Returns accordingly.

1.8     Contingent Cash Consideration.

(a) As soon as practicable after the end of each Measurement Period, but in any event within sixty (60) days after the end of each Measurement Period, Buyer shall cause to be prepared and delivered to Seller a written statement (an “Earnout Statement”) setting forth in reasonable detail Buyer’s calculations, for such Measurement Period, of (i) Contingent Revenue Consideration (including each input listed in the definition of Net Airtime Revenue), (ii) Contingent Migration Consideration (including the number of Subscriber Migrations) and (iii) the resulting Contingent Cash Consideration, in each case, together with reasonable supporting documentation. Within two (2) Business Days after delivery of the Earnout Statement, Buyer shall pay or cause to be paid to an account designated by Seller an amount in cash equal to the Contingent Cash Consideration set forth in the Earnout Statement.

(b) Seller shall have forty-five (45) days after receipt of an Earnout Statement to review Buyer’s calculations of Contingent Revenue Consideration, Contingent Migration Consideration and the resulting Contingent Cash Consideration (such period, the “Earnout Review Period”). During the Earnout Review Period, Seller and its Representatives shall be provided with reasonable access to the work papers of Buyer and its accountants (subject to customary access letters) and to the books and records, management and Representatives of Buyer, the Company and its Subsidiaries (during normal business hours upon prior written notice), in each case to the extent reasonably necessary to review an Earnout Statement or statements delivered pursuant to Section 5.11(d). Prior to the expiration of the Earnout Review Period, Seller may dispute any amounts on the relevant Earnout Statement by delivering to Buyer a written notice of disagreement (an “Earnout Dispute Notice”), specifying each item on such Earnout Statement that Seller disputes, along with the disputed amounts or calculations, and setting forth, in reasonable detail, the basis for such dispute for each such item. If Seller fails to deliver an Earnout Dispute Notice to Buyer prior to the expiration of the Earnout Review Period, then the calculations set forth in such Earnout Statement shall be final and binding on the parties. In the event Buyer receives an Earnout Dispute Notice from Seller in a timely manner, Seller and Buyer shall attempt in good faith to resolve the disputed items and agree upon the resulting Contingent Cash Consideration, and any resolution by them shall be in writing and shall be final, binding and conclusive on the parties. If Seller and Buyer are unable to reach a resolution with such effect within thirty (30) days after the receipt by Buyer of an Earnout Dispute Notice, Seller and Buyer shall submit only the items remaining in dispute in such Earnout Dispute Notice for resolution to the Accounting Firm, which shall, within thirty (30) days after such submission, determine and report to Seller and Buyer upon such remaining disputed items or calculations, and such report shall be final, binding and conclusive on Seller and Buyer. Buyer and the Company shall make reasonably available to the Accounting Firm all relevant books and records, any work papers (including those of the parties’ respective accountants, to the extent applicable) and supporting documentation relating to such Earnout Statement and such Earnout Dispute Notice, including the calculation of Contingent Revenue Consideration, Contingent Migration Consideration and the resulting Contingent Cash Consideration, and any other items reasonably requested by the Accounting Firm; provided that copies of all such materials are concurrently provided to Seller. The fees and disbursements of the Accounting Firm shall be borne by Buyer and Seller in the same proportion as the aggregate amount of the items remaining in dispute that are unsuccessfully disputed by Buyer and Seller (as determined by the Accounting Firm) bears to the total amount of the items remaining in dispute submitted to the Accounting Firm, such that the prevailing party pays the lesser proportion of such fees and disbursements. The provisions in this Section 1.8(b) are not intended to and shall not be interpreted to require that the parties refer to the Accounting Firm (i) any dispute arising out of a breach by any party of its obligations under this Agreement or (ii) any dispute the resolution of which requires the construction or interpretation of this Agreement (apart from the calculation of Contingent Revenue Consideration, Contingent Migration Consideration and the resulting Contingent Cash Consideration and the accounting treatment of any other items insofar as such treatment affects the calculation of Net Airtime Revenue). Seller and Buyer shall jointly instruct the Accounting Firm that the Accounting Firm shall act solely as an expert and not as an arbitrator. The scope of the disputes to be resolved by the Accounting Firm shall be limited to resolving the unresolved items included in an Earnout Dispute Notice that remain in dispute and correcting mathematical errors. The Accounting Firm’s decision shall be based solely on written submissions by Seller and Buyer and their respective Representatives and not by independent review and shall be final and binding on all of the parties. The Accounting Firm may not assign a value greater than the greatest value for such item claimed by Buyer or Seller or smaller than the smallest value for such item claimed by Buyer or Seller.

(c) Within two (2) Business Days following the final determination of the Contingent Cash Consideration for the applicable Measurement Period in accordance with Section 1.8(b):

(i) if the Contingent Cash Consideration as ultimately determined pursuant to Section 1.8(b) exceeds the amount of Contingent Cash Consideration paid by Buyer pursuant to Section 1.8(a), Buyer shall pay or cause to be paid to Seller or its designee an amount in cash equal to such excess, by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by Seller; and

(ii) if the amount of Contingent Cash Consideration paid by Buyer pursuant to Section 1.8(a) exceeds the amount of Contingent Cash Consideration as ultimately determined pursuant to Section 1.8(b), Seller shall pay or cause to be paid to Buyer an amount in cash equal to such excess, by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by Buyer.

1.9     Deferred Consideration. On each Deferred Consideration Payment Date, Buyer shall deliver, or cause to be delivered, to Seller or its designee by wire transfer of immediately available funds into the account(s) designated in writing by Seller at least three (3) Business Days prior to the relevant Deferred Consideration Payment Date, an amount equal to the then applicable Deferred Consideration Annual Payment. No Deferred Consideration Annual Payment will be subject to any contingency or offset other than, for the avoidance of doubt, as provided for in the definition of “Deferred Consideration Annual Payment”.

1.10     Withholding. Except as expressly provided to the contrary in this Agreement, any payment made pursuant to this Agreement shall be made net of any Taxes required to be deducted or withheld with respect to such payment under applicable Law. To the extent that amounts are so withheld, (a) such withheld amounts shall be remitted to the applicable Taxing Authority, (b) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person receiving the payment with respect to which such amounts were so deducted or withheld, (c) the party making such payment shall provide the other party with a copy of an official tax receipt or other evidence of such deduction or withholding and (d) the party making such payment shall use commercially reasonable efforts to cooperate with the party receiving the payment with respect to which such amounts were so deducted or withheld so that such party may take a credit or other appropriate benefit with respect to the amount so deducted or withheld to the extent permitted by applicable Law. Notwithstanding the foregoing, in the event either party intends to withhold Taxes from any payment made pursuant to this Agreement, other than with respect to amounts treated as imputed interest in respect of any Contingent Cash Consideration or any Deferred Consideration (which is expected to be subject to U.S. federal withholding tax on interest amounts imputed pursuant to section 483 of the Code at the applicable rate under the U.S.-Mexico Tax Treaty), the party making such payment shall have first notified the Person receiving the payment of its intent to deduct or withhold, together with an explanation of the legal requirement for such deduction or withholding, and both parties shall discuss in good faith whether such Taxes can be mitigated and use reasonable best efforts to take such actions (including completing any necessary forms and certifications) to mitigate any such Taxes to the extent permitted under applicable Law.

Article II

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Seller Disclosure Letter, each of Seller and the Company represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates) as follows:

2.1     Organization. The Company is a corporation duly formed and validly existing under the Laws of its jurisdiction of incorporation. Each Subsidiary of the Company is a corporation or other business entity, as the case may be, duly formed and validly existing under the Laws of its respective jurisdiction of formation, incorporation or organization (as applicable). The Company and each of its Subsidiaries is in good standing (or the local equivalent thereof, to the extent applicable) in its jurisdiction of formation, incorporation or organization (as applicable). Section 2.1 of the Seller Disclosure Letter sets forth a true and complete list of the name and jurisdiction of each Subsidiary of the Company. The Company and each of its Subsidiaries has all requisite organizational power and authority to own, lease and operate its respective assets, properties and rights and to carry on its business as presently owned or conducted, except where the failure to have such organizational power and authority would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries is duly qualified, licensed or registered to transact business as a foreign corporation and is in good standing (or the local equivalent thereof, to the extent applicable) in each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (or the local equivalent thereof, to the extent applicable) would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or result in a material adverse effect on the Company’s ability to consummate the transactions contemplated by this Agreement. The Company has delivered to Buyer true and correct copies of the Organizational Documents of the Company and each of its Subsidiaries as in effect on the date hereof, and none of the Company or any of its Subsidiaries is in material violation of any provision of such Organizational Documents.

2.2     Capitalization.

(a) Section 2.2(a) of the Seller Disclosure Letter sets forth the authorized, issued and outstanding equity securities of the Company and each of its Subsidiaries and the record owner thereof. Except as set forth in Section 2.2(a) of the Seller Disclosure Letter, there are no other equity securities of the Company or any of its Subsidiaries authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, rights, convertible or exchangeable securities, phantom stock rights, stock appreciation rights, restricted stock units, stock-based performance units, subscriptions, calls, commitments, Contracts, arrangements or undertakings of any character whatsoever, relating to the equity securities of the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries is a party or is bound (i) requiring the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any of its Subsidiaries or any Voting Debt, (ii) requiring the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. Neither the

Company nor any of its Subsidiaries has granted any preemptive or similar rights on the part of any holders of any class of securities thereof. Neither the Company nor any of its Subsidiaries has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with equityholders on any matter (“Voting Debt”). There are no Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound to (A) repurchase, redeem or otherwise acquire any equity securities of the Company or any of its Subsidiaries or (B) vote or dispose of any equity securities of the Company or any of its Subsidiaries. There are no proxies, voting trusts or other agreements or understandings with respect to any equity securities of the Company or any of its Subsidiaries. There are no contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries.

(b) All of the Shares and all of the equity securities of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and were issued free of (or in compliance with) any preemptive rights in respect thereto.

(c) Other than its Subsidiaries, the Company does not own, and none of the Company’s Subsidiaries own, in each case directly or indirectly, any equity securities of, or equity ownership or voting interest in, any Person.

2.3     Binding Obligation. The Company has all requisite corporate authority and power to execute, deliver and perform the Transaction Documents to which it is or will be a party and to consummate the transactions contemplated thereby. The execution, delivery and performance by the Company of the Transaction Documents to which it is or will be a party and the consummation by the Company of the transactions contemplated thereby has been (or with respect to Transaction Documents to be entered into after the date hereof, will be) duly and validly authorized by all required corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated thereby. This Agreement has been, and, at the Closing, each other Transaction Document to which the Company is or will be a party shall be, duly executed and delivered by the Company and, assuming that the Transaction Documents constitute the legal, valid and binding obligations of each other party, shall, when so executed and delivered, constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that the enforceability thereof may be limited by the (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and (b) general principles of equity (collectively, the “Equitable Exceptions”).

2.4     No Defaults or Conflicts. The execution and delivery of the Transaction Documents to which the Company is or will be a party and the consummation by the Company of the transactions contemplated thereby and the performance by the Company of its obligations thereunder (a) do not constitute a breach of, conflict with or result in any violation of any of the Organizational Documents of the Company or any of its Subsidiaries, (b) except as set forth in Section 2.4 of the Seller Disclosure Letter, with or without notice or lapse of time or both, do not conflict with, or result in a breach or violation of any of the terms or provisions of, constitute a default under, result in the termination (or right of termination), cancellation, modification, creation or acceleration of any right under, require any consent or notice under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, any Material Contract or with respect to any Owned Real Property or Leased Real Property or any Business Permit, (c) do not violate any existing applicable Law, judgment, order or decree of any Governmental Authority having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties and (d) will not result in the material loss, impairment or alteration of the rights of the Company or any of its Subsidiaries in any Company Intellectual Property material to the Company and its Subsidiaries, taken as a whole; except, in each case of clauses (b), (c) and (d) above, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

2.5     Governmental Authorizations. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller, Holdco or the Company is or will be a party, and the consummation by Seller, Holdco and the Company of the transactions contemplated hereby and thereby, do not require Seller, Holdco or the Company or any of its Subsidiaries to obtain any consents, approvals, authorizations, waivers, permits, licenses, grants, registrations, qualifications, certificates, franchises, variances, exemptions, orders or rights from, or make any registration, declaration or filing with, any Governmental Authority other than (a) compliance with any applicable requirements of applicable Antitrust Laws, (b) the filings with and consents of the FCC set forth in Section 2.5(b) of the Seller Disclosure Letter (the “FCC Consents”), (c) the filings with and consents of applicable State PUCs, if any, and (d) such other consents, approvals, authorizations, waivers, permits, licenses, grants, registrations, qualifications, certificates, franchises, variances, exemptions, orders or rights the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The FCC Consents are the only such consents, approvals, authorizations, waivers, permits, licenses, grants, registrations, qualifications, certificates, franchises, variances, exemptions, orders and rights necessary to be obtained from, or registrations, declarations or filings necessary to be made with, the FCC in connection with the transactions contemplated by this Agreement.

2.6     Financial Statements; No Undisclosed Liabilities; Internal Controls.

(a) True, complete and correct copies of the Financial Statements are set forth in Section 2.6(a) of the Seller Disclosure Letter. The Financial Statements (i) present fairly, in all material respects, the consolidated financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as of the dates and for the periods indicated therein, (ii) have been prepared from the books and records of the Company and its Subsidiaries and (iii) have been prepared in accordance with GAAP applied consistently throughout and among the periods covered thereby, except, in the case of each of the foregoing clauses (i) through (iii), as set forth in the notes thereto and subject, in the case of any interim Financial Statements, to normal year-end adjustments.

(b) Except as set forth in Section 2.6(b) of the Seller Disclosure Letter, neither the Company nor any of its Subsidiaries has any Liabilities except for Liabilities (i) fully reflected or reserved for in the Financial Statements, (ii) arising since the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) incurred in connection with the transactions contemplated by this Agreement, (iv) for future performance under existing Contracts in accordance with their terms (and other than as a result of any breach thereof by the Company or any of its Subsidiaries) or (v) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is a party to, or has any obligation or other commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC).

(c) Except for Seller’s indirect ownership of the Company and its Subsidiaries, Seller does not, directly or indirectly, (i) except for Shared Contracts, the arrangements set forth in Section 2.17(a) of the Seller Disclosure Letter and Treasury Services, own any assets (tangible or intangible) or properties used or held for use in the conduct of the Business or any assets (tangible or intangible) or properties reflected on the Financial Statements or (ii) engage in any activities, business or operations that are reflected in the Financial Statements during any period covered by any of the Financial Statements.

(d) Seller has devised and maintains systems of internal controls over financial reporting sufficient to provide reasonable assurances with respect to the Company that (i) are reasonably designed to ensure that all material information required to be disclosed by Seller in the reports that it files or furnishes under the Exchange Act is recorded, processed and summarized and reported in a timely fashion and (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied and to maintain proper accountability for items. Since January 1, 2018, none of Seller, the Company or any members of their respective boards of directors (or the audit committees thereof) has received any notification of any (A) significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting with respect to the Company or any of its Subsidiaries or (B) any fraud that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company and its Subsidiaries.

2.7     Intellectual Property.

(a) Section 2.7(a) of the Seller Disclosure Letter sets forth a true and complete list as of the date hereof of all Company Intellectual Property that is (i) issued, registered or subject to an application for issuance or registration, indicating for each item (A) the current owner (including, with respect to Domains, the current registrant), (B) the jurisdiction where the application, registration or issuance is filed, (C) the application, registration or issue number (as applicable) and (D) the application, registration or issue date (as applicable) or (ii) an unregistered Mark that is material to the Company and its Subsidiaries, taken as a whole. The Company is the exclusive owner of all Company Intellectual Property, free and clear of any Liens other than Permitted Liens, and the Company Intellectual Property constitutes all the Intellectual Property owned, as of the Closing Date, by the Company and its Subsidiaries and used in the operation of the Business. The Company Intellectual Property will be available for use by the Company and its Subsidiaries immediately after the Closing Date on identical terms and conditions to those under which the Company and its Subsidiaries owned or used the Company Intellectual Property immediately prior to the Closing Date. All material items of Company Intellectual Property set forth in Section 2.7(a) of the Seller Disclosure Letter have been duly maintained, are subsisting and such items that are registered or issued are valid and enforceable (including with respect to unenforceability resulting from patent or copyright misuse under applicable Law) and such items that are applications are, to the knowledge of the Company, valid and enforceable (including with respect to unenforceability resulting from patent or copyright misuse under applicable Law). The Company and each of its Subsidiaries have taken commercially reasonable actions to maintain (A) the validity and enforceability of all Company Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, under all applicable Law (including making and maintaining in full force and effect all necessary filings, registrations and issuances and avoiding naked licensing) and (B) the secrecy of all Trade Secrets included in the Company Intellectual Property.

(b) Section 2.7(b) of the Seller Disclosure Letter identifies the categories (in terms of functionality) of the Software packages owned or purported to be owned by the Company or any of its Subsidiaries (“Company Software”) that are material to the Company or any of its Subsidiaries. The Company or one of its Subsidiaries owns or has licenses to (or, with respect to immaterial use, has a right to use) all Software and other documentation and materials necessary to operate the Company Software and IT Systems operated by the Company or under the Company’s control.

Neither the Company nor any of its Subsidiaries is a party to a source code escrow agreement related to the Company Software, or has disclosed, delivered, licensed or otherwise made available, or has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Company Software to any Person.

(c) Neither the Company nor any of its Subsidiaries has granted or is obligated to grant any licenses to any third parties under Company Intellectual Property or Company Software other than pursuant to a nonexclusive license granted in the ordinary course of business by the Company and its Subsidiaries to customers or to contractors for the sole purpose of manufacturing, selling, distributing, importing, marketing or otherwise providing products or services for the benefit of the Company and its Subsidiaries.

(d) Except as set forth in Section 2.7(d) of the Seller Disclosure Letter, all Persons (including current and former employees and contractors) who developed, created or contributed to any portion of Company Intellectual Property that is material to the Company or any of its Subsidiaries have executed enforceable written agreements that (i) validly and irrevocably assign to the Company all of their rights in and to such Intellectual Property, except to the extent that the Company or one of its Subsidiaries owns such Intellectual Property pursuant to applicable Law, and (ii) under which such Persons agree to hold all Trade Secrets that are material to the Company or any of its Subsidiaries in confidence both during and after their employment or retention, as applicable.

(e) The Company owns all right, title and interest in the Protected Territory in the service marks set forth in Section 2.7(e) of the Seller Disclosure Letter (collectively, the “TracFone Marks”) with respect to use in commerce in providing mobile telephony services in the Protected Territory free and clear of any Liens (other than Permitted Liens), and, subject to applicable fair use and similar doctrines, the Company and its Subsidiaries have the right, in the Protected Territory, to prevent (subject to, in the event of seeking an injunction, satisfying the requirements for injunctive relief (other than likely or actual (as applicable) success on the merits)) third parties from using without authorization any TracFone Mark and any Mark that is confusingly similar to any TracFone Mark (including, as applicable, composite Marks that, in each case, combine a TracFone Mark with a third-party Mark), in each case, with respect to use in commerce in providing mobile telephony services in the Protected Territory. All TracFone Marks are valid, subsisting and enforceable with respect to mobile telephony services in the Protected Territory and are not subject to any pending or threatened challenge or claim to the contrary. No event or circumstance has occurred or exists that has resulted in, or would reasonably be expected to result in, the abandonment of any TracFone Mark. Except as set forth in Section 2.7(e) of the Seller Disclosure Letter, the Company is not party to any co-existence or other agreement that limits the rights of the Company to use the TracFone Marks or pursuant to which the Company has granted a third party the right to use the TracFone Marks (other than nonexclusive licenses granted in the ordinary course of business by the Company and its Subsidiaries to customers or to contractors for the sole purpose of manufacturing, selling, marketing, distributing, importing or otherwise providing products or services for the benefit of the Company and its Subsidiaries).

(f) Except as set forth in Section 2.7(f) of the Seller Disclosure Letter, neither the Company nor any of its Subsidiaries has, since January 1, 2018, received any written notice or claim challenging the ownership, use, validity or enforceability of any Company Intellectual Property (other than in connection with ordinary course prosecution that has not resulted in abandonment of Company Intellectual Property material to the Company or any of its Subsidiaries). None of the Company Intellectual Property is subject to any outstanding judgment, decree, order, writ, award, injunction or determination of a Governmental Authority.

(g) Except as set forth in Section 2.7(g) of the Seller Disclosure Letter, (i) since January 1, 2018, to the knowledge of the Company, none of the Company Intellectual Property has been or is being infringed, misappropriated, diluted or otherwise violated by any Person without a license or permission from the Company and (ii) neither the Company nor any of its Subsidiaries has been during the six (6) years prior to the date hereof or is materially infringing, misappropriating, diluting or otherwise violating any Intellectual Property or any moral rights or publicity rights of any Person. Except as set forth in Section 2.7(g) of the Seller Disclosure Letter, since January 1, 2018, neither the Company nor any of its Subsidiaries has received any written notice or claim asserting that any such infringement, misappropriation, dilution or other violation has or may have occurred or inviting the Company or any of its Subsidiaries to take a license under a patent or any other Intellectual Property owned by a third party, nor has the Company or any of its Subsidiaries requested or received any written (or, with respect to any suspected material infringement, oral) opinions of counsel related to the same (except, in each case, for (x) any such assertion that is no longer pending or any such invitation to license that has been resolved and (y) opinions in connection with ordinary course clearance searches and analysis prior to filing new Marks or patents that did not identify any material infringement of third-party Intellectual Property).

(h) Neither the Company nor any of its Subsidiaries uses or distributes, or has used or distributed, any Open Source Software in any manner that would require any source code of the Company Software to be disclosed in source code form or licensed for free, publicly distributed or dedicated to the public, or would grant or cause the Company or any of its Subsidiaries to be required to grant any third party a license (including a contingent license) to Company Intellectual Property. The Company and its Subsidiaries are in material compliance with all terms and conditions of all relevant licenses (including all requirements relating to notices and making source code available to third parties) for all Open Source Software used by the Company or any of its Subsidiaries.

(i) Neither the Company nor any of its Subsidiaries has ever declared to any industry standards body or other industry consortium (“Industry Body”) that any Company Intellectual Property is or has ever been required for or otherwise infringed by the implementation of any standards or specifications developed or proliferated by any Industry Body.

(j) Neither the Company nor any of its Subsidiaries is or ever has been a member of or contributor to any Industry Body that has compelled or has the right to compel the Company or any of its Subsidiaries to grant or offer to any third party any license or right in or to any Company Intellectual Property or to license Company Intellectual Property on specified terms.

(k) No government funding or facilities of any university, college or other educational institution or research center has been used in connection with the development of any Company Intellectual Property. No government body, administrative body, research center, university, college or other educational institution, has any right, interest, license or claim with respect to any Company Intellectual Property, other than pursuant to a nonexclusive license granted in the ordinary course of business by the Company.

2.8     Compliance with Laws.

(a) The Company and each of its Subsidiaries are, and since January 1, 2018, have been, in compliance in all respects with all applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No Action related to noncompliance with Laws with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened that would, individually or in the aggregate, reasonably be expected to (i) result in Liability to the Company or any of its Subsidiaries in excess of $500,000 or (ii) impose material restrictions or obligations on the Company or any of its Subsidiaries. Since January 1, 2018, neither the Company nor any of its Subsidiaries has received any written notice and, to the knowledge of the Company, no notice has been threatened, from any Governmental Authority of any material noncompliance with any Laws that has not been cured as of the date of this Agreement. The Company and each of its Subsidiaries has obtained and maintains all consents, approvals, authorizations, waivers, permits, licenses, grants, registrations, qualifications, certificates, franchises, variances, exemptions, orders and rights issued or granted by a Governmental Authority (“Permits”) necessary to conduct the Business (excluding any lines of business in development), except for any such Permits the failure of which to obtain or maintain would not, individually or in the aggregate, be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole (collectively, “Material Permits”).

(b) Section 2.8(b) of the Seller Disclosure Letter sets forth a list, as of the date of this Agreement, of (i) all Permits issued or granted to the Company or any of its Subsidiaries by the FCC (“FCC Permits”), all Permits issued or granted to the Company or any of its Subsidiaries by any State PUC (“PUC Permits”), and all Permits issued or granted to the Company or any of its Subsidiaries by foreign Governmental Authorities regulating telecommunications businesses (together with the Material Permits, FCC Permits and PUC Permits, the “Business Permits”), (ii) all pending applications for Permits that would be Business Permits if issued or granted and (iii) all pending applications by the Company or any of its Subsidiaries for modification, extension or renewal of any Business Permit. Each Business Permit is in full force and effect, and the Company and each of its Subsidiaries are in material compliance with their respective obligations under the FCC Rules and each of the Business Permits and, to the knowledge of the Company, no event, condition or circumstance exists which, with or without notice or lapse of time or both, would constitute a breach of, or default under, the terms and conditions of any Business Permit. For each FCC Permit, Section 2.8(b) of the Seller Disclosure Letter sets forth, as of the date of this Agreement, (A) the FCC registration number or name of the licensee and (B) the FCC call sign, license number or other license identifier. The FCC Permits and the PUC Permits constitute all of the Permits necessary from the FCC or any State PUC, respectively, for the conduct of the Business. There is no condition outside of the ordinary course imposed on any of the FCC Permits imposed by the FCC (including any condition on the grant of a renewal application) that is not disclosed on the face of the reference copy of the FCC Permit in the FCC’s relevant licensing database (for the purposes of this sentence, “ordinary course” means any condition described in any federal statutes, FCC Rules or similar sources that apply generally to FCC licenses of the same service).

(c) Each FCC Permit has been granted pursuant to a Final Order and approved by the FCC to be held by the licensee listed on Section 2.8(b) of the Seller Disclosure Letter. There is no pending or, to the knowledge of the Company, threatened, proceeding, notice of violation, order of forfeiture or complaint or investigation pending by or before the FCC or any other Governmental Authority (and no pending judicial review of such a proceeding) with respect to any Business Permit that would, individually or in the aggregate, be reasonably likely to result in the suspension, revocation, cancellation, termination, forfeiture or adverse modification of any Business Permit.

(d) Since January 1, 2018, the Company and each of its Subsidiaries have timely made payment of all fees and contributions in an amount in excess of $100,000 required to be made to the FCC and in excess of $500,000 required to be made to each State PUC, the U.S. Treasury Department or any other Governmental Authority with respect to Business Permits (other than state qualifications to transact business as a foreign corporation) or which are otherwise required by FCC Rules or State PUC Rules, including universal service fund and telecommunications relay service fund contributions, except for any such amounts that are contested in good faith by the Company or its Subsidiary. The aggregate amount of all fees and contributions required to be made to the FCC, each State PUC, the U.S. Treasury Department or any other Governmental Authority with respect to Business Permits (other than state qualifications to transact business as a foreign corporation) or which are otherwise required by FCC Rules or State PUC Rules for which the Company or its Subsidiaries have not made timely payment and which remain outstanding does not exceed $5,000,000.

(e) There is no pending or planned application by the Company or any of its Subsidiaries to modify any Business Permit.

(f) Neither the Company nor any of its Subsidiaries leases any FCC Permits to or from any other third Person.

(g) The Company and each of its Subsidiaries have duly and timely filed all Forms TD F 90-22.1, Report on Foreign Bank and Financial Accounts and all FinCEN Reports 114 required to be filed, on which reportable amounts exceed $500,000 in the aggregate.

2.9     Contracts. Section 2.9 of the Seller Disclosure Letter sets forth a true and complete list, as of the date hereof, and copies (or, in the discretion of Seller, copies with redacted competitively sensitive information) have been made available to Buyer, of all Contracts (other than Benefit Plans and Leases) to which the Company or any of its Subsidiaries is a party as of the date hereof, which:

(a) are Contracts, other than contracts with Principal Suppliers or Principal Distributors, under which the Company or any of its Subsidiaries has made or received payments of more than $5,000,000 in the aggregate in the twelve (12) calendar months ended December 31, 2019;

(b) are Contracts with a Principal Supplier or a Principal Distributor;

(c) are Contracts expressing a specific commitment for the Company or its Subsidiaries to (i) provide wireless services coverage in a particular geographic area, (ii) build out tower sites in a particular geographic area or (iii) make required annual payments for a specified minimum volume of network use;

(d) are Contracts that are interconnection or similar agreements in connection with which any of the equipment, networks and services of the Company or any of its Subsidiaries are connected to those of another service provider in order to allow their respective customers access to each other’s services and networks that are material to the Company and its Subsidiaries, taken as a whole;

(e) are roaming Contracts;

(f) any Contracts with a provider of wireless communications services pursuant to which end users of the Company’s wireless communications product offerings obtain one or more of data, voice or SMS communications services;

(g) any Contract that is an agency, dealer, reseller or other similar contract providing for commissions to such agency, dealer or reseller of $1,000,000 or more in the twelve (12) calendar months ended December 31, 2019;

(h) are Contracts or instruments relating to Debt;

(i) are any leases or similar Contracts under which the Company or any of its Subsidiaries is a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third party involving payments by the Company or any of its Subsidiaries of more than $500,000 on an annual basis;

(j) are Contracts that (i) include licenses to, or which otherwise restrict or grant rights to use or practice under, Software or other Intellectual Property that is material to the Company or its Subsidiaries; or (ii) provide for the creation, customization or development of Intellectual Property material to the Company or its Subsidiaries by the Company or its Subsidiaries for a third party or by a third party for the Company or its Subsidiaries, in each case of clauses (i) and (ii) above, other than (x) licenses for Open Source Software, (y) licenses of commercially available “off-the-shelf” software or software as a service to the Company or any of its Subsidiaries for aggregate annual or one-time fees less than $5,000,000 and (z) nonexclusive licenses granted in the ordinary course of business by the Company and its Subsidiaries to customers or to contractors for the sole purpose of manufacturing, selling, distributing, importing, marketing or otherwise providing products or services for the benefit of the Company and its Subsidiaries;

(k) are Contracts (i) that provide for access and use of hosted Software (i.e., as a service) or other technology material to the Company or its Subsidiaries for annual or one-time fees in excess of $1,000,000 paid since January 1, 2018 (other than licenses of commercially available “off-the-shelf” software as a service to the Company or any of its Subsidiaries for aggregate annual or one-time fees less than $5,000,000), (ii) pursuant to which the Company or any of its Subsidiaries has purchased or leased, or has committed to purchase or lease, material IT Systems, in each case involving aggregate annual or one-time payments in excess of $1,000,000 since January 1, 2018 or (iii) pursuant to which any third party provides support or maintenance of Software for aggregate annual or one-time fees in excess of $1,000,000 paid since January 1, 2018;

(l) Reserved;

(m) are Contracts or instruments which contain a non-competition, exclusivity or similar covenant that restricts the Company or any of its Subsidiaries from engaging in any line of business or with any Person or in any jurisdiction in the world;

(n) are Contracts pursuant to which the Company or any of its Subsidiaries has provided a “most favored nation” provision to the other party;

(o) are employment, severance, retention, consulting or separation Contracts with any officer, director, employee or consultant of the Company or any of its Subsidiaries, whether on a full-time, part-time or consulting basis pursuant to which the Company or any of its Subsidiaries has any future Liability in excess of $150,000 per annum;

(p) are collective bargaining agreements or Contracts with any labor union or labor organization;

(q) are Contracts under which there has been an advance or loan to any Person (excluding (i) any intercompany financing arrangements, (ii) advances for travel and other normal business expenses to officers and employees and (iii) Contracts that result in ordinary course trade payables);

(r) are Contracts establishing any partnership, strategic alliance or joint venture;

(s) are Contracts providing for the acquisition or disposition of any business, capital stock or all or substantially all of the assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) that obligate the Company or any of its Subsidiaries to pay any deferred purchase price, earn-out or similar payments;

(t) are Contracts requiring any capital commitment or capital expenditures (including any series of related capital expenditures) of more than $1,000,000;

(u) are Contracts involving any resolution or settlement of any actual or threatened Action or other dispute, in each case requiring payment obligations or containing any ongoing material restrictions on the operations of the Company or any of its Subsidiaries, other than any customary confidentiality, release or non-disparagement obligations;

(v) are Contracts, other than with respect to settlement of Actions, with any Governmental Authority that are material to the Company and its Subsidiaries, taken as a whole; and

(w) are Contracts with Seller or any of its Affiliates (other than the Company and its Subsidiaries).

Contracts of the type described in clauses (a) through (w) above are referred to herein as “Material Contracts”. None of the Company, its Subsidiaries or, to the knowledge of the Company, any other party to any Material Contract is in material breach thereof or default thereunder and, to the knowledge of the Company, there does not exist under any Material Contract any event which, with or without notice or lapse of time or both, would constitute such a material breach or default by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party to such Material Contract, in each case except for such breaches, defaults and events as to which requisite waivers or consents have been obtained in accordance with the terms of such Material Contract. Each Material Contract is valid and binding on the Company or one of its Subsidiaries, is in full force and effect and is enforceable against the Company or one of its Subsidiaries and, to the knowledge of the Company, the counterparties thereto, in each case except to the extent that the enforceability thereof may be limited by the Equitable Exceptions. As of the date hereof, neither the Company nor any of its Subsidiaries has, within the last twelve (12) months, provided written notice to another party to a Material Contract of its intention to terminate any Material Contract or received written notice from another party to a Material Contract of such party’s intention to terminate any Material Contract.

2.10     Litigation. Except as set forth in Section 2.10 of the Seller Disclosure Letter:

(a) there are no, and, with respect to Actions in connection with which the Company or any of its Subsidiaries has incurred liabilities in excess of $5,000,000, since January 1, 2018 have been no, Actions pending, or to the knowledge of the Company, threatened by, against or involving the Company or any of its Subsidiaries, or any of their respective assets, rights, properties, operations or businesses, in each case, that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; and

(b) there are no orders, judgments, injunctions, rulings, decisions, awards, stipulations, writs or decrees of, or any settlement agreements or similar written agreement, against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets requiring any further action by the Company or any of its Subsidiaries or imposing any material restrictions or obligations on the Company or any of its Subsidiaries or their respective operations, other than any customary confidentiality, release or non-disparagement obligations.

2.11     Taxes.

(a) All Material Tax Returns required to be filed by the Company or any of its Subsidiaries under applicable Law have been duly filed (taking into account all available extensions) and are complete and correct in all material respects. None of the Company or any of its Subsidiaries is currently delinquent in the filing of any Material Tax Returns. Complete copies of all income Tax Returns for the fiscal year starting on January 1, 2015 have been made available to Buyer. All Material Taxes required to be paid under applicable Law by the Company or any of its Subsidiaries have been duly paid to the extent shown as due on such Tax Returns, and none of the Company nor any of its Subsidiaries is currently delinquent in the payment of any Material Taxes. All Material Taxes required to be withheld under applicable Law by the Company or any of its Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose. There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries except for Permitted Liens.

(b) Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred a Liability for Material Taxes outside its ordinary course of business.

(c) No written agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Material Taxes with respect to the Company or any of its Subsidiaries, and no written power of attorney with respect to any such Taxes has been filed or entered into with any Taxing Authority. The time for filing any Material Tax Return with respect to the Company or any of its Subsidiaries has not been extended to a date later than the date hereof. No Material Taxes with respect to the Company or any of its Subsidiaries are currently under audit, examination or investigation by any Taxing Authority or the subject of any judicial or administrative proceeding. No Taxing Authority has asserted or threatened to assert, in each case in writing, any deficiency or claim with respect to any Material Taxes of the Company or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open (other than a claim for a deficiency for Taxes that has been resolved and paid in full). No jurisdiction (whether within or without the United States) in which the Company or any of its Subsidiaries has not filed a particular type of Tax Return or paid a particular type of Tax has asserted in writing, which remains unresolved, that the Company or such Subsidiary is required to file such Tax Return or pay such type of Tax in such jurisdiction.

(d) Neither the Company nor any of its Subsidiaries (i) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of U.S. state or local Law), in either case that would be binding upon the Company or any of its Subsidiaries after the Closing Date, (ii) is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing income or franchise Tax Returns or paying Taxes other than any such group of which the Company is the common parent or (iii) has any Liability for Taxes of any Person other than the Company or any of its Subsidiaries, whether under Treasury Regulations Section 1.1502-6 or any similar provision of U.S. state or local or foreign Law, as a transferee or successor, pursuant to any Tax sharing or indemnity agreement or other contractual agreements (other than by reason of any customary provisions contained in any Contracts entered into in the ordinary course of business for the provision of goods and services or pursuant to commercial lending arrangements).

(e) Neither the Company nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income, in either case, in a manner that would result in Material Taxes, for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of U.S. state or local or foreign Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) election pursuant to Section 451 or (v) using the deferral method provided for under revenue procedure 2004-34 in respect of any transactions occurring or payment received prior to the Closing.

(f) Neither the Company nor any of its Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b).

(g) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution that could otherwise constitute a “plan” or “series of related transactions” in conjunction with the transaction contemplated by this Agreement.

(h) No entity classification election under Treasury Regulations Section 301.7701-3 has been made to change the entity classification of any of the Company’s Subsidiaries for U.S. federal income Tax purposes.

(i) None of the Company, any of its Subsidiaries or any predecessor of the Company or any Subsidiary (i) is or, with respect to a predecessor, was organized outside the United States, (ii) is or has been a “United States Shareholder” (within the meaning of Section 951(b) of the Code) of a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) or (iii) no jurisdiction (outside the United States) has asserted in writing, which assertion remains unresolved, that the Company or such Subsidiary has or has had a permanent establishment in such jurisdiction.

(j) Neither the Company nor any of its Subsidiaries is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and the Treasury Regulations thereunder during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code ending on the Closing Date.

(k) The Company and each of its Subsidiaries have duly and timely complied in all material respects with (i) all transfer pricing laws or requirements to which they are subject in all relevant jurisdictions and (ii) reporting requirements imposed on the Company or any of its Subsidiaries pursuant to Section 6050W of the Code. No “excess loss account” as defined in Treasury Regulations Section 1.1502- 19(a)(2) or similar intercompany stock account under any similar provision of U.S. state or local or foreign Law exists with respect to the Company or any of its Subsidiaries.

2.12     Benefit Plans.

(a) Section 2.12(a) of the Seller Disclosure Letter contains a true and complete list of each Benefit Plan.

(b) With respect to each Benefit Plan, the Company has made available to Buyer a true and complete current copy, including any amendments thereto (or, to the extent no such copy exists, a description of key terms) thereof and, to the extent applicable: (i) any related trust agreement, insurance contract or other funding arrangements currently in effect; (ii) the most recent IRS determination letter, or similar documentation for non-U.S. jurisdictions; (iii) the most recent summary plan description; (iv) for the most recent plan year (A) the most recent actuarial report and annual report on Form 5500 and attached schedules, or similar documentation for non-U.S. jurisdictions and (B) audited financial statements; and (v) all material non-routine communications with the IRS, Department of Labor or other Governmental Authority.

(c) Neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates contributes to or is obligated to contribute to, or within the past six (6) years contributed to or was obligated to contribute to, nor has any Liability under, any “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”). Neither the Company nor any of its Subsidiaries contributes to or is required to contribute to a “multiple employer plan” within the meaning of section 4063 or 4064 of ERISA.

(d) (i) Each Benefit Plan has been established, operated, maintained, funded and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (ii) all contributions and premiums required to have been paid by the Company or any of its Subsidiaries to or by the terms of any Benefit Plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law have been paid in all material respects within the time prescribed by any such Benefit Plan or applicable Law; (iii) each Benefit Plan that is intended to be qualified within the meaning of Code Section 401(a) is so qualified; and (iv) all amendments and actions required to bring each Benefit Plan into conformity in all material respects with applicable provisions of all applicable Laws, including ERISA and the Code, have been made or taken.

(e) Neither the Company nor any of its Subsidiaries has any obligation or commitment to “gross up” or otherwise compensate, indemnify or reimburse any Person with respect to Taxes under Section 409A or 4999 of the Code or any similar provision under applicable local Law.

(f) None of the Benefit Plans are subject to Title IV of ERISA and neither the Company nor any of its Subsidiaries has in the past six (6) years sponsored, maintained or contributed to, any pension plan subject to Title IV of ERISA. Neither the Company nor any of its Subsidiaries has incurred or would reasonably be expected to incur, including on account of an ERISA Affiliate, Liability to the Pension Benefit Guarantee Corporation or otherwise under Title IV of ERISA (including any withdrawal Liability).

(g) None of the Benefit Plans provide benefits to employees located outside the United States.

(h) With respect to any Benefit Plan, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened in writing, except, in each case, as would not, individually or in the aggregate, reasonably result in material Liability to the Company and its Subsidiaries, taken as a whole, and to the knowledge of the Company, no fact or circumstances exist that would reasonably be expected to give rise to any such Action.

(i) Neither the Company nor any of its Subsidiaries has any Liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or any of its Subsidiaries except as required to avoid the excise tax under Section 4980B of the Code or other applicable Law.

(j) Each Benefit Plan that is a “nonqualified deferred compensation plan” as defined in Section 409A(d)(1) of the Code and that is subject to (and not exempt from) the requirements of Section 409A(a)(2) of the Code, has been maintained in good faith material compliance in all material respects with the requirements of Section 409A(a)(2) of the Code and all applicable IRS and U.S. Treasury Department guidance issued thereunder in both operation and documentation.

(k) Except as set forth in Section 2.12(k) of the Seller Disclosure Letter, none of the execution, delivery or performance of this Agreement or the transactions contemplated by this Agreement (whether alone or in conjunction with any other event, including any termination of employment on or following the date hereof) (i) entitles any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries to any transaction or retention bonuses, severance pay, unemployment compensation or any other payment or benefit, (ii) accelerates the time of payment or vesting, enhances or increases the amount or type of compensation or benefits due or that may become due to any such individual or require any contributions or payments to fund any obligations under any Benefit Plan, (iii) requires any contributions or payments to fund any obligations under any Benefit Plan, or causes the Company or any of its Subsidiaries to transfer or set aside any assets to fund any Benefit Plan, (iv) limits or restricts the right to amend, terminate or transfer the assets of any Benefit Plan, (v) results in any forgiveness of indebtedness under any Benefit Plan or (vi) causes any payment or benefit to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code; provided that the foregoing shall not apply to any new arrangements entered into by or at the direction of Buyer.

2.13     Labor Relations.

(a) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any of its Subsidiaries is experiencing, or in the past three (3) years has experienced, any work stoppage, labor strike, slowdown, union organizing activity, picketing or other material labor dispute or claim of unfair labor practices and, to the knowledge of the Company, no such activity is threatened, (ii) the Company and each of its Subsidiaries are in compliance with all applicable Laws respecting employment, termination of employment, employment practices, and terms and conditions of employment, including wages, hours, equal opportunity, withholding of Taxes, employment discrimination and practices, retaliation, occupational health and safety, workers’ compensation, immigration, classification of workers and collective bargaining, and are not engaged in any unfair labor practice, (iii) there is no and there has not been, in the past three (3) years, any unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending, or to the knowledge of the Company, threatened, before the National Labor Relations Board or any other Governmental Authority, (iv) no individual who has performed services for the Company or any of its Subsidiaries has been improperly excluded from participation in any Benefit Plan and (v) each current service provider compensated as an independent contractor or as an exempt or nonexempt employee of the Company or any of its Subsidiaries is and at all times has been properly characterized as such based on the applicable standards under applicable Laws.

(b) Except as set forth in Section 2.13(b) of the Seller Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or relationship with any labor organization.

(c) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there is no pending or, to the knowledge of the Company, threatened, claim or Action against the Company or any of its Subsidiaries with respect to allegations of sexual harassment or sexual misconduct, and except as set forth in Section 2.13(c) of the Seller Disclosure Letter, during the past three (3) years (i) to the knowledge of the Company, there have been no reported internal or external written complaints accusing any supervisory or managerial employee of the Company or any of its Subsidiaries of sexual harassment or sexual misconduct and (ii) to the knowledge of the Company, there has been no settlement of, or payment arising out of or related to, any claim or Action with respect to sexual harassment or sexual misconduct.

2.14     Environmental Matters. Except as set forth in Section 2.14 of the Seller Disclosure Letter:

(a) the Company and its Subsidiaries are, and since January 1, 2018, have been, in compliance in all material respects with all applicable Environmental Laws;

(b) the Company and its Subsidiaries, as applicable, have obtained and are in compliance in all material respects with all Permits required under applicable Environmental Laws for the conduct of the Business. All such Permits are in full force and effect, and neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authorities relating to the revocation or modification of any such Permit;

(c) there are no material Actions pursuant to any Environmental Law pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries;

(d) there has been no Release of Hazardous Materials at, on, under or from any real property currently or formerly owned, leased or used by the Company or any of its Subsidiaries in a manner or condition that has resulted or would reasonably be expected to result in a material Liability to the Company or any of its Subsidiaries; and

(e) copies of all material environmental reports, studies and analyses prepared in the past five years and in the possession, custody or reasonable control of the Company or any of its Subsidiaries that relate to properties or assets currently or formerly used in connection with the Business or owned or leased by Seller or the Company or any of its Subsidiaries have been made available to Buyer.

2.15     Insurance. Section 2.15 of the Seller Disclosure Letter contains a true and complete list of all material insurance policies (the “Insurance Policies”) maintained with respect to the properties, assets or businesses of the Company and its Subsidiaries, including any policies of Seller or its Subsidiaries under which the Company is covered. As of the date hereof, the Insurance Policies are valid and binding and in full force and effect, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions, and the Company and each of its Subsidiaries has paid in full all premiums due and payable thereon and otherwise complied in all material respects with the terms and conditions of such policies. As of the date hereof, neither the Company nor any of its Subsidiaries is in material default regarding its respective obligations under any Insurance Policy or has received a written notice of cancellation, termination or non-renewal of, or material reduction or denial of coverage with respect to, any Insurance Policy (other than customary reservation of rights letters). There are no material claims by the Company or any of its Subsidiaries pending under any Insurance Policy for which the Company believes it is entitled to coverage and as to which coverage has been questioned, denied or disputed in writing by the underwriters of such policies (other than customary reservation of rights letters).

2.16     Real Property. Section 2.16 of the Seller Disclosure Letter contains a true and complete list of (a) each parcel of real property owned by the Company or any of its Subsidiaries (including the address thereof) (the “Owned Real Property”) and (b) all leases, subleases, licenses and occupancy agreements (the “Leases”) pertaining to real property used or occupied by the Company or any of its Subsidiaries (including the address thereof) (the “Leased Real Property”, together with the Owned Real Property, the “Real Property”). True, correct and complete copies of all Leases have been made available to Buyer. The Company or one of its Subsidiaries has good, valid and marketable fee simple title to the Owned Real Property and a valid and existing leasehold or subleasehold interest in, or otherwise good, valid and existing right to use, the Leased Real Property, in each case, subject only to Permitted Liens. To the knowledge of the Company there is no pending special assessment or reassessment of the Owned Real Property that would result in a material increase in property Taxes or other charges payable by the Company or any of its Subsidiaries that is not reflected in the Financial Statements. There are no outstanding options, rights of first offer or rights of first refusal affecting any Owned Real Property, or obligations by the Company or any of its Subsidiaries to sell, lease, sublease, assign or dispose of, such Owned Real Property or any portion thereof or interest therein. As of the date hereof, neither the Company nor any of its Subsidiaries has delivered or received written notice that it is in material breach or default under any Lease and, to the knowledge of the Company, there does not exist any event which, with or without notice or lapse of time or both, would constitute such a material breach or default by the Company or any of its Subsidiaries under any Lease, in each case except for such breaches and defaults as to which requisite waivers or consents have been obtained. The Owned Real Property, including all buildings, structures, improvements, fixtures, building systems therein, is in good operating condition and repair, normal wear and tear excepted, is free of any known latent defects. The Real Property is adequate and suitable for the operation of the business of the Company and its Subsidiaries. The construction of the improvements (including, without limitation, the Company’s headquarters building and all associated ancillary structures and parking) on the Owned Real Property has been substantially completed in accordance with all applicable Laws and Permits.

2.17     Affiliate Transactions; Intercompany Balances. Except for as disclosed in Section 2.17(a) of the Seller Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement with, or involving the making of any payment or transfer of assets to, (a) Seller or any of its Affiliates (other than the Company and its Subsidiaries), (b) to the knowledge of Seller, any director or officer of Seller or any of its Subsidiaries (including the Company and its Subsidiaries), other than agreements or arrangements entered into in the ordinary course of business consistent with past practice relating to any such individual’s employment or services as a director or officer, or (c) the Slim Family (as defined in the Seller’s annual report on Form 20-F for the fiscal year ended December 31, 2019 filed with the SEC) (each, an “Affiliate Transaction”). Section 2.17(b) of the Seller Disclosure Letter lists all balances outstanding as of December 31, 2019 between Seller, on the one hand, and the Company or any of its Subsidiaries, on the other hand, or between the Company, on the one hand, and any of its Subsidiaries, on the other hand, or between any Subsidiaries of the Company.

2.18     Absence of Changes. During the period from the Balance Sheet Date to the date hereof, (a) there has been no Material Adverse Effect, (b) the Company and each of its Subsidiaries have operated in all material respects in the ordinary course of business consistent with past practice and (c) none of Seller, the Company or any of their respective Subsidiaries has taken any action that would have been prohibited by Section 5.1 (other than clauses (d), (j), (k) and (v) and, to the extent related to the foregoing, (bb) thereof, and, in the case of clause (n), only to the extent such action would reasonably be expected to increase Tax in a Post-Closing Tax Period), had such Section 5.1 been applicable during such period.

2.19     Brokers. Except as set forth in Section 2.19 of the Seller Disclosure Letter, no broker, finder or similar intermediary has acted for or on behalf of the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith or for which Buyer could become liable based on any agreement with the Company or any of its Subsidiaries or any action taken by them.

2.20     Title to and Sufficiency of Assets.

(a) The Company or one of its Subsidiaries has good and valid title to, or a valid leasehold interest in, or a valid license to, all of the material tangible assets reflected in the Financial Statements as of the Balance Sheet Date, except for assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date, free and clear of all Liens except Permitted Liens. As of the date hereof, the material tangible assets of the Company (i) are suitable for the purposes for which they are being used and (ii) are in good operating condition and repair, ordinary wear and tear excepted.

(b) Assuming the retention of employees of the Company and its Subsidiaries following the Closing, the assets (real and personal, tangible and intangible, including all Intellectual Property), rights and properties of the Company and its Subsidiaries (including, for the avoidance of doubt, Intellectual Property licensed to the Company and its Subsidiaries, or, with respect to immaterial use, that the Company and its Subsidiaries otherwise have the right to use) include all assets, rights and properties necessary and sufficient for the continued conduct of the Business by the Company and its Subsidiaries after the Closing in substantially the same manner in all material respects as conducted as of the Balance Sheet Date and as of the date hereof, in each case except for any of the contracts set forth in Section 2.20(b) of the Seller Disclosure Letter (the “Specified Shared Contracts”), the arrangements set forth in Section 2.17(a) of the Seller Disclosure Letter and the Treasury Services.

2.21     Principal Suppliers and Principal Distributors.

(a) Section 2.21(a) of the Seller Disclosure Letter sets forth a complete and accurate list of (i) the ten (10) largest suppliers of the Company and its Subsidiaries based on the consolidated cost of goods and services paid to such Persons by the Company and its Subsidiaries for the calendar year ended December 31, 2019 (each, a “Principal Supplier”) and (ii) with respect to each Principal Supplier, the aggregate amounts paid by the Company and its Subsidiaries to each such Principal Supplier for the calendar year ended December 31, 2019. Neither the Company nor any of its Subsidiaries has received any written notice from any Principal Supplier indicating that any such Person is ceasing, will cease or plans to cease dealing with the Company or any of its Subsidiaries.

(b) Section 2.21(b) of the Seller Disclosure Letter sets forth a complete and accurate list of (i) the ten (10) largest agents, dealers, resellers or other distributors of the Company and its Subsidiaries based on the consolidated revenue paid to such Persons by the Company and its Subsidiaries for the calendar year ended December 31, 2019 (each, a “Principal Distributor”) and (ii) with respect to each Principal Distributor, the aggregate amounts paid by each such Principal Distributor for the calendar year ended December 31, 2019. Neither the Company nor any of its Subsidiaries has received any written notice from any Principal Distributor indicating that any such Person is ceasing, will cease or plans to cease dealing with the Company or any of its Subsidiaries.

(c) No Principal Supplier or Principal Distributor has given any written notice that such Principal Supplier or Principal Distributor, as applicable, intends, or to the knowledge of the Company, has otherwise threatened in writing, to terminate its business with respect to the Company or any of its Subsidiaries or to materially reduce the volume of business transacted with the Company or any of its Subsidiaries.

2.22     Anti-Corruption, Sanctions, Export Control Laws and Anti-Money Laundering.

(a) For five (5) years prior to the date hereof, (i) none of the Company, any of its Subsidiaries or any director, officer, or, to the knowledge of the Company, employee or agent acting for or on behalf of the Company or any of its Subsidiaries has directly or indirectly violated the U.S. Foreign Corrupt Practices Act of 1977, as amended, (the “FCPA”) or made a material violation of any other applicable anti-bribery or anticorruption Law, including the UK Bribery Act 2010 (all such Laws, “Anticorruption Laws”), and (ii) neither the Company nor any of its Subsidiaries has received any written notice alleging any such violation of any Anticorruption Law.

(b) None of the Company, its Subsidiaries, nor any director or officer of the Company or its Subsidiaries is a Person with whom dealings are prohibited under the economic sanctions administered by the U.S. Department of the Treasury, Her Majesty’s Treasury of the United Kingdom, or the European Union or any of its member states, or the United Nations (“Sanctions”), whether as a result of the specific designation of that person or entity, its ownership or control, the jurisdiction in which it is located, organized, or resident, or otherwise.

(c) The Company and its Subsidiaries are in material compliance with, and at all times within the past five (5) years prior to the date hereof have been in material compliance with, and have not engaged in any conduct sanctionable under, any applicable Sanctions, and, to the knowledge of the Company, there are not now, nor have there been within the past five years, any formal or informal proceedings, allegations, investigations, or inquiries pending, expected or threatened against the Company, its Subsidiaries or any of their respective directors, officers or employees concerning violations or potential violations of, or conduct sanctionable under, any Sanctions.

(d) For five (5) years prior to the date hereof, neither the Company nor its Subsidiaries has exported, reexported, or retransferred any article, item, component, software, technology, service or technical data or taken any other act in material violation of any applicable export control Laws, including the International Traffic in Arms Regulations and the Export Administration Regulations (the “Export Control Laws”).

(e) For five (5) years prior to the date hereof, neither the Company nor its Subsidiaries have violated in any material respect (i) the PATRIOT Act, (ii) the U.S. Money Laundering Control Act of 1986, as amended, (iii) the Bank Secrecy Act, (iv) Laundering of Monetary Instruments, (v) Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, (vi) the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations or (vii) any other applicable money laundering or financial recordkeeping Laws (collectively, the “AML Laws”).

(f) Neither the Company nor any of its Subsidiaries own, lease or purchase any equipment, services or systems directly from Huawei Technologies Company, ZTE Corporation, Hytera Communications Corporation, Hangzhou Hikvision Digital Technology Company, Dahua Technology Company, China Telecom Americas, Pacific Networks Corp, ComNet or Pacific Light Cable Network.

2.23     IT Systems; Data Security and Privacy.

(a) The IT Systems, in each case, to the extent owned, operated by or under the control of the Company or its Subsidiaries (i) are in good repair and operating condition and are adequate and suitable (including with respect to working condition, performance and capacity) for the purposes for which they are being used, except, in each case, as would not be material to the Company or its Subsidiaries and (ii) do not contain any Malware that would reasonably be expected to interfere with the ability of the Company or any of its Subsidiaries to conduct its business or present a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any Personal Information or other non-public information. The Company and its Subsidiaries maintain operating procedures and documentation needed for the operation of the IT Systems operated by them in the ordinary course of business.

(b) The Company and its Subsidiaries (i) have implemented, maintain, and comply with commercially reasonable technical, organizational and administrative security measures and policies, including written information security, business continuity and backup and disaster recovery plans and procedures that are consistent with applicable Laws, and (ii) have taken commercially reasonable steps to assess and test such plans and procedures on no less than an annual basis, and such plans and procedures have been proven effective upon such testing in all material respects. Since January 1, 2018, (x) there has been no failure, breakdown, persistent substandard performance affecting any of the IT Systems, in each case, to the extent owned, operated by or under the control of the Company or its Subsidiaries, and (y) neither the Company nor any of its Subsidiaries has been notified by any third party (including pursuant to an audit of the Company or any of its Subsidiaries by such third party) of, nor to the knowledge of the Company has there been any data security, information security or other breach or unauthorized access or use or technological deficiency with respect to such IT Systems, in each case of clauses (x) and (y) above, that has caused or could reasonably be expected to cause any material disruption to the operations of the Company and its Subsidiaries or present a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any Personal Information or other non-public information.

(c) Since January 1, 2018, the Company and its Subsidiaries have implemented, maintained and materially complied with their own privacy policies and procedures and materially complied with any and all applicable Laws, contractual requirements, terms of use and industry standards with which they are required to comply (including the Payment Card Industry Security Standards (PCI-DSS)), in each case to the extent applicable to their collection, retention, storage, protection, security, use, disclosure, distribution, transmission, maintenance and disposal (collectively, “Use”) of Personal Information (collectively, “Data Privacy and Security Requirements”).

(d) From January 1, 2018 to the date hereof, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any third party working on behalf of any of them, has received any written claims, notices or complaints, regarding the Company’s or any of its Subsidiaries’ or (to the extent relating to work on behalf of the Company or its Subsidiaries) such third party’s Use of any Personal Information, or alleging a violation of any Data Privacy and Security Requirements, including from the Federal Trade Commission, any similar foreign bodies, or any other Governmental Authority. Neither this Agreement nor the transactions contemplated by this Agreement will violate the privacy policies of the Company or any of its Subsidiaries as they currently exist. Since January 1, 2018, there has been no material unauthorized access to Personal Information maintained by or on behalf of the Company or any of its Subsidiaries.

(e) The Company and its Subsidiaries have cybersecurity and data breach insurance in respect of the IT Systems, in each case, to the extent owned, operated by or under the control of the Company or its Subsidiaries and Personal Information and other non-public information stored therein.

Article III

REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND HOLDCO

Except as set forth in the Seller Disclosure Letter, each of Seller and Holdco represents and warrants to Buyer with respect to itself as of the date of this Agreement and as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates) as follows:

3.1     Organization. Seller is a Sociedad Anónima Bursátil de Capital Variable and is validly existing and duly formed under the laws of Mexico. Holdco is a Sociedad Anónima de Capital Variable and is validly existing and duly formed under the laws of Mexico.

3.2     Binding Obligations. Each of Seller, Holdco and any of their respective Subsidiaries that is or will be a party to any Transaction Document has all requisite authority and power to execute, deliver and perform the Transaction Documents to which it is or will be a party and to consummate the transactions contemplated thereby. The execution, delivery and performance by each of Seller, Holdco and any of their respective Subsidiaries of the Transaction Documents to which it is or will be a party and the consummation by Seller, Holdco or such Subsidiaries of the transactions contemplated thereby have been (or with respect to Transaction Documents to be entered into after the date hereof, will be) duly and validly authorized by all necessary action on the part of Seller, Holdco or such Subsidiaries and no other proceedings on the part of Seller, Holdco or such Subsidiaries are necessary to authorize the execution, delivery and performance by Seller, Holdco or such Subsidiaries of the Transaction Documents to which Seller, Holdco or any of their respective Subsidiaries is a party and the consummation by Seller, Holdco or such Subsidiaries of the transactions contemplated thereby. This Agreement has been, and, at the Closing, each other Transaction Document to which Seller, Holdco or any of their respective Subsidiaries is or will be a party shall be, duly executed and delivered by Seller, Holdco and such Subsidiaries, as applicable, and, assuming that the Transaction Documents constitute the legal, valid and binding obligations of each other party, shall, when so executed and delivered, constitute the legal, valid and binding obligations of Seller, Holdco and such Subsidiaries, enforceable against Seller, Holdco and such Subsidiaries in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions. References to Subsidiaries in this Section 3.2 shall not include the Company and its Subsidiaries.

3.3     No Defaults or Conflicts. The execution, delivery and performance of this Agreement and each other Transaction Document to which Seller, Holdco or any of their respective Subsidiaries is or will be a party, and the consummation by Seller, Holdco or such Subsidiaries of the transactions contemplated hereby and thereby (a) do not constitute a breach of, conflict with or result in any violation of any of the Organizational Documents of Seller or Holdco, (b) except as set forth in Section 3.3 of the Seller Disclosure Letter, with or without notice or lapse of time or both, do not conflict with, or result in a breach or violation of any of the terms or provisions of, constitute a default under, result in the termination (or right of termination), cancellation, modification, creation or acceleration of any right under, require any consent or notice under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the properties, assets or rights of Seller, Holdco or any of their respective Subsidiaries under, any material Contract to which Seller, Holdco or any of their respective Subsidiaries is a party or by which Seller, Holdco or any such Subsidiary is bound or to which the properties of Seller, Holdco or any of their respective Subsidiaries are subject and (c) do not violate any existing applicable Law, judgment, order or decree of any Governmental Authority having jurisdiction over Seller, Holdco, any of their respective Subsidiaries or any of their respective properties; except, in each case of clauses (b) and (c) above, as would not, individually or in the aggregate, materially impair or delay the ability of Seller or Holdco to consummate the transactions contemplated by this Agreement. References to Subsidiaries in this Section 3.3 shall not include the Company and its Subsidiaries.

3.4     The Shares. Holdco is the record owner of all of the issued and outstanding Shares. Holdco has good and valid title to the Shares, free and clear of all Liens, except Liens on transfer imposed under applicable securities Laws and the Organizational Documents of the Company. Upon sale of the Shares to Buyer at the Closing, and upon receipt of the Closing Stock Consideration, if any, and the Estimated Closing Cash Consideration pursuant to Section 1.5, good and valid title to the Shares shall pass to Buyer, free and clear of any Liens, other than Liens on transfer imposed under applicable securities Laws and Liens imposed by Buyer. Neither Seller nor Holdco is party to or bound by any agreements or understandings relating to the issuance, sale, redemption, transfer or other disposition of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. Neither Seller nor Holdco is party to or bound by any voting trusts or other agreements or understandings with respect to the voting of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries.

3.5     Litigation. As of the date hereof:

(a) there are no Actions pending or, to the knowledge of Seller, threatened against Seller, Holdco or any of their respective assets, properties or rights which seek to prevent Seller or Holdco from consummating the transactions contemplated by this Agreement or which, if determined adversely to Seller or Holdco, would, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of Seller or Holdco to consummate the transactions contemplated by this Agreement; and

(b) neither Seller nor Holdco is subject to any unsatisfied order, judgment, injunction, ruling, decision, award, stipulation, writ or decree of, or to any settlement agreement or similar written agreement that, individually or in the aggregate, would reasonably be expected to materially and adversely affect the ability of Seller or Holdco to consummate the transactions contemplated by this Agreement.

3.6     Brokers. Except as set forth in Section 3.6 of the Seller Disclosure Letter, no broker, finder or similar intermediary has acted for or on behalf of Seller or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission from Seller, Holdco, the Company or any of their respective Subsidiaries in connection therewith for which Buyer could become liable based on any agreement with Seller, Holdco or any of their respective Subsidiaries or any action taken by them.

3.7     Closing Stock Consideration. Each of Seller and Holdco acknowledges that the issuance and delivery of the Buyer Common Stock as the Closing Stock Consideration hereunder from Buyer to Seller or its designee has not been registered under the Securities Act or any state securities Laws, and that the Buyer Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of absent an effective registration statement under the Securities Act, except pursuant to an exemption from the Securities Act or in a transaction not subject thereto. Each of Seller and Holdco acknowledges that the Buyer Common Stock will be uncertificated, and that Seller’s ownership of the Buyer Common Stock will be confirmed by Buyer’s transfer agent and will be subject to a customary Securities Act legend restricting transfer of such shares until such shares have been registered pursuant to a registration statement that has become or been declared effective under the Securities Act or sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act. Each of Seller and Holdco agrees that prior to the removal of such restrictive legend, Buyer and its transfer agent reserve the right to require the delivery of such legal opinions, certifications or other evidence as may reasonably be required in order to determine that the removal of such legend is being made in compliance with the Securities Act and applicable state securities Laws.

3.8     Independent Investigation; Exclusivity of Representations.

(a) Seller has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the business, operations, assets, condition (financial or otherwise) and prospects of Buyer and its Subsidiaries and the business of Buyer and its Subsidiaries. In entering into this Agreement, Seller acknowledges that it has relied solely upon its own investigation, review and analysis and has not relied on and is not relying on any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to Buyer and its Subsidiaries and the business of Buyer and its Subsidiaries, except for the representations and warranties expressly set forth in Article IV of this Agreement or in the certificate contemplated by Section 6.3(c) or in any Transaction Document (and, with respect to such representations and warranties, subject to any limitations included in this Agreement.

(b) Seller acknowledges and agrees that (i) other than the representations and warranties expressly set forth in Article IV of this Agreement or in the certificate contemplated by Section 6.3(c), neither Buyer nor any other Person has made or makes any other representation or warranty, written or oral, express or implied, at law or in equity, with respect to Buyer and its Subsidiaries or the business of Buyer and its Subsidiaries, including any representation or warranty as to (A) value, merchantability or fitness for a particular use or purpose or for ordinary purposes, (B) the operation or probable success or profitability of Buyer and its Subsidiaries or the business of Buyer and its Subsidiaries following the Closing or (C) the accuracy or completeness of any information regarding Buyer and its Subsidiaries or the business of Buyer and its Subsidiaries made available or otherwise provided to Seller and its Representatives in connection with this Agreement or their investigation of Buyer and its Subsidiaries or the business of Buyer and its Subsidiaries (including any estimates, forecasts, budgets, projections or other financial information with respect to Buyer and its Subsidiaries or the business of Buyer and its Subsidiaries), and (ii) Seller will have no right or remedy (and Buyer will have no Liability whatsoever) arising out of, and Seller expressly disclaims any reliance upon, any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to Buyer and its Subsidiaries or the business of Buyer and its Subsidiaries, including in any information regarding Buyer or its Subsidiaries or the business of the Buyer and its Subsidiaries made available or otherwise provided to Seller and its Representatives in connection with this Agreement or their investigation of Buyer and its Subsidiaries or the business of Buyer and its Subsidiaries (including any estimates, forecasts, budgets, projections or other financial information with respect Buyer and its Subsidiaries or the business of Buyer and its Subsidiaries and any information disclosed in any virtual data room), or any errors therein or omissions therefrom, other than the representations and warranties expressly set forth in Article IV of this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company, Holdco and Seller as of the date of this Agreement and as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates) as follows:

4.1     Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware with requisite corporate power and authority to own, lease and operate its assets, properties and rights and to carry on its business in all material respects as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected, individually or in the aggregate, to materially impair or delay Buyer’s ability to consummate the transactions contemplated hereby.

4.2     Binding Obligation. Buyer and any of its Subsidiaries that is or will be a party to any Transaction Document has all requisite authority and power to execute, deliver and perform the Transaction Documents to which it is or will be a party and to consummate the transactions contemplated thereby. The execution, delivery and performance by Buyer or any of its Subsidiaries of the Transaction Documents to which it is or will be a party and the consummation by Buyer or such Subsidiaries of the transactions contemplated thereby have been (or with respect to Transaction Documents to be entered into after the date hereof, will be) duly and validly authorized by all necessary action on the part of Buyer or such Subsidiaries and no other proceedings on the part of Buyer or such Subsidiaries are necessary to authorize the execution, delivery and performance by Buyer or any of its Subsidiaries of the Transaction Documents to which Buyer or such Subsidiaries is a party and the consummation by Buyer of the transactions contemplated thereby. This Agreement has been, and, at the Closing, each other Transaction Document to which Buyer or any of its Subsidiaries is or will be a party shall be, duly executed and delivered by Buyer or such Subsidiaries, as applicable, and, assuming that the Transaction Documents constitute the legal, valid and binding obligations of each other party, shall, when so executed and delivered, constitute the legal, valid and binding obligations of Buyer and such Subsidiaries enforceable against Buyer or such Subsidiaries in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

4.3     No Defaults or Conflicts. The execution, delivery and performance of this Agreement and each other Transaction Document to which Buyer or any of its Subsidiaries is or will be a party, and the consummation by Buyer or such Subsidiaries of the transactions contemplated hereby and thereby (a) do not constitute a breach of, conflict with or result in any violation of any of the Organizational Documents of Buyer or any of its Subsidiaries, (b) except as set forth in Section 4.3 of the Buyer Disclosure Letter, with or without notice or lapse of time or both, do not conflict with, or result in a breach or violation of any of the terms or provisions of, constitute a default under, result in the termination (or right of termination), cancellation, modification, creation or acceleration of any right under, require any consent or notice under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the properties, assets or rights of Buyer or any of its Subsidiaries under, any material Contract or material Permit to which Buyer or its Subsidiary is a party or by which Buyer or any such Subsidiary is bound or to which the properties of Buyer or any of its Subsidiaries are subject and (c) do not violate any existing applicable Law, judgment, order or decree of any Governmental Authority having jurisdiction over Buyer or any of its Subsidiaries or any of their respective properties, except, in each case of clauses (b) and (c) above, as would not, individually or in the aggregate, materially impair or delay Buyer’s ability to effect the transactions contemplated by this Agreement.

4.4     Governmental Authorizations. The execution, delivery and performance of this Agreement and each other Transaction Document to which Buyer or any of its Subsidiaries is or will be a party, and the consummation by Buyer or such Subsidiaries of the transactions contemplated hereby and thereby, do not require Buyer or any of its Subsidiaries to obtain any consents, approvals, authorizations, waivers, permits, licenses, grants, registrations, qualifications, certificates, franchises, variances, exemptions, orders or rights from, or make any registration, declaration or filing with, any Governmental Authority other than (a) compliance with any applicable requirements of applicable Antitrust Laws, (b) the filings and consents of the FCC set forth in Section 4.4 of the Buyer Disclosure Letter, (c) the filings with and consents of applicable State PUCs, if any, and (d) such other consents, approvals, authorizations, waivers, permits, licenses, grants, registrations, qualifications, certificates, franchises, variances, exemptions, orders or rights the absence of which would not, individually or in the aggregate, be reasonably likely to materially impair the ability of Buyer to consummate the transactions contemplated hereby or thereby.

4.5     Brokers. No broker, finder, agent or similar intermediary has acted for or on behalf of Buyer or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s, agent’s or similar fee or other commission in connection therewith for which Seller or any of its Affiliates could become liable based on any agreement with Buyer or any of its Affiliates or any action taken by Buyer or any of its Affiliates.

4.6     Litigation. As of the date hereof:

(a) there are no Actions pending or, to the knowledge of Buyer, threatened against Buyer or any of Buyer’s assets, properties or rights, which seek to prevent Buyer from consummating the transactions contemplated by this Agreement or which, if determined adversely to Buyer, would, individually or in the aggregate, reasonably be expected to materially and adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement; and

(b) Buyer is not subject to any unsatisfied order, judgment, injunction, ruling, decision, award, stipulation, writ or decree of, or to any settlement agreement or similar written agreement that, individually or in the aggregate, would reasonably be expected to materially and adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

4.7     Investment Purpose. Buyer is purchasing the Shares for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities Laws. Buyer acknowledges that the sale of the Shares hereunder has not been registered under the Securities Act or any state securities Laws, and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. Buyer represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

4.8     Financing. Buyer will have, as of the date it is required to effect the Closing, cash on hand and/or access to borrowing facilities sufficient to pay the Closing Cash Consideration and all related fees and expenses and any other amounts required to be paid by Buyer in connection with the consummation of the transactions contemplated by this Agreement. Buyer expressly acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement is not subject to any condition or contingency with respect to any financing or funding by any third party.

4.9     SEC Reports and Financial Statements.

(a) Buyer has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements and other documents required to be filed by Buyer since January 1, 2019 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Buyer SEC Documents”). As of their respective effective dates (in the case of Buyer SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates, or if amended, as of the date of the last such amendment, with respect to the portions that are amended, the Buyer SEC Documents (i) complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 4.9(a) of the Buyer Disclosure Letter, none of Buyer’s Subsidiaries is, as of the date hereof, or has been since January 1, 2019, required to file or furnish any registration statements, prospectuses, reports, forms, statements (including financial statements) or other documents to the SEC. No executive officer of Buyer or any of its Subsidiaries has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes Act with respect to any Buyer SEC Documents. None of the Buyer SEC Documents is the subject of unresolved comments received from the SEC (whether orally or in writing) or is otherwise, to the knowledge of Buyer, the subject of ongoing SEC review.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Buyer SEC Documents, (i) complied, as of their respective dates of filing with the SEC, or if amended, as of the date of the last such amendment, in all material respects with the Securities Act, the Exchange Act and the Sarbanes Act and the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), (iii) fairly present in all material respects the consolidated financial position of Buyer and its Subsidiaries as of the respective dates thereof and the consolidated results of the operations and cash flows of Buyer and its Subsidiaries for the periods indicated and (iv) have been prepared from, and are in accordance with, the books and records of Buyer and its consolidated Subsidiaries, except, in each case of clauses (ii) and (iii) above, that the unaudited interim financial statements were or will be subject to normal and recurring year-end and quarter-end adjustments.

(c) Buyer is, and since January 1, 2019 has been, in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(d) Buyer has devised and maintains systems of internal controls over financial reporting sufficient to provide reasonable assurances that (i) are reasonably designed to ensure that all material information required to be disclosed by Buyer in the reports that it files or furnishes under the Exchange Act is recorded, processed and summarized and reported in a timely fashion and (ii) all material transactions of Buyer and its Subsidiaries are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied and to maintain proper accountability for items. Since June 30, 2018, none of Buyer or any member of its board of directors (or the audit committee thereof) has received any notification of any (A) significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting with respect to Buyer or any of its Subsidiaries or (B) any fraud that involves management or other employees of Buyer or any of its Subsidiaries who have a significant role in the internal controls over financial reporting of Buyer and its Subsidiaries.

4.10     Closing Stock Consideration. The shares of Buyer Common Stock issuable to Seller pursuant to this Agreement have been duly authorized and, if issued and delivered to Seller at the Closing in accordance with the terms of this Agreement, will have been validly issued, will be fully paid and non-assessable. Buyer will have valid title to, or a valid “security entitlement” within the meaning of Section 8-501 of the Delaware Uniform Commercial Code in respect of, the shares of Buyer Common Stock to be issued and delivered by Buyer to Seller on the Closing Date, free and clear of all Liens, other than Liens on transfer imposed under applicable securities Laws and Liens imposed by Seller, and the issuance thereof will not be subject to any preemptive rights. The issuance of the Closing Stock Consideration, if any, does not require the vote or approval of the stockholders of Buyer under the rules of the NYSE or the Organizational Documents of Buyer or applicable Law.

4.11     Independent Investigation; Exclusivity of Representations.

(a) Buyer has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the business, operations, assets, condition (financial or otherwise) and prospects of the Company and its Subsidiaries and the business of the Company and its Subsidiaries. In entering into this Agreement, Buyer acknowledges that it has relied solely upon its own investigation, review and analysis and has not relied on and is not relying on any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to Seller, Holdco, the Company any Subsidiary of the Company or the business of the Company and its Subsidiaries except for the representations and warranties expressly set forth in Article II and Article III of this Agreement or in the certificate contemplated by Section 6.2(d) or in any Transaction Document (and, with respect to such representations and warranties, subject to any limitations included in this Agreement).

(b) Buyer acknowledges and agrees that (i) other than the representations and warranties expressly set forth in Article II and Article III or in the certificate contemplated by Section 6.2(d) of this Agreement, none of Seller, Holdco, the Company or any Subsidiary of the Company or any other Person has made or makes any other representation or warranty, written or oral, express or implied, at law or in equity, with respect to Seller, Holdco, the Company, their respective Subsidiaries or the business of the Company and its Subsidiaries, including any representation or warranty as to (A) value, merchantability or fitness for a particular use or purpose or for ordinary purposes, (B) the operation or probable success or profitability of the Company and its Subsidiaries or the business of the Company and its Subsidiaries following the Closing or (C) the accuracy or completeness of any information regarding the Company and its Subsidiaries or the business of the Company and its Subsidiaries made available or otherwise provided to Buyer and its Representatives in connection with this Agreement or their investigation of the Company and its Subsidiaries or the business of the Company and its Subsidiaries (including any estimates, forecasts, budgets, projections or other financial information with respect to the Company and its Subsidiaries or the business of the Company and its Subsidiaries), and (ii) Buyer will have no right or remedy (and Seller, Holdco and the Company will have no Liability whatsoever) arising out of, and Buyer expressly disclaims any reliance upon, any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to Seller, Holdco the Company, any Subsidiary or the business of the Company and its Subsidiaries, including in any information regarding the Company or its Subsidiaries or the business of the Company and its Subsidiaries made available or otherwise provided to Buyer and its Representatives in connection with this Agreement or their investigation of the Company and its Subsidiaries or the business of the Company and its Subsidiaries (including any estimates, forecasts, budgets, projections or other financial information with respect to the Company and its Subsidiaries or the business of the Company and its Subsidiaries and any information disclosed in any virtual data room), or any errors therein or omissions therefrom, other than the representations and warranties expressly set forth in Article II and Article III of this Agreement.

Article V

COVENANTS

5.1     Conduct of Business. Except (v) as expressly required by this Agreement, (w) as required by Law or the judgment, order or decree of any Governmental Authority applicable to Seller or any of its Subsidiaries or the assets, or operation of the business, of Seller or any of its Subsidiaries, (x) for reasonable, good faith actions (A) taken at the recommendation of, or based on the guidelines of, a Governmental Authority or (B)

reasonably designed to protect the health and safety of employees and service providers to the Company or its Subsidiaries, in each case taken in response to the Coronavirus Outbreak or any effects arising therefrom (provided that Seller or the Company shall give Buyer prior written notice to the extent reasonably practicable before taking any such action and shall consider in good faith the reasonable requests of Buyer with respect to any such action), (y) as otherwise set forth in Section 5.1 of the Seller Disclosure Letter or (z) with Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article VII, Seller shall conduct the Business in the ordinary course consistent with past practice and shall cause the Company and each of its Subsidiaries to conduct its business in the ordinary course consistent with past practice and use their respective commercially reasonable efforts to (i) preserve intact the business organizations, operations, assets, properties, rights and goodwill of the Business and the Company and each of its Subsidiaries, (ii) maintain the existing relationships of the Business and the Company and each of its Subsidiaries with commercial counterparties and Governmental Authorities and (iii) keep available the services of the present officers and significant employees of the Company and each of its Subsidiaries. Any request for consent pursuant to the preceding sentence or the following sentence shall be delivered by email to the individuals set forth in Section 5.1 of the Buyer Disclosure Letter. Without limiting the generality of the foregoing, except as (W) expressly required by this Agreement, (X) as required by Law or the judgment, order or decree of any Governmental Authority applicable to Seller or any of its Subsidiaries or the assets, or operation of the business, of Seller or any of its Subsidiaries, (Y) as otherwise set forth in Section 5.1 of the Seller Disclosure Letter or (Z) with Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed; provided that if Buyer withholds its consent with respect to a request for such consent from Seller or the Company, Seller or the Company shall have the right to refer such request to the Executives, who shall confer within five (5) Business Days of such referral being made and attempt to resolve any issues with respect to such request; provided, further, that a failure by Buyer to respond to a request from Seller or the Company for consent pursuant to Section 5.1(j) and 5.1(k) (other than with respect to any Material Contract set forth in clause (f) of the definition thereof) within five (5) Business Days of such request being made shall be deemed to be consent hereunder), during the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with Article VII, Seller shall not (with respect to the Business) and shall cause the Company and each of its Subsidiaries not to:

(a) issue, sell, deliver, pledge, transfer, dispose of or encumber, or authorize the issuance, sale, delivery, pledge, transfer, disposition or encumbrance of equity securities of the Company or any of its Subsidiaries (including the Shares), or securities convertible into or exchangeable for any such equity securities, or any rights, warrants or options to acquire any such equity securities or other convertible securities of the Company or any of its Subsidiaries;

(b) redeem, repurchase, purchase or otherwise acquire any outstanding equity securities of the Company or any of its Subsidiaries;

(c) adopt, approve or consent to any amendment to the respective Organizational Documents of the Company or any of its Subsidiaries;

(d) declare or set aside any dividends or distributions (whether in cash or in kind) to be paid with respect to any equity interest in the Company or any of its Subsidiaries, other than any dividends to be paid in cash prior to the open of business on the Closing Date;

(e) (i) grant or announce any increase in the compensation, salaries or bonuses payable by the Company or any of its Subsidiaries to any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries, other than (x) as required by Law or (y) increases in the ordinary course of business, including cost of living adjustments and merit increases, consistent with past practice that do not exceed five percent (5%) of any individual employee’s annual base salary and which, in the aggregate with respect to each pay grade level, do not exceed four percent (4%) of the aggregate annual base salary for all employees of the Company or any of its Subsidiaries at such pay grade level, or (ii) grant, pay or increase any severance or termination pay to (or amend any such existing arrangement with) any current or former employee, director, officer or independent contractor other than (A) in accordance with the terms of any existing contractual arrangement or policies, practices and arrangements of the Company or any of its Subsidiaries in effect on the date hereof or (B) any such increase arising due to the promotion or hire of any employee after the date hereof that results from the application of the program described in Section 5.1 of the Seller Disclosure Letter to such employee in such position (e.g., an increase in severance arising from a promotion to a higher pay grade);

(f) (i) adopt, amend, modify, or terminate any Benefit Plan, including any agreement, plan or arrangement that would be a Benefit Plan if in effect on the date hereof, other than as required by applicable Law or the terms of the applicable Benefit Plan as in effect on the date hereof, (ii) accelerate the vesting or payment of, or funding or in any other way securing the payment, compensation or benefits under any Benefit Plan other than as required by Law or existing contractual arrangement, (iii) terminate any employee with an annual base salary of $200,000 or more, other than a termination for cause, or (iv) hire or promote any employee other than hires or promotions in the ordinary course of business consistent with past practice below pay grade level 15 with total annual cash compensation (base salary plus annual target bonus opportunity) below $250,000;

(g) except for (i) sales or licenses of assets in the ordinary course of business consistent with past practice, (ii) sales of inventory or (iii) sales of obsolete assets or assets with de minimis or no book value, sell, lease, transfer, license (other than to customers and service providers in the ordinary course of business consistent with past practice), assign, abandon or otherwise dispose of, create or incur any Lien (except any Permitted Lien) on, any property, assets or rights material to the Business;

(h) fail to maintain inventory at levels consistent with the ordinary course of business consistent with past practice;

(i) make any loans, advances or capital contributions to, or investments in, any Person, in excess of $5,000 individually or $200,000 in the aggregate, other than advances for travel and other normal business expenses to officers and employees in the ordinary course of business consistent with past practice;

(j) terminate, assign (other than to the Company or a Subsidiary of the Company), renew, extend, amend or modify in a manner materially adverse to the Company or its Subsidiaries (or, in the case of any Material Contract set forth in clause (b), (c), (d), (f) or (g) of the definition thereof, renew, extend, amend or modify in any manner), any Material Contract (provided that the references to $1,000,000 in clause (k) of the definition of Material Contract shall be deemed to be references to $5,000,000 for purposes of this Section 5.1(j));

(k) enter into or otherwise become subject to any Contract that would constitute a Material Contract set forth in clause (b), (c), (d), (e), (f), (g), (i), (j), (k), (m), (n), (q), (r), (s) or (v) of the definition thereof if entered into prior to the date hereof that will remain in effect (including, for the avoidance of doubt, any transition period or other continuing obligations) following the Closing, other than, in the case of any Contract that would constitute a Material Contract set forth in clause (g) or (i), such Contracts that are entered into in the ordinary course of business consistent with past practice; provided, in each case, that for purposes of this Section 5.1(k), (i) the references to $1,000,000 in clause (k) of the definition of Material Contract shall be deemed to be references to $5,000,000 and (ii) the reference to the twelve (12) calendar months ended December 31, 2019 in clause (g) of the definition of Material Contract shall be deemed to be a reference to any period of twelve (12) consecutive calendar months after the entry into such Contract;

(l) acquire any capital stock of, or material assets, properties or rights of, any business or Person, whether in a single transaction or in a series of related transactions, or enter into any new joint venture, strategic alliance, partnership or similar venture (other than strategic alliances for the development of distribution channels);

(m) make any material change in any method of accounting or any auditing or accounting practice or policy, other than those required by reason of a change in Law or GAAP or as disclosed in the Financial Statements or Accounting Principles;

(n) make or change any material Tax election, amend any Tax Return in respect of Material Taxes, make any change in any Tax accounting period, adopt or change any method of Tax accounting, file any claims for Material Tax refunds, file any claims for net operating or capital loss carrybacks, agree to any waiver or extension of the statute of limitations or the period of assessment or collection of any Material Taxes, enter into any closing agreement with respect to Material Taxes, settle any material Tax Contest or surrender any right to claim a Tax refund, offset or other reduction in Material Taxes; provided, however, that for purposes of this Section 5.1(n), no Tax election or Tax Contest shall be considered “material” unless such Tax election or Tax Contest relates to, or would reasonably be expected to result in, Material Taxes;

(o) except in connection with the settlement of intercompany balances, forgive, compromise, satisfy, pay, discharge, settle or cancel any third-party Debt owed to the Company or any of its Subsidiaries, or waive any claims or rights of value in favor of the Company or any of its Subsidiaries, in each case in excess of $500,000 individually or $5,000,000 in the aggregate;

(p) incur any Debt (other (x) than trade accounts payable and short-term working capital financing, in each case incurred in the ordinary course of business consistent with past practice, and (y) intercompany arrangements that will be terminated at or prior to the Closing) or guarantee the Debt of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries in an amount in excess of $50,000,000 in the aggregate;

(q) fail to satisfy when due any material Liability of the Company or any of its Subsidiaries (other than any such Liability that is being contested in good faith);

(r) make any commitments for capital expenditures in excess of $50,000,000 in any fiscal year (provided that the aggregate amount of all commitments for capital expenditures that continue after the Closing does not exceed $35,000,000), or fail in any fiscal year that ends prior to the Closing to make capital expenditures in the ordinary course of business consistent with past practice;

(s) acquire, transfer, sell, pledge, mortgage or otherwise encumber (other than by Permitted Liens) or dispose of any Owned Real Property or materially amend or modify any of the Leases, other than in the ordinary course of business consistent with past practice in connection with the renewal of Leases (or entry into new leases in the ordinary course of business consistent with past practice to replace any Leased Real Property for which the term of the applicable Lease is approaching termination) on terms not materially less favorable to the Company or its Subsidiaries than the applicable Lease in existence on the date hereof;

(t) settle any Action, other than settlements (i) that would (A) result in payment obligations of less than $2,000,000 individually or $25,000,000 in the aggregate and (B) not impose any restrictions or non-monetary obligations on Buyer or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) or their respective operations (other than any customary confidentiality, release and non-disparagement clauses) or (ii) (A) that relate to the matter set forth in Section 8.1(a)(vii) of the Seller Disclosure Letter and (B) do not impose any restrictions or obligations on Buyer or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) or their respective operations (other than any customary confidentiality, release or non-disparagement obligations);

(u) merge or consolidate with any other Person or authorize, adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization;

(v) enter into any Affiliate Transaction that will remain in effect after the Closing;

(w) enter into any line of business other than the Business;

(x) directly or indirectly make any bid, or otherwise offer or agree, to acquire any wireless spectrum;

(y) assign, transfer, sell, surrender, pledge, mortgage or otherwise encumber or dispose of, or cancel, abandon, fail to renew or fail to extend, any Business Permit;

(z) transfer any assets or Liabilities between the Company and its Subsidiaries, on the one hand, and any other business of Seller and its Affiliates, on the other hand, except as expressly contemplated or permitted by this Agreement, as set forth in Section 2.17 of the Seller Disclosure Letter or as contemplated by the Specified Shared Contracts;

(aa) file for any Permit the receipt of which would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair consummation of the transactions contemplated by this Agreement; or

(bb) agree or commit to take any of the foregoing actions.

Other than the right to consent or withhold consent with respect to the foregoing actions, nothing contained in this Agreement will give Buyer, directly or indirectly, rights to control or direct the business or operations of the Company and its Subsidiaries.

5.2     Pre-Closing Access.

(a) During the period from the date hereof and continuing through to the Closing or the earlier termination of this Agreement in accordance with Article VII, Seller shall, and shall cause the Company and each of its Subsidiaries to, (i) give Buyer and its Representatives reasonable access, upon prior written notice, during normal business hours, to such books, Contracts, Business Permits, Tax Returns and other records, offices and other facilities and properties of Seller (to the extent related to the Business), the Company and each of its Subsidiaries as such Persons from time to time reasonably request (including, subject to the execution of customary access letters, the work papers of their auditors); (ii) furnish to Buyer and its Representatives such financial and operating data and other information relating to Seller (to the extent related to the Business), the Company and each of its Subsidiaries as such Persons from time to time reasonably request; and (iii) use commercially reasonable efforts to cause the Representatives of Seller and its Affiliates to cooperate in good faith with Buyer and its Representatives in their investigation of the Business and the Company and its Subsidiaries; provided, however, that the foregoing (x) shall be conducted in a manner that does not unreasonably interfere with the normal conduct of the businesses or operations of Seller, the Company and its Subsidiaries, (y) coordinated through the individuals listed on Section 5.2(a) of the Seller Disclosure Letter or their designees and (z) conducted at Buyer’s sole cost and expense, and Seller shall have the right to have one or more of its Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 5.2. Notwithstanding anything to the contrary contained in this Agreement, none of Seller, the Company or any of its Subsidiaries shall be required to provide access or disclose any document or information to Buyer or its Representatives if doing so would (A) violate or conflict with (1) any Contract to which Seller, the Company or any of its Subsidiaries is a party, (2) any obligation of confidentiality or (3) any Law or the judgment, order or decree of any Governmental Authority to which Seller, the Company or any of its Subsidiaries is subject, (B) based on the advice of the Company’s outside counsel, result in the waiver of any legal privilege or work-product privilege or (C) result in the disclosure of competitively sensitive information or trade secrets; provided that Seller, the Company and each of its Subsidiaries shall use commercially reasonable efforts to provide such information in a manner that does not violate clauses (A) through (C) above. Notwithstanding anything to the contrary contained in this Agreement, neither Buyer’s receipt of information pursuant to this Section 5.2, including the review of the business or financial and other conditions of the Business or the Company and its Subsidiaries conducted by the Representatives of Buyer or its Affiliates pursuant to this Section 5.2, nor the knowledge of Buyer or any of its Affiliates with respect to any such matters, whether or not resulting from any such review, shall affect (xx) the representations and warranties made by the Company or Seller in or pursuant to this Agreement or (yy) the remedies of Buyer for breaches of such representations and warranties.

(b) Notwithstanding anything to the contrary contained herein, from the date hereof and continuing through to the Closing or the earlier termination of this Agreement in accordance with Article VII, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), (i) Buyer shall not, and shall cause its Affiliates and its Representatives not to, contact any employee (other than the individuals listed on Section 5.2(a) of the Seller Disclosure Letter or their designees), vendor, supplier, distributor or customer of the Company or its Subsidiaries regarding the business, operations, or prospects of the Company and its Subsidiaries or this Agreement or the transactions contemplated hereby, and (ii) Buyer shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company or its Subsidiaries.

(c) During the period from the date of this Agreement and continuing until the Closing or the earlier termination of this Agreement in accordance with Article VII, Seller and the Company shall use commercially reasonable efforts to provide to Buyer such cooperation as is reasonably required and customary in connection with the Financing. Buyer will indemnify and hold harmless Seller and its Subsidiaries, Affiliates and Representatives (including, if this Agreement is terminated, the Company and its Subsidiaries) from and against any and all Damages imposed, on, paid, sustained, incurred or suffered by any of them in connection with, or in any way relating to or arising out of, any action taken or information provided by Buyer or, at the request of Buyer, Seller, Holdco or the Company, in each case in connection with the Financing. Notwithstanding the foregoing, Buyer shall not be required to indemnify and hold harmless Seller and its Subsidiaries, Affiliates and Representatives (including, if this Agreement is terminated, the Company and its Subsidiaries) from and against any Damages to the extent such Damages relate to or arise out (i) of any material misstatement contained in, or omission of material information from, the information provided by Seller, Holdco or the Company expressly for inclusion in materials provided to debt financing sources in connection with the Financing or (ii) such Person’s bad faith, fraud or willful misconduct.

5.3     Efforts to Consummate.

(a) Each of the Company, Seller and Buyer shall use its reasonable best efforts to take or cause to be taken all actions and promptly to do or cause to be done all things necessary, proper or advisable (i) to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable following the date of this Agreement and (ii) to obtain any Governmental Approvals, including FCC Consents and PUC Consents, to enable all waiting periods under the HSR Act to expire and to avoid or eliminate any impediment under any Law asserted by any Governmental Authority applicable to the transactions contemplated hereby, in each case of this clause (ii), to cause the Closing and the other transactions contemplated hereby to occur as promptly as reasonably practicable following the date of this Agreement and, in any event, prior to the Outside Date, including promptly complying with or modifying any requests or inquiries for additional information or documentation (including any second request) by any Governmental Authority. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in no event shall Buyer or any of its Subsidiaries or Affiliates be required, in connection with obtaining any Governmental Approvals necessary to cause the conditions set forth in Section 6.1 or 6.2(e) to be satisfied, to take any actions or agree to any restrictions or concessions that, individually or in the aggregate, would (A) reasonably be expected to impair to any material extent the overall benefits to Buyer from the transactions contemplated by this Agreement or (B) impose costs, cause a diminution of value or interfere with the ownership or operation of the Company, in each case, that a business the size of the Company would deem material in any respect (any such action, a “Burdensome Accommodation”); provided that Buyer shall, if necessary to resolve any objections that a Governmental Authority may assert with respect to the transactions contemplated by this Agreement, offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (x) the sale, divestiture, license or other disposition of two (2) of the brands set forth in Section 5.3(a) of the Buyer Disclosure Letter and (y) an agreement to continue the conduct of business described in Section 5.3(a) of the Buyer Disclosure Letter on the terms set forth in such schedule, and any such action described in clause (x) or (y) above shall be deemed not to be, and shall not be taken into account in determining the existence of, a Burdensome Accommodation; provided, however, that if Buyer, the Company or any of their respective Subsidiaries agree to or are required to submit to terms with respect to the conduct of business described in Section 5.3(a) of the Buyer Disclosure Letter that are less favorable to Buyer, the Company or any of their respective Subsidiaries than the terms set forth in such schedule, then the incremental impact of such terms shall be taken into account in determining the existence of a Burdensome Accommodation. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, (x) Seller, the Company and their respective Subsidiaries shall take actions and agree to conditions with respect to the Business or assets of the Company or any of the Company’s Subsidiaries in connection with obtaining any Governmental Approvals only as Buyer may request by notice to Seller in writing as necessary to cause the conditions set forth in Section 6.1 or 6.2(e) to be satisfied, but only if (A) such actions are conditioned on the consummation of the Closing and have no effect prior to the Closing and (B) to the extent any such action requires any expenditures by Seller, the Company or any of their respective Subsidiaries prior to the Closing, such expenditures are borne by Buyer, (y) in no event shall Seller be required to take any action or agree to any restrictions or concessions with respect to itself or its Subsidiaries (other than the Company or its Subsidiaries) or any of their respective businesses (other than the Business) and (z) Buyer shall have sole discretion to determine whether or not to, and shall in no event be required to, initiate any Action or litigate any threatened or pending Action or preliminary or permanent injunction or other order, judgment or decree of a Governmental Authority or Law in connection with obtaining any Governmental Approvals necessary to cause the conditions set forth in Section 6.1 or 6.2(e) to be satisfied.

(b) Seller shall cause the Company to, and Buyer shall, (i) (A) prepare and file (on a confidential basis if reasonably requested by a party and permitted under applicable Law), as soon as practicable after the date hereof and, with respect to filings under the HSR Act, within ten (10) Business Days (or, if agreed by the parties, otherwise as soon as practicable) after the date hereof, such applications, notices, petitions, statements, registrations, submissions of information, requests and other documents as may be required or advisable to be filed by it with the FCC, any State PUC, the Antitrust Division of the U.S. Department of Justice, the U.S. Federal Trade Commission or any other Governmental Authority (including applicable filings under the HSR Act) in order to consummate the transactions contemplated by this Agreement and (B) subject to Section 5.3(a), use their reasonable best efforts to obtain and maintain the FCC Consents, the PUC Consents and all other consents, approvals, authorizations, waivers, permits, licenses, grants, registrations, qualifications, certificates, franchises, variances, exemptions, orders or rights required to be obtained from any other Governmental Authority that are required or advisable to consummate the transactions contemplated by this Agreement, (ii) use reasonable best efforts to comply at the earliest practicable date with a request from any Governmental Authority for additional information, documents or other materials received by each of them or any of their respective Affiliates from any Governmental Authority in respect of such filings or transactions, (iii) subject to applicable Law, promptly (A) inform the other parties of any oral communication with Governmental Authorities and (B) furnish the other parties with copies of all documents and correspondence (1) prepared by or on behalf of such party for submission to any Governmental Authority and (2) received by or on behalf of such party from any Governmental Authority, in each case in connection with the transactions contemplated hereby and (iv) subject to applicable Law, consult with and keep the other parties informed as to the status of such matters. Notwithstanding anything to the contrary contained in the foregoing, no party shall independently participate in any meeting (whether in person or via telephone) with any Governmental Authority expected to address any such filing or any investigation or other inquiry with respect to the transactions contemplated by this Agreement without, to the extent reasonably practicable, giving the other parties prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend or participate. Subject to applicable Law, each of the Company, Seller and Buyer shall cooperate with the other in the preparation and filing of any applications, notices, petitions, statements, registrations, submissions of information and requests for additional information from Governmental Authorities in connection with the transactions contemplated by this Agreement, including (x) by providing such information as may be reasonably necessary for inclusion in such applications, notices, petitions, statements, registrations, submissions of information and responses and (y) by providing copies of all such documents to the non-filing party and their advisors prior to making such filing and, if requested, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith. Subject to applicable Law, to the extent that any application, notice, registration or request so filed by any party contains any significant information relating to the other parties or the Company or any of its Subsidiaries, prior to submitting such application, notice, registration or request to any Governmental Authority, such party shall permit the other parties to review such information and shall consider in good faith the suggestions of such other parties with respect thereto. None of Seller, the Company or any of their respective Subsidiaries or Affiliates shall make any offer, acceptance or counteroffer to, or otherwise engage in negotiations with, any Governmental Authority with respect to any action set forth in Section 5.3(a), except as specifically agreed to with Buyer. Buyer shall, subject to reasonable coordination and consultation with Seller, be entitled to control all aspects of any negotiations with any Governmental Authority in connection with the transactions contemplated by this Agreement, including with respect to any action set forth in Section 5.3(a).

(c) To the extent that any consent, authorization, approval or waiver is required under any Material Contract in connection with the consummation of the transactions contemplated by this Agreement, the Company and Seller shall use commercially reasonable efforts to obtain such consent, authorization, approval or waiver on or prior to the Closing Date; provided that none of the Company, Seller or any of their respective Subsidiaries shall be required to expend any funds or incur any Liability or offer or grant any accommodation (financial or otherwise) to any third party in connection with obtaining such consent, unless any accommodation is contingent on the Closing and Buyer consents in writing to such accommodation and bears any expenses incurred by Seller or the Company in connection with obtaining such accommodation.

5.4     Insurance. Seller and the Company and each of its Subsidiaries shall use commercially reasonable efforts to continue to carry all Insurance Policies up to the Closing, including renewing or replacing any policies expiring during such period, and shall not cause any intentional breach, default or cancellation by Seller, the Company or its Subsidiaries (other than expiration and replacement of policies on terms reasonably available in the market and consistent with past practice) of such policies or agreements that would, individually or in the aggregate, reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. In the event that any material claim or occurrence occurs after the date hereof for which coverage may be afforded to the Company or any of its Subsidiaries under the Insurance Policies, Seller and the Company and each of its Subsidiaries shall use commercially reasonable efforts to preserve and pursue all coverage rights of the Company or such Subsidiary for such claim or occurrence.

5.5     Public Announcements; Confidentiality.

(a) All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Buyer and Seller. If, based on the advice of its respective counsel, a party determines that a public statement or disclosure with respect to the transactions contemplated hereby or this Agreement or any other Transaction Document must be filed with the SEC, or as a result of applicable Law or the judgment, order or decree of any Governmental Authority or the rules of a stock exchange, then such party, in a reasonable time prior to making any such filing, shall provide each other party and its counsel with the public statement or disclosure that it intends to file and shall consider in good faith each other party’s suggestions with respect thereto and, at the other party’s request and expense, shall use commercially reasonable efforts to ensure the confidential treatment by the SEC, stock exchange or relevant Governmental Authority of those sections specified by each other party.

(b) Without limiting the terms of the Confidentiality Agreement and subject to Section 5.5(a), for a period of three (3) years after the Closing, Seller shall, and shall cause its Affiliates (other than the Company and its Subsidiaries) and its and their respective Representatives to, keep confidential and not use for their respective benefit or for the benefit of any other Person, any and all non-public information relating to the Business or the Company and its Subsidiaries, including pricing and current business plans.

5.6     Notification of Certain Matters. The Company, Seller and Buyer shall, prior to the Closing, give prompt notice to the other parties of: (a) the occurrence of any event that would reasonably be expected to result in any of the conditions set forth in Article VI becoming incapable of being satisfied; (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement; and (c) any Action pending or, to the applicable party’s knowledge, threatened against the party or parties relating to the transactions contemplated by this Agreement; provided, however, that (x) no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement, (y) any party’s failure to give notice of any such occurrence as required pursuant to this Section 5.6 shall not cause the failure of any condition set forth in Article VI to be satisfied unless the underlying event, notice or Action would independently result in the failure of a condition set forth in Article VI to be satisfied.

5.7     Employee Benefits.

(a) Until the first anniversary of the Closing Date, each employee of the Company or any of its Subsidiaries who continues as an employee of Buyer or any of its Subsidiaries immediately following the Closing (the “Continuing Employees”) shall be provided with (i) total annual cash compensation (annual base salary or wage rate, as applicable, plus annual target bonus opportunity) that is not less favorable than those provided to such Continuing Employees by the Company or any of its Subsidiaries immediately prior to the Closing; provided that, in no event shall a Continuing Employee receive an annual base salary or wage rate, as applicable, that is less favorable than that provided to such Continuing Employee by the Company or any of its Subsidiaries immediately prior to the Closing; and (ii) employee benefits (excluding equity and long-term incentives, any transaction or retention bonuses and any defined benefit, retiree welfare benefits or deferred compensation) that, as determined in Buyer’s discretion, are (A) no less favorable, in the aggregate, than those provided to such Continuing Employee under the Benefit Plans immediately prior to the Closing Date (subject to the same exclusions), (B) no less favorable, in the aggregate, than those provided to management employees of the Buyer or its Affiliates (excluding the Company and its Subsidiaries) (with the same exclusions) or (C) constitute any combination of the foregoing. Each Continuing Employee whose employment is terminated within twelve (12) months after the Closing Date by the Buyer or an Affiliate of Buyer without cause shall be eligible for severance benefits at a level at least equal to the severance benefits applicable to such Continuing Employee as set forth in Section 5.7 of the Seller Disclosure Letter (the “Severance Policy”). Except as specifically provided otherwise in the Severance Policy, each Continuing Employee shall not be entitled to severance benefits from the Seller or any of its Affiliates (other than the Company and its Subsidiaries).

(b) Under the employee benefit plans providing benefits to Continuing Employees after the Closing Date (each, a “Post-Closing Plan”), (i) each Continuing Employee shall be credited with his or her years of service with the Company or its Subsidiaries as of the Closing Date for purposes of eligibility, vesting and, solely for purposes of vacation and severance, benefit accrual, to the same extent as such service credit was provided before the Closing Date under any similar Benefit Plan, except to the extent that such service credit would result in duplication of benefits for the same period and other than under any defined benefit retirement plan or retiree medical plan or frozen or grandfathered plan of Buyer or its Affiliates, and (ii) Buyer shall use commercially reasonable efforts to cause (A) each Post-Closing Plan providing for medical benefits to Continuing Employees to waive pre-existing condition limitations to the extent waived or not applicable under the analogous Benefit Plan and (B) the Continuing Employees to be given credit under each Post-Closing Plan that provides for medical benefits for amounts paid under the analogous Benefit Plan prior to the Closing Date during the year in which the Closing Date occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums, as though such amounts had been paid in accordance with the terms and conditions of the Post-Closing Plan, in each case, provided that such information is timely provided to Buyer or the administrator of the Post-Closing Plans, as applicable, in a form reasonably acceptable to the plan administrator.

(c) To the extent not inconsistent with this Section 5.7, upon reasonable written request from Buyer prior to the Closing Date, for integration and transition purposes, the Company and its Subsidiaries shall, and Seller shall cause them to, amend, modify or terminate any Benefit Plan to the extent and in the manner reasonably determined by Buyer contingent and effective upon the Closing Date (or at such different time mutually agreed to by the parties) and Seller shall provide written evidence to Buyer of such amendment, modification or termination no later than the Closing Date.

(d) (i) Within five (5) Business Days following the date hereof, Seller shall cause the Company to communicate in writing to the eligible employees the terms of the LTIP Acceleration Letters and the Retention Bonus Letters set forth in items 2 and 4 of Section 5.1(e) of the Seller Disclosure Letter and (ii) within fifteen (15) Business Days following the date hereof, Seller shall adopt and enter into the LTIP Acceleration Letters and the Retention Bonus Letters set forth in items 2 and 4 of Section 5.1(e) of the Seller Disclosure Letter.

(e) The provisions of this Section 5.7 are solely for the benefit of the parties to this Agreement, and no current or former employee of the Company or any of its Subsidiaries or any other individual associated therewith shall be regarded for any purposes as a third-party beneficiary of this Agreement or this Section 5.7, and nothing herein shall be construed as (i) an amendment to any Benefit Plan or (ii) the creation of any right to continued employment with the Company or any of its Subsidiaries, Buyer or their respective Affiliates or to continued receipt of any employee benefits. Nothing in this Section 5.7 shall be construed to limit any rights that the Company or any of its Subsidiaries or Buyer has under any plan or arrangement to amend, modify, terminate or adjust any particular plan or arrangement or to terminate the employment of any employee of the Company or any of its Subsidiaries for any reason.

5.8     Third-Party Proposals. From the date hereof until the earlier of the Closing and such time as this Agreement is terminated in accordance with Article VII, except for the transactions contemplated by this Agreement, Seller shall not, and shall cause the Company and its Subsidiaries not to, and their respective Representatives not to, directly or indirectly, (a) continue or enter into any negotiation, discussion, Contract or instrument, with any Person other than Buyer and its Affiliates, with respect to the sale of the Shares or a material portion of the assets of the Company and its Subsidiaries, or any merger, recapitalization or similar transaction with respect to the Company or any of its Subsidiaries (an “Alternative Transaction”) (and to the extent that any confidential information of the Company has been provided to any third parties prior to the date hereof, Seller and the Company shall request the prompt return or destruction of such information) or (b) provide any information with respect to, or take any other action knowingly to facilitate, solicit or encourage any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, an Alternative Transaction; provided that any indirect change in ownership of the Company as a result of (x) changes in ownership of, or the merger or other consolidation of, Seller or (y) the merger or other consolidation of Holdco with another Subsidiary of Seller shall not be deemed an Alternative Transaction.

5.9     Non-Solicitation.

(a) For a period of five (5) years following the Closing Date (the “Restricted Period”), Seller agrees that it shall not, and it shall cause its Subsidiaries not to, without Buyer’s prior written consent, directly or indirectly (including through any Representatives of Seller or its Subsidiaries), (i) solicit for employment (whether as an employee, consultant or temporary employee) or hire any Key Employee or (ii) induce or attempt to induce any Key Employee to leave Buyer or its Affiliates (including the Company and its Subsidiaries); provided that this Section 5.9(a) shall not preclude (x) Seller or any other Person from entering into discussions with, soliciting or hiring any person whose employment with the Company or any of its Subsidiaries has been terminated at least six (6) months prior to commencement of discussions with the soliciting party and (y) Seller or its Subsidiaries from engaging in general solicitation or general advertising that is not specifically targeted at the Key Employees.

(b) Notwithstanding the foregoing, for the first three (3) years following the Closing Date, Seller agrees that it shall not, and shall cause its Subsidiaries not to, without Buyer’s prior written consent, directly or indirectly (including through any Representatives of Seller or its Subsidiaries), (i) solicit for employment (whether as an employee, consultant or temporary employee) or hire the CEO Employee or (ii) induce or attempt to induce the CEO Employee to leave Buyer or its Affiliates (including the Company and its Subsidiaries); provided that the restriction on soliciting or hiring the CEO Employee shall cease to be applicable in the event that (A) Buyer and its Affiliates terminate the employment of the CEO Employee other than pursuant to a termination characterized as for misconduct or cause under the Senior Management Severance Plan, effective as of February 5, 2010 and incorporated by reference in the Buyer SEC Documents, and (B) six (6) months have elapsed since the date of such termination.

5.10     Non-Competition. During the Restricted Period, Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly, engage in or own, manage, operate, control or make any equity investments in any business or Person engaged in any Protected Business in the Protected Territory. Notwithstanding anything herein to the contrary, the prohibitions in this Section 5.10 shall not apply to the passive ownership by Seller or any of its Subsidiaries, directly or indirectly, of less than five percent (5%) of any class of the equity securities of any business or Person (other than the Persons set forth in Section 5.10 of the Seller Disclosure Letter) that is engaged in the Protected

Business in the Protected Territory; provided that under no circumstances shall Seller or any of its Subsidiaries enter into any commercial or strategic arrangements, agreements or partnerships in connection with such passive investment. In the event Seller or any of its Subsidiaries acquires any business or Person, the acquisition of which would violate this Section 5.10 but for this sentence, Seller or such Subsidiary shall not be in violation of this Section 5.10 if, as soon as practicable but in any event within one-hundred-eighty (180) days after the closing of such acquisition, Seller or such Subsidiary commences efforts to divest, and within twelve (12) months after the closing of such acquisition, Seller or such Subsidiary consummates such divestiture of, such acquired Person or business.

5.11     Financial Statements; Information; Books and Records.

(a) Seller shall deliver to Buyer (i) within sixty (60) days after the end of each fiscal quarter (other than the fourth (4th) fiscal quarter) of the Company and its Subsidiaries ending at least sixty (60) days prior to the Closing Date, the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of income, stockholders’ deficit and cash flows of the Company and its Subsidiaries for the applicable period and (ii) within one-hundred- twenty (120) days after the end of each fiscal year of the Company and its Subsidiaries ending at least one-hundred-twenty (120) days prior to the Closing Date, the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of, and the related consolidated statements of income, stockholders’ deficit and cash flows of the Company and its Subsidiaries for, such fiscal year.

(b) For a period of one (1) year after the Closing, Seller shall, at Buyer’s expense, provide Buyer with such financial and other information as Buyer may reasonably request with respect to the Company and its Subsidiaries in connection with Buyer’s reporting obligations under GAAP and applicable Law to the extent such information is not in the possession of the Company or any of its Subsidiaries, subject to the limitations set forth in the proviso and the succeeding sentence of Section 5.2(a).

(c) Prior to the Closing, Seller and the Company shall, in consultation with Buyer, devise and implement (or, if already in effect as of the date hereof, maintain) a system for the Company to accurately track and provide accurate monthly reporting of Subscriber Migrations, which system shall be in place and operational as of the Closing.

(d) Following the Closing and continuing until the end of the Earnout Period, Buyer (i) shall maintain accurate books and records with respect to the Company and its Subsidiaries for purposes of calculating Contingent Revenue Consideration, Contingent Migration Consideration and the resulting Contingent Cash Consideration and (ii) shall not make any material change in any method of accounting or any auditing or accounting practice or policy, other than those required by a change in Law or GAAP, unless Buyer causes the Company and its Subsidiaries to maintain accurate books and records for purposes of calculating the Contingent Cash Consideration (and each component thereof) consistent with the accounting or auditing practice or policy of the Company and its Subsidiaries as in effect immediately prior to the date hereof. As soon as practicable after the end each consecutive three (3)-month period occurring during the Earnout Period, but in any event within sixty (60) days after the end of such three (3)-month period, Buyer shall cause to be prepared and delivered to Seller an unaudited consolidated statement of revenue of the Company and its Subsidiaries for the period ended as of the last day of such three (3)-month period. As soon as practicable after the end of each full calendar month occurring during the Earnout Period, but in any event within thirty (30) days after the end of such calendar month, Buyer shall cause to be prepared and delivered to Seller a non-binding calculation of the number of Subscriber Migrations that occurred during such calendar month. Seller may reasonably review and comment on any statements delivered pursuant to the preceding two sentences, and Buyer shall consider such comments in good faith; provided that Seller’s comments on (or failure to comment on) any such statement shall not in any way prejudice or affect Seller’s right to dispute an Earnout Statement pursuant to Section 1.8(b).

(e) For a period of five (5) years after the Closing, Buyer shall, and shall cause the Company and its Subsidiaries to, use reasonable efforts to (i) give Seller and its Representatives reasonable access, upon prior written notice, during normal business hours, to its management, books, records and other information for any reasonable purpose to the extent related to the Company and its Subsidiaries and to the periods prior to the Closing, including as may be necessary for (A) the preparation of Tax Returns and financial statements and (B) complying with any audit request, subpoena or other investigative demand by any Governmental Authority or for any Action (including any Third Party Claim pursuant to Article VIII), in each case subject to reasonable restrictions imposed from time to time upon advice of counsel in respect of applicable Laws relating to the confidentiality of information (including any Antitrust Laws) and provided that any such access or information relating to Taxes shall be subject to the requirements and limitations of Section 9.6, and (ii) maintain all such books and records in the same or a similar accessible format as currently existing. Notwithstanding anything to the contrary contained in this Section 5.11(e), none of Buyer, the Company or any of its Subsidiaries shall be required to provide access or disclose any document or information to Seller or its Representatives if doing so would (x) violate or conflict with (i) any Contract to which Buyer, the Company or any of its Subsidiaries is a party, (ii) any obligation of confidentiality or (iii) any Law or the judgment, order or decree of any Governmental Authority to which Buyer, the Company or any of its Subsidiaries is subject, (y) based on the advice of the Company’s outside counsel, result in the waiver of any legal privilege or work-product privilege or (z) result in the disclosure of competitively sensitive information or trade secrets; provided that Buyer, the Company and each of its Subsidiaries shall use commercially reasonable efforts to provide such information in a manner that does not violate clauses (x) through (z) above.

5.12     Termination of Affiliate Obligations and Hedging Arrangements.

(a) On or prior to the Closing, except as set forth in Section 5.12(a) of the Seller Disclosure Letter or the Transaction Documents, Seller shall, and shall cause its Affiliates to, take all actions necessary to cause any and all Contracts between Seller or any of its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand, to be terminated without any continuing obligation of the Company or any of its Subsidiaries, excluding Shared Contracts.

(b) Except as set forth in Section 5.12(b) of the Seller Disclosure Letter or the Transaction Documents, all intercompany balances between the Company or any its Subsidiaries, on the one hand, and Seller or any of its Affiliates, on the other hand, shall be eliminated by discharge or otherwise in their entirety prior to the Closing.

(c) On or prior to the Closing, the Company shall, and Seller shall cause the Company to, take all actions necessary to terminate and settle any interest rate, currency, materials or other hedging agreements or arrangements of the Company or any of its Subsidiaries, in each case without any continuing obligation of the Company or any of its Subsidiaries (such terminated and settled agreements and arrangements, the “Terminated Hedging Agreements”).

5.13     Director and Officer Indemnification and Insurance.

(a) Buyer agrees that all rights to exculpation, indemnification and advancement of expenses pursuant to the Organizational Documents of the Company and its Subsidiaries or any indemnification agreement to which any D&O Indemnified Person is party for acts or omissions occurring or existing on or prior to the Closing Date, whether now existing or asserted or claimed prior to, on or after the Closing Date (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), in favor of each Person who is now, or who has been at any time prior to the date hereof, or who becomes prior to the Closing, a director, officer, or employee of the Company or its Subsidiaries (each, a “D&O Indemnified Person”) shall survive the Closing Date and the consummation of the transactions contemplated hereby and remain in full force and effect to the extent provided in the following sentence. For a period of six (6) years after the Closing Date, (i) Buyer shall not, and shall not permit the Company or its Subsidiaries to, amend, repeal or modify any provision in the Organizational Documents of the Company or its Subsidiaries relating to the exculpation, indemnification or advancement of expenses with respect to any D&O Indemnified Person in connection with acts or omissions occurring on or prior to the Closing Date, whether asserted or claimed prior to, on or after the Closing Date (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), unless, and only to the extent, required by applicable Law, it being the intent of the parties that all such D&O Indemnified Persons shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted by applicable Law, and (ii) Buyer shall, and shall cause the Company and its Subsidiaries to, maintain in full force and effect any indemnification agreements of the Company or its Subsidiaries with any D&O Indemnified Person, in each case of clauses (i) and (ii) above, as in effect as of the date hereof.

(b) Without limiting the generality of Section 5.13(a), from and after the Closing Date, Buyer shall, and shall cause the Company and its Subsidiaries (each, a “D&O Indemnifying Party”), to (i) indemnify, defend and hold harmless the D&O Indemnified Persons, to the fullest extent permitted by applicable Law, against all D&O Expenses and all losses, claims, damages, judgments, fines, penalties and amounts paid in settlement (“D&O Losses”) in respect of any threatened, pending or completed claim, action, inquiry, suit, proceeding or judgment, whether criminal, civil, administrative or investigative, whether now existing or asserted or claimed prior to, on or after the Closing Date (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby) to the extent based on, arising out of, relating to or in connection with the fact that such D&O Indemnified Person is or was a director, officer or employee of the Company or any of its Subsidiaries in such D&O Indemnified Person’s capacity as a director, officer or employee of the Company or such Subsidiary (a “D&O Indemnifiable Claim”) and (ii) advance to such D&O Indemnified Person, subject to receipt of an undertaking if such D&O Indemnified Person is not ultimately entitled to indemnification, all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party is otherwise entitled to assume the defense of such claim and has assumed such defense) promptly after receipt of statements therefor. For the purposes of this Section 5.13(b), “D&O Expenses” shall include attorneys’ fees, expert fees, arbitrator and mediator fees, and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or otherwise participating in (including on appeal), or preparing to defend, to be a witness in or participate in, any D&O Indemnifiable Claim. In the event of any such D&O Indemnifiable Claim, Buyer and the Company and its Subsidiaries shall cooperate with the D&O Indemnified Person in the defense of any such D&O Indemnifiable Claim. Each of the Company and its Subsidiaries shall be a full indemnitor of first resort, shall be required to advance the full amount of all D&O Expenses incurred by a D&O Indemnified Person and shall be liable for the full amount of all D&O Losses to the extent legally permitted and as required, without regard to any rights a D&O Indemnified Person may have against Seller, any of Seller’s Affiliates or any insurer providing insurance coverage under an insurance policy issued to Seller or any of its Affiliates.

(c) Buyer shall cause the Company, at Buyer’s expense, to obtain by the Closing Date, and to maintain in effect for six (6) years from and after the Closing Date, a “tail” insurance policy from an insurance carrier with the same or better credit rating as Seller’s or the Company’s current insurance carrier(s) with respect to officers’ and directors’ liability insurance for the benefit of the Company and its Subsidiaries (collectively, “D&O Insurance”) and covering the persons who are covered by any existing D&O Insurance held by the Company or existing D&O Insurance held by Seller that benefits officers and directors of the Company and its Subsidiaries with respect to matters arising out of or relating to acts or omissions occurring or existing on or prior to the Closing Date (including in connection with this Agreement and the transactions contemplated hereby); provided that in no event shall the aggregate premium for such “tail” policy exceed two-hundred-fifty percent (250%) of the annual premium currently paid by the Company for such insurance (the “Insurance Cap”), in which case Buyer shall obtain a policy with the greatest coverage reasonably available at a price equal to or less than the Insurance Cap.

(d) The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, his or her heirs and his or her executors, administrators and personal representatives, each of whom is an intended third-party beneficiary of this Section 5.13, and are in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution that any such Person may have by Contract or otherwise. The provisions of this Section 5.13 shall survive consummation of the Closing.

5.14     Certain Covenants Related to Earnout.

(a) From the Closing Date until the end of the Earnout Period, Buyer and the Company shall (i) act in good faith with respect to Buyer’s obligations regarding the Contingent Cash Consideration and not take any action, or omit to take any action, with the purpose of reducing the aggregate amount of Contingent Cash Consideration payable to Seller, (ii) conduct the Business solely through the Company and its Subsidiaries (provided that Buyer shall be permitted to conduct certain Business-related activities through other Subsidiaries of Buyer in connection with the post-Closing integration of the Company and its Subsidiaries as long as such actions do not reduce the aggregate amount of Contingent Migration Consideration or Contingent Revenue Consideration that would otherwise have been payable to Seller but for such action), (iii) use commercially reasonable efforts to maintain or increase customer acquisition and retention and reduce customer losses, including by making reasonable expenditures on channel and customer investments, (iv) make annual expenditures on marketing at least as comparable to the Company’s average annual expenditures on marketing in the three (3)-year period prior the date hereof and (v) take the actions set forth in Section 5.14(a) of the Buyer Disclosure Letter.

(b) Unless Buyer makes appropriate adjustments to the components of Contingent Cash Consideration set forth in this Agreement, Buyer shall not, and shall cause its Affiliates (including the Company and its Subsidiaries) not to, (i) directly or indirectly sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of the Company and its Subsidiaries or (ii) provide bundled pricing or similar discounts or incentives to customers of the Company and its Subsidiaries if, in each case, such actions would have the effect of reducing the aggregate amount of Contingent Cash Consideration payable to Seller.

(c) In the event of the occurrence of any of the following events solely during the Earnout Period, the maximum Contingent Migration Consideration and the maximum Contingent Revenue Consideration, in each case less any payments made by Buyer in respect of any Measurement Period prior thereto shall be immediately due and payable to Seller: (i) Buyer or the Company commences any Action in bankruptcy for dissolution, winding-up, or other relief under the bankruptcy or similar laws of any Governmental Authority or otherwise becomes subject to such an Action or (ii) Buyer or the Company makes an assignment for the benefit of creditors, or petitions or applies to any Governmental Authority for the appointment of a custodian, receiver or trustee for all or substantially all of its assets or properties or has a receiver, custodian or trustee appointed for all or substantially all of its assets or properties.

(d) The obligations of Buyer pursuant to Section 1.8, Section 5.11(d) and this Section 5.14 are intended to be, and Buyer and the Company shall cause such obligations to be, (i) binding upon any successors or assigns of Buyer, the Company or its Subsidiaries, (ii) binding upon any trustee, examiner, receiver or other representative of Buyer or the Company or its Subsidiary’s estate, (iii) binding upon any acquirer, assignee or transferee of assets representing fifty percent (50%) or more, in the aggregate, of the revenue, income, assets or properties of Buyer or the Company, on a consolidated basis, and (iv) jointly and severally binding upon Buyer and each other ultimate parent company involved in or created by any spin-off, split-off or similar transaction. Buyer shall take such actions as are necessary to ensure that its obligations pursuant to the preceding sentence are binding upon any such successors, assigns or acquiring Persons and any such entity or entities resulting from any spin-off, split-off or similar transactions.

(e) The obligations of Buyer set forth in Section 5.11(d) and this Section 5.14 shall terminate concurrently with the termination of the Earnout Period.

5.15     Buyer Common Stock Registration.

(a) Concurrently with the Closing, Buyer and Seller will enter into a registration rights agreement in substantially the form attached hereto as Exhibit C (the “Registration Rights Agreement”).

(b) If Buyer is a WKSI at the Closing, then, as soon as reasonably practicable following the Closing and in no event later than one (1) Business Day following the Closing Date, Buyer shall file an automatic shelf registration statement (as defined in Rule 405) on Form S-3 (or any successor short form registration statement) in accordance with the requirements of the Securities Act covering the offer and resale on a continuous basis pursuant to Rule 415, subject to the terms and conditions of the Registration Rights Agreement, by Seller of the shares of Buyer Common Stock to be received by Seller, and shall use reasonable best efforts to cause such registration statement to become effective no later than the end of the first (1st) Trading Day following the Closing Date.

(c) If Buyer is not a WKSI at the Closing, then as soon as reasonably practicable following the Closing and in no event later than five (5) Business Days following the Closing Date, Buyer shall file with the SEC a shelf registration statement on Form S-3 (or any successor short form registration statement) in accordance with the requirements of the Securities Act covering the offer and resale on a continuous basis pursuant to Rule 415, subject to the terms and conditions of the Registration Rights Agreement, by Seller of the shares of Buyer Common Stock to be received by Seller, and shall use reasonable best efforts to cause such registration statement to become effective as soon as permitted by the SEC.

5.16     Shared Contracts. From the date hereof until the earlier of the Closing and such time as this Agreement is terminated in accordance with Article VII, each of Buyer and Seller shall, and shall cause their Affiliates to, use commercially reasonable efforts to identify any Shared Contracts (other than Specified Shared Contracts) and notify the other party of such Shared Contract. Each of Buyer and Seller will use commercially reasonable efforts to (i) assist the other party in negotiating and entering into arrangements for the benefit of the other party, as the case may be, with the counterparty to such Shared Contract that replicates, as nearly as reasonably practicable, the rights and benefits of the portion of such Shared Contract related to the Business or the business of Seller and its Subsidiaries (other than the Business), as the case may be, including the split and novation of such Shared Contract, or (ii) to the extent permitted by applicable Law and by the terms of such Shared Contract, enter into arrangements with the other party to provide such party, as nearly as reasonably practicable, with rights and benefits applicable to the to the Business or the business of Seller and its Subsidiaries (other than the Business), as the case may be, under such Shared Contract. In the case of any Shared Contract that relates exclusively to the Business and to which both the Company or any of its Subsidiaries and Seller or any of its Subsidiaries is a party, the Company or its relevant Subsidiary shall bear all the costs, Liabilities and obligations with respect to such Shared Contract from and after the Closing and shall pay, reimburse, indemnify and hold harmless Seller and its Subsidiaries for any and all Damages incurred or sustained by, or imposed upon Seller or any of its Subsidiaries with respect to such Shared Contract arising from and after the Closing. In the case of any Shared Contract that relates exclusively to the business of Seller and its Subsidiaries (other than the Business) and to which both the Company or any of its Subsidiaries and Seller or any of its Subsidiaries is a party, Seller or its relevant Subsidiary shall bear all the costs, Liabilities and obligations with respect to such Shared Contract from and after the Closing and shall pay, reimburse, indemnify and hold harmless the Company and its Subsidiary for any and all Damages incurred or sustained by, or imposed upon the Company or such Subsidiary with respect to such Shared Contract arising from and after the Closing.

5.17     Commercial Consideration. From the date hereof until the Closing Date, Buyer and Seller shall, and shall cause their respective Representatives to, use commercially reasonable efforts to identify any mutually beneficial commercial arrangements that may result in the payment of Commercial Consideration to Seller, including a roaming agreement between the Company and Seller (which, if on substantially similar terms to the existing roaming agreement between Seller and Buyer as of the date hereof, shall be deemed a mutually beneficial commercial arrangement that would result in Commercial Consideration). To the extent that Buyer and Seller agree to pursue any such commercial arrangements, they shall cooperate in good faith to document, negotiate and enter into a Contract (or an amendment to an existing Contract) between Buyer or one of its Subsidiaries, on the one hand, and Seller or one of its Subsidiaries, on the other hand (a “Commercial Contract”). Notwithstanding anything to the contrary set forth herein, (a) neither Buyer nor Seller nor any of their respective Subsidiaries be required to document, negotiate or enter into any Commercial Contract, (b) the Deferred Consideration shall only be reduced for any Commercial Consideration to the extent Seller has agreed in writing to the value of the Commercial Consideration in respect of any Commercial Contract and (c) any Contracts in effect on the date hereof between Seller and its Subsidiaries, on the one hand, and Buyer and its Subsidiaries, on the other hand, including the arrangements set forth in Section 2.17 of the Seller Disclosure Letter but excluding any Contracts renewed, extended or entered into after the date hereof that Seller agrees in writing contain Commercial Consideration, shall not be deemed to result in any Commercial Consideration.

5.18     Transitional Trademark Use. Effective as of the Closing Date, Seller hereby grants, and shall cause any applicable Affiliate to grant, to the Company a non-exclusive, non-transferable, non-sublicensable (except for sub-licenses of the type granted by Seller prior to the Closing Date), royalty-free license, for a period of one (1) year immediately following the Closing Date (the “Transition Period”), to use, solely within the United States, the Mark “TELCEL AMERICA” (the “Telcel Mark”) in the same manner and to the same extent as such Mark is used by the Company in connection with the customers of the Business in the United States of America in the twelve (12) months prior to the Closing. Following the earlier of (i) the transitioning of all such customers to another Mark and (ii) the end of the Transition Period, the Company shall, (A) cease all use of the Telcel Mark and (B) destroy any products, materials, labels or packaging in the Company’s possession or control containing the Telcel Mark. Any use of the Telcel Mark pursuant to this Section 5.18 shall be only in connection with goods and services that are of quality equivalent to or higher than the quality of goods and services provided by the Seller and its Affiliates under the Telcel Mark prior to the Closing and Seller shall have the right to terminate the license granted in this Section 5.18 in the event of any material breach by the Company of the terms set forth herein.

All goodwill generated by the use of the Telcel Mark under this Section 5.18 shall inure solely to the benefit of Seller, and Buyer and the Company hereby acknowledge and agree that all right, title and interest in, to and under the Telcel Mark are and shall remain owned exclusively by Seller or its Subsidiaries (other than the Company and its Subsidiaries). For a period of five (5) years following the Closing, Seller and its Affiliates shall not offer any services included in the Protected Business in the Protected Territory under the Telcel Mark.

5.19     Further Assurances. Each party shall cooperate with each other party and shall cause its respective Affiliates to, execute, acknowledge and deliver all such further documents, notices, releases, assurances and instruments, including instruments of conveyance, assignment and transfer and shall take all such other actions as such party may reasonably be requested to take by the other parties from time to time, consistent with the terms of this Agreement, in each case in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby.

Article VI

CONDITIONS TO THE CLOSING

6.1     Mutual Conditions. The respective obligations of each of Buyer, on the one hand, and Seller and Holdco, on the other hand, to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver in writing by Buyer and Seller) as of the Closing of the following conditions:

(a) No Injunction. At the Closing Date, no Law enacted, entered, promulgated, enforced or issued by any Governmental Authority of competent jurisdiction (in each case, exclusive of all Antitrust Laws and enforcement actions related thereto) shall be in effect that restrains, enjoins, prohibits or makes illegal the consummation of the transactions contemplated hereby and there shall be no injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction in effect that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby.

(b) Antitrust Laws. All waiting periods under the HSR Act relating to the transactions contemplated by this Agreement (as extended by any applicable Governmental Authority) shall have expired or been terminated.

(c) Regulatory Approvals. All FCC Consents and the filings with and consents of the State PUCs to the transactions contemplated by this Agreement that Buyer acting in good faith reasonably determines to be legally required (the “PUC Consents”) shall have been made or obtained.

(d) Final Order. The FCC Consents shall have become Final Orders.

6.2     Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are also subject to the satisfaction (or waiver in writing by Buyer) as of the Closing of each of the following conditions:

(a) Representations and Warranties of Seller, Holdco and the Company. (i) The representations and warranties set forth in the first sentence of Section 2.1, in Sections 2.2(a) and 2.2(b) and in the first four sentences of Section 3.4 shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing, (ii) the Fundamental Representations (other than those set forth in the first sentence of Section 2.1, in Sections 2.2(a) and 2.2(b) and in the first four sentences of Section 3.4) shall be true and correct (without giving effect to any qualifications or exceptions contained therein regarding materiality, Material Adverse Effect or similar qualifications) in all material respects as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing (except to the extent that any representation and warranty is made as of a specified time other than the Closing, in which case such representation and warranty shall be true and correct as of such specified time) and (iii) the other representations and warranties contained in Article II and Article III of this Agreement (other than the Fundamental Representations) shall be true and correct (without giving effect to any qualifications or exceptions contained therein regarding materiality, Material Adverse Effect or similar qualifications) in all respects as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing (except to the extent that any representation and warranty is made as of a specified time other than the Closing, in which case such representation and warranty shall be true and correct as of such specified time), except, in the case of this clause (iii), where the failure of any such representation or warranty to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect (provided that the “Material Adverse Effect” qualifier in Section 2.18(a), any reference to materiality in the definition of “Material Contract” shall not be disregarded).

(b) Performance of Seller, Holdco and Company Covenants. Each of Seller, Holdco and the Company shall have performed and complied in all material respects with all of the respective covenants and agreements contained in this Agreement required to be performed or complied with by it prior to or at the Closing.

(c) Material Adverse Effect. Since January 1, 2020, there shall not have occurred any change, effect, event, circumstance or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

(d) Closing Certificate. Buyer shall have received a certificate, dated as of the Closing Date, executed on behalf of Seller and the Company by a senior officer of each of Seller and the Company, to the effect that the conditions specified in each of clauses (a), (b) and (c) above have been fulfilled.

(e) Burdensome Accommodations. There shall not have been imposed, individually or in the aggregate, any Burdensome Accommodations in connection with any of the approvals or authorizations referenced in Section 6.1.

(f) Tax Certificates and Forms. Seller shall have delivered to Buyer (i) a certificate duly executed by Holdco (and accompanying notice to the IRS), reasonably satisfactory to Buyer, that satisfies the requirements of section 1.1445-2(c)(3) of the Treasury Regulations, certifying that the Company is not, and was not at any time during the five (5)-year period ending on the Closing Date, a U.S. real property holding corporation within the meaning of 897(c)(2) of the Code, along with written authorization for Buyer to deliver such certificate and notice to the IRS on behalf of the Company and (ii) a properly completed and executed IRS Form W-8BEN-E of Holdco.

6.3     Conditions to the Obligations of Seller and Holdco. The obligations of Seller and Holdco to consummate the transactions contemplated by this Agreement are also subject to the satisfaction (or waiver in writing by Seller and Holdco, as applicable) as of the Closing of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Buyer contained in Section 4.10 shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing, (ii) the Buyer Fundamental Representations (other than those set forth in Section 4.10) shall be true and correct (without giving effect to any qualifications or exceptions contained therein regarding materiality, Material Adverse Effect or similar qualifications) in all material respects as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing (except to the extent that any representation and warranty is made as of a specified time other than the Closing, in which case such representation and warranty shall be true and correct as of such specified time) and (iii) the other representations and warranties contained in Article IV of this Agreement (other than the Buyer Fundamental Representations) shall be true and correct (without giving effect to any qualifications or exceptions contained therein regarding materiality or similar qualifications) in all respects as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing (except to the extent that any representation and warranty is made as of a specified time other than the Closing, in which case such representation and warranty shall be true and correct as of such specified time), except, in the case of this clause (iii), where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, reasonably be expected to materially delay or prevent Buyer’s ability to consummate the transactions contemplated by this Agreement.

(b) Performance of Covenants. Buyer shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement required to be performed or complied with by Buyer prior to or at the Closing.

(c) Certificate. Seller shall have received a certificate, dated as of the Closing Date, executed on behalf of Buyer by a senior officer of Buyer, to the effect that the conditions specified in each of clauses (a) and (b) above have been fulfilled.

Article VII

TERMINATION

7.1     Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by mutual written agreement of Seller and Buyer;

(b) by written notice from either Buyer or Seller to the other parties in the event that (i) there shall be any applicable Law enacted, entered, promulgated, enforced or issued by any Governmental Authority of competent jurisdiction that makes consummation of the Closing illegal or otherwise prohibited or (ii) any Governmental Authority of competent jurisdiction shall have issued an order, decree, directive or ruling (A) permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement or (B) denying the approval of any application or notice for approval to consummate such transactions that is necessary for the consummation of the transactions contemplated by this Agreement, and, in each case, such order, decree, ruling, denial or other action shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose material breach of any provision of this Agreement is the primary cause of the issuance of such Law, order, decree, directive or ruling;

(c) by written notice from Seller to Buyer, if there shall be a breach by Buyer of any representation or warranty contained in Article IV or any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 6.1 or 6.3 to be satisfied at the Closing and such breach cannot be cured by Buyer prior to the Outside Date or, if capable of being so cured, shall not have been cured by the earlier of (i) the thirtieth (30th) day following receipt by Buyer of a written notice of such breach or failure to perform from Seller stating Seller’s intention to terminate this Agreement pursuant to this Section 7.1(c) and the basis for such termination and (ii) the Outside Date; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if Seller is then in breach of its representations, warranties, covenants or agreements contained in this Agreement that would cause any condition set forth in Section 6.1 or 6.2 not to be satisfied at the Closing (other than those conditions that (x) by their terms are to be satisfied at the Closing or (y) the failure of which to be satisfied is attributable primarily to a breach by Buyer of its representations, warranties, covenants or agreements contained in this Agreement);

(d) by written notice from Buyer to Seller and the Company, if there shall be a breach by Seller or the Company of any representation or warranty contained in Article II or Article III or any covenant or agreement to be complied with or performed by Seller or the Company pursuant to the terms of this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 6.1 or 6.2 to be satisfied at the Closing and such breach cannot be cured by Seller or the Company, as applicable, prior to the Outside Date or, if capable of being so cured, shall not have been cured by the earlier of (i) the thirtieth (30th) day following receipt by Seller and the Company of a written notice of such breach or failure to perform from Buyer stating Buyer’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination and (ii) the Outside Date; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if Buyer is then in breach of its representations, warranties, covenants or agreements contained in this Agreement that would cause any condition set forth in Section 6.1 or 6.3 not to be satisfied at the Closing (other than those conditions that (x) by their terms are to be satisfied at the Closing or (y) the failure of which to be satisfied is attributable primarily to a breach by Seller or the Company of their respective representations, warranties, covenants or agreements contained in this Agreement); or

(e) by written notice of either Buyer or Seller to the other parties in the event that the Closing shall not have taken place on or before March 13, 2022 (the “Outside Date”); provided that either party may extend the Outside Date by three (3) months to June 13, 2022 (the “Extended Outside Date”) only if, at the time of such extension, (x) the only conditions in Article VI not capable of being satisfied are the conditions set forth in Section 6.1 or 6.2(e) and (y) the extending party’s breach is not the primary cause preventing the consummation of any of its obligations under this Agreement; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(e) shall not be available to any party whose material breach of any provision of this Agreement is the primary cause of the Closing not taking place on or prior to the Outside Date or the Extended Outside Date.

7.2     Effect of Termination. In the event of the termination of this Agreement as provided above, this Agreement (other than this Section 7.2) shall become null and void and of no further force and effect, and there shall be no duties or Liabilities of any kind or nature whatsoever on the part of any party to the other parties based either upon this Agreement or the transactions contemplated hereby, provided that (a) no such termination (nor any provision of this Agreement) shall relieve any party from Liability for any damages for Fraud or any Willful Breach of any covenant hereunder and (b) the obligations of the parties in Section 5.5, this Section 7.2, Section 7.3, Article X and Article XI (to the extent necessary to give meaning to the foregoing) shall continue to apply following any such termination of this Agreement.

7.3     Termination Fee.

(a) Buyer shall pay to the Company a nonrefundable fee of $250,000,000 (the “Termination Fee”) if this Agreement is terminated: (i) by Buyer or Seller pursuant to Section 7.1(b) or 7.1(e) and, at the time of such termination, all of the conditions set forth in Section 6.2 shall have been satisfied or, to the extent permitted by this Agreement and applicable Law, waived (other than (A) the conditions set forth in Section 6.2(e) or (B) any conditions that by their nature can be satisfied only on the Closing Date, provided that such conditions were capable of being satisfied if the Closing and the Closing Date had occurred on the date of such termination); (ii) by Seller pursuant to Section 7.1(c) based on a breach by Buyer of its covenants or agreements under Section 5.3; or (iii) by Seller or Buyer for any other reason at a time when Seller or Buyer could have terminated this Agreement as described in clause (i) or (ii) above. Notwithstanding the foregoing, Buyer shall not be required to pay any amount pursuant to this Section 7.3(a) in the event that a breach of any representation, warranty, covenant or agreement made by Seller or the Company in this Agreement is the primary cause of the failure of the conditions set forth in Section 6.1 or 6.2(e) to be satisfied. The Termination Fee shall be paid by wire transfer to an account to be specified by Seller of same-day funds within two (2) Business Days after termination pursuant to the preceding sentence. In no event shall Buyer be required to pay the Termination Fee on more than one occasion. The parties agree that the agreements contained in this Section 7.3 are an integral part hereof and that the Termination Fee constitutes liquidated damages and not a penalty.

(b) Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated and Seller has the right to receive payment of the Termination Fee, the payment of the Termination Fee shall be the sole and exclusive remedy of Seller, the Company and their respective Affiliates and Representatives against Buyer and its Affiliates and Representatives for any Damages suffered as a result of the failure of the transactions contemplated by this Agreement or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, Buyer and its Affiliates and Representatives shall have no further liability or obligation relating to or arising out of this Agreement, whether in equity or at law, in contract, in tort or otherwise. For the avoidance of doubt, (x) the payment of the Termination Fee shall be the sole and exclusive remedy of Seller, Holdco the Company and their respective Affiliates against Buyer and its Affiliates and Representatives for any Damages suffered as a result of Buyer’s breach of Section 5.3 and (y) nothing herein shall limit the ability of Seller or the Company to seek specific performance pursuant to Section 10.9 prior to the termination of this Agreement.

(c) If the Company or Seller commences an Action in order to obtain payment of the Termination Fee or any portion thereof pursuant to this Section 7.3, and such Action results in a final and non-appealable judgment against Buyer for the payment of the Termination Fee or any portion thereof pursuant to this Section 7.3, Buyer shall pay to the Company (i) the reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket fees and expenses of counsel) of the Company or Seller, as applicable, in connection with such Action and (ii) interest on the amount payable pursuant to such judgment, compounded quarterly, at the prime lending rate prevailing during such period as published in the Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. If the Company or Seller commences an Action in order to obtain payment of the Termination Fee or any portion thereof pursuant to this Section 7.3, and such Action results in a final and non-appealable judgment against the Company or Seller, Seller shall pay to Buyer the reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket fees and expenses of counsel) of Buyer in connection with such Action.

Article VIII

INDEMNIFICATION

8.1     Indemnification by Seller and Holdco.

(a) From and after the Closing Date, subject to the other provisions of this Article VIII, Seller and Holdco shall indemnify Buyer and its Affiliates (including, after the Closing, the Company and its Subsidiaries) and Representatives (collectively, the “Indemnified Buyer Parties”) and hold each of them harmless from and against any and all Damages (or, in the case of Section 8.1(a)(vi), against fifty percent (50%) of any Damages) imposed on, paid, sustained, incurred or suffered by such Indemnified Buyer Party whether in respect of a Third Party Claim or claims between the parties to the extent arising out of, based upon, resulting from or caused by:

(i) any inaccuracy or breach of any of the representations and warranties (both for purposes of calculating Damages and for determining breach or inaccuracy, without giving effect to any qualifications or exceptions contained therein regarding materiality, Material Adverse Effect or similar qualifications, except with respect to representations and warranties contained in Sections 2.6(a), 2.9 and 2.18(a)) made by Seller and the Company in Article II (other than those set forth in Section 2.11, indemnification for which is governed by Section 9.1);

(ii) Reserved;

(iii) any inaccuracy or breach of any of the representations and warranties (both for purposes of calculating Damages and for determining breach or inaccuracy, without giving effect to any qualifications or exceptions contained therein regarding materiality, Material Adverse Effect or similar qualifications) made by Seller and Holdco in Article III;

(iv) any breach of any covenant or agreement to be performed by Seller, Holdco or the Company pursuant to this Agreement;

(v) any Third Party Claim against Buyer or its Subsidiaries to the extent related to Liabilities of Seller or any of its Subsidiaries (other than the Company and its Subsidiaries), excluding any Third Party Claim related to the Business or the transactions contemplated by this Agreement;

(vi) the matters set forth in Section 8.1(a)(vi) of the Seller Disclosure Letter; and

(vii) the matter set forth in Section 8.1(a)(vii) of the Seller Disclosure Letter.

(b) Notwithstanding anything to the contrary contained in this Section 8.1, except with respect to breaches of the representations and warranties contained in the first sentence of Section 2.1 and in Sections 2.2(a), 2.2(b), 2.3, 2.19, 3.1, 3.2, 3.4 and 3.6 (collectively, the “Fundamental Representations”), to which the limitations in this Section 8.1(b) shall not apply, the Indemnified Buyer Parties shall be entitled to indemnification pursuant to Sections 8.1(a)(i), 8.1(a)(iii) and 9.1(c):

(i) only if the amount of Damages, whether in a single claim or in a series of related or substantially similar claims, exceeds $200,000 (the “De Minimis Amount”, and any such claim or series of related or substantially similar claims involving Damages equal to or less than the De Minimis Amount being referred to as a “De Minimis Claim”); and

(ii) only if, and then only to the extent that, the aggregate Damages to all Indemnified Buyer Parties (without duplication), with respect to all claims for indemnification pursuant to Sections 8.1(a)(i) and 8.1(a)(iii) (other than De Minimis Claims), exceed $72,000,000 (the “Deductible”), whereupon Seller shall be obligated to pay in full all such amounts but only to the extent such aggregate Damages are in excess of the amount of the Deductible; provided that the Indemnified Buyer Parties shall not be entitled to aggregate Damages with respect to claims for indemnification pursuant to Section 8.1(a)(i), 8.1(a)(iii) or 9.1(c) in excess of $500,000,000 (the “Cap”).

(c) Notwithstanding anything to the contrary contained in this Section 8.1, the Indemnified Buyer Parties (i) shall be entitled to indemnification pursuant to Section 8.1(a)(vi) only if the amount of Damages, whether in a single claim or in a series of related or substantially similar claims, exceeds the De Minimis Amount and (ii) shall not be entitled to receive from Seller aggregate Damages with respect to claims for indemnification pursuant to Section 8.1(a)(vi) in excess of $300,000,000.

8.2     Indemnification by Buyer.

(a) From and after the Closing Date, subject to the other provisions of this Article VIII, Buyer shall indemnify Seller, Holdco and their respective Affiliates (other than the Company and its Subsidiaries) and its and their respective Affiliates and Representatives (collectively, the “Indemnified Seller Parties”) and hold each of them harmless from and against any and all Damages (or, in the case of Section 8.2(a)(iii) against fifty percent (50%) of any Damages) imposed on, paid, sustained, incurred or suffered by such Indemnified Seller Party whether in respect of a Third Party Claim or claims between the parties to the extent arising out of, based upon, resulting from or caused by:

(i) any inaccuracy or breach of any of the representations and warranties (both for purposes of calculating Damages and for determining breach or inaccuracy, without giving effect to any qualifications or exceptions contained therein regarding materiality, “material adverse effect” or similar qualifications, except with respect to representations and warranties contained in Section 4.9(b)) made by Buyer in Article IV;

(ii) any breach of any covenant or agreement to be performed by Buyer pursuant to this Agreement; and

(iii) the matters set forth in Section 8.1(a)(vi) of the Seller Disclosure Letter.

(b) Notwithstanding anything to the contrary contained in this Section 8.2, except with respect to breaches of the Buyer Fundamental Representations, to which the limitations of this Section 8.2(b) shall not apply, the Indemnified Seller Parties shall be entitled to indemnification pursuant to Section 8.2(a)(i):

(i) only if the amount of Damages, whether in a single claim or in a series of related or substantially similar claims, exceeds the De Minimis Amount; and

(ii) only if, and then only to the extent that, the aggregate Damages to all Indemnified Seller Parties (without duplication), with respect to all claims for indemnification pursuant to Section 8.2(a)(i) (other than De Minimis Claims), exceed the Deductible, whereupon Buyer shall be obligated to pay in full all such amounts but only to the extent such aggregate Damages are in excess of the amount of the Deductible; provided that the Indemnified Seller Parties shall not be entitled to aggregate Damages with respect to claims for indemnification pursuant to Section 8.2(a)(i) in excess of the Cap.

(c) Notwithstanding anything to the contrary contained in this Section 8.1, the Indemnified Seller Parties (i) shall be entitled to indemnification pursuant to Section 8.2(a)(iii) only if the amount of Damages, whether in a single claim or in a series of related or substantially similar claims, exceeds the De Minimis Amount and (ii) shall not be entitled to receive from Seller aggregate Damages with respect to claims for indemnification pursuant to Section 8.2(a)(iii) in excess of $300,000,000.

8.3     Indemnification Procedures.

(a) If an Indemnified Buyer Party or an Indemnified Seller Party (each, an “Indemnified Party”) believes that a claim, demand or other circumstance exists that has given rise to a right of indemnification under this Article VIII (whether or not the amount of Damages relating thereto is then quantifiable), such Indemnified Party shall assert its claim for indemnification by giving written notice thereof complying with the requirements of this Section 8.3(a) (a “Claim Notice”) to Seller (if indemnification is sought from Seller) or Buyer (if indemnification is sought from Buyer) (in either such case, the “Indemnifying Party”) (i) if the event or occurrence giving rise to such claim for indemnification is, or relates to, a Third Party Claim, promptly following receipt of notice of such Third Party Claim by such Indemnified Party, or (ii) if the event or occurrence giving rise to such claim for indemnification is not, or does not relate to, a Third Party Claim, promptly after the discovery by the Indemnified Party of the circumstances giving rise to such claim for indemnity; provided, however, that any failure or delay in providing such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure or delay. Each Claim Notice shall describe the claim in reasonable detail, including the basis for the indemnification sought and the amount of Damages (to the extent known or estimated) and include reasonable supporting documentation to the extent available.

(b) If any claim or demand by an Indemnified Party under this Article VIII relates to a Third Party Claim, the Indemnifying Party may, within twenty (20) days after receiving a Claim Notice, elect to assume and thereafter control the defense of such action or claim (including, subject to the remainder of this Section 8.3(b), any negotiation relating thereto and the settlement or compromise thereof) at its sole cost and expense and with its own counsel (which counsel shall be reasonably acceptable to the Indemnified Party); provided, however, that an Indemnifying Party shall not have the right to assume and control the defense of any criminal or regulatory action or claim (except to the extent related to the matter set forth in Section 8.1(a)(vii) of the Seller

Disclosure Letter), but shall have the right to employ separate counsel at its own expense in any such action or claim and participate in the defense thereof. Unless and until the Indemnifying Party shall have so assumed the defense of such action or claim, the parties shall cooperate in the defense of such action or claim, and to the extent the Indemnified Party is entitled to indemnification hereunder, all of the reasonable costs and expenses incurred by the Indemnified Party in connection with the defense, settlement or compromise of such claim or action shall be Damages subject to indemnification hereunder to the extent provided herein. Any Indemnified Party shall have the right to employ separate counsel at its own expense in any such action or claim and to participate in the defense thereof; provided that the reasonable costs and expenses incurred by the Indemnified Party’s separate counsel in connection with the defense, settlement or compromise of such claim or action shall, to the extent the Indemnified Party is entitled to indemnification hereunder, be Damages subject to indemnification hereunder to the extent provided herein only if: (i) the Indemnifying Party shall have failed, within thirty (30) days after receipt of a Claim Notice in respect of such action or claim, to assume the defense of such action or claim or to notify the Indemnified Party in writing that it will assume the defense of such action or claim; (ii) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party at the Indemnifying Party’s expense; (iii) the Indemnified Party’s counsel shall have reasonably concluded that (x) there is, or is reasonably likely to be, a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party’s counsel for the same counsel to represent both the Indemnified Party and the Indemnifying Party, (y) the claim involves the seeking of non-monetary relief which, if granted, could reasonably be expected to materially and adversely affect the business of the Indemnified Party or its Subsidiaries (in which case, notwithstanding any other term of this Agreement, the Indemnifying Party shall have the right to participate in, but not to direct, the defense of such action or proceeding on behalf of the Indemnified Party) or (z) the amount of damages is reasonably expected to exceed the amount that is available as indemnification hereunder, after taking into account all other claims made or reasonably anticipated; or (iv) the Indemnifying Party ceases to diligently defend such claims; provided that the Indemnifying Party shall not be liable for the fees and expenses of more than one firm of counsel for all Indemnified Parties, other than reasonably required local counsel. No Indemnifying Party shall be liable to indemnify any Indemnified Party for any compromise or settlement of any action or claim effected without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed), but if settled with the consent of the Indemnifying Party, or if there is a final judgment for the plaintiff in any such action that the Indemnified Party is required to pay by the court at the time paid, the Indemnifying Party shall indemnify and hold harmless each Indemnified Party from and against any Damages by reason of such settlement or judgment, subject to the terms and conditions of this Article VIII. If the Indemnifying Party shall assume the defense of any claim in accordance with the provisions of this Section 8.3(b), the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed) before entering into any settlement of such claim unless the relief consists of monetary damages and does not impose any restrictions or obligations on Buyer or any of its Affiliates (including the Company and its Subsidiaries) or their respective operations (other than any customary confidentiality, release or non-disparagement obligations) for which the Indemnifying Party (or a liability insurer thereof) has acknowledged responsibility under this Article VIII and includes a provision whereby the plaintiff or claimant releases the Indemnified Party from all Liability with respect to such Third Party Claim).

(c) Notwithstanding anything to the contrary set forth in this Section 8.3, Buyer shall control any Third Party Claim relating to the matters set forth in Section 8.1(a)(vi) of the Seller Disclosure Letter; provided that (i) Buyer and Seller shall jointly determine overall strategy with respect to any such Third Party Claim, (ii) Seller shall have the opportunity to participate in the defense thereof (which expenses shall be initially paid by Seller but which shall be subject to indemnification to the extent provided in Section 8.2(a)(iii)) and Buyer shall consider in good faith any suggestions or proposals made by Seller with respect to such defense, (iii) Buyer shall consult with and keep Seller informed as to the status of any settlement negotiations with respect to such Third Party Claim, (iv) Buyer shall not, without Seller’s consent, propose, discuss or enter into any settlement of such Third Party Claim and (v) Seller may control such Third Party Claim (A) to the extent such Third Party Claim involves only claims against the Indemnified Seller Parties or (B) if Buyer fails or ceases to diligently defend such Third Party Claim.

(d) Notwithstanding anything to the contrary set forth in this Section 8.3, Seller shall control any Third Party Claim relating to the matters set forth in Section 8.1(a)(vii) of the Seller Disclosure Letter; provided that (i) Buyer shall have the opportunity to participate in the defense thereof at Buyer’s expense and Seller shall consult with, and consider in good faith any suggestions or proposals made by, Buyer with respect to such defense, (ii) Seller shall consult with and keep Buyer informed as to the status of any settlement negotiations with respect to such Third Party Claim, (iii) Seller shall not, without Buyer’s consent, propose, discuss or enter into any settlement of such Third Party Claim unless the relief consists of monetary damages for which Seller (or a liability insurer thereof) has acknowledged responsibility under this Article VIII, does not impose any restrictions or obligations on Buyer or any of its Affiliates (including the Company and its Subsidiaries) or their respective operations (other than any customary confidentiality, release or non-disparagement obligations) and includes a provision whereby the plaintiff or claimant releases Buyer and its Affiliates (including the Company and its Subsidiaries) from all Liability with respect to such Third Party Claim, and (iv) Buyer may control such Third Party Claim if Seller fails or ceases to diligently defend such Third Party Claim.

(e) Notwithstanding anything to the contrary set forth in this Section 8.3, Seller shall control any Third Party Claim set forth in Section 8.1(a)(v); provided that (i) Buyer shall have the opportunity to participate in the defense thereof at the Buyer’s expense and Seller shall consult with, and consider in good faith any suggestions or proposals made by, Buyer with respect to such defense, (ii) Seller shall consult with and keep Buyer informed as to the status of any settlement negotiations with respect to such Third Party Claim, (iii) Seller shall not, without Buyer’s consent, propose, discuss or enter into any settlement of such Third Party Claim unless the relief consists of monetary damages for which Seller (or a liability insurer thereof) has acknowledged responsibility under this Article VIII, does not impose any restrictions or obligations on Buyer or any of its Affiliates (including the Company and its Subsidiaries) or their respective operations (other than any customary confidentiality, release or non-disparagement obligations) and includes a provision whereby the plaintiff or claimant releases Buyer and its Affiliates (including the Company and its Subsidiaries) from all Liability with respect to such Third Party Claim, and (iv) Buyer may control such Third Party Claim if Seller fails or ceases to diligently defend such Third Party Claim.

(f) Each Indemnified Party shall make available to the Indemnifying Party (i) all information reasonably available to such Indemnified Party relating to a Third Party Claim for which the Indemnifying Party has assumed control and (ii) all information reasonably available to such Indemnified Party relating to a claim hereunder, the provision of which would not, in the reasonable judgment of the Indemnified Party, violate or jeopardize any applicable attorney-client, work-product doctrine or other privilege or any confidentiality obligations to third parties. In addition, the parties shall render to each other such assistance as may reasonably be requested in order to help ensure the proper and adequate defense of any such action or claim. The party in charge of the defense shall keep the other parties reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.

(g) If any Person’s claim under Section 8.1(a) relates to Section 8.1(a)(vi) or 8.1(a)(vii) and may also be properly characterized as a claim pursuant to another clause of Section 8.1(a), such claim shall be deemed to be made solely pursuant to Section 8.1(a)(vi) or 8.1(a)(vii), as the case may be, and the caps, time limitations, deductibles, and other limitations that apply to claims pursuant to Section 8.1(a)(vi) or 8.1(a)(vii) shall apply to such claim.

8.4     General; Limitations; Successors.

(a) Upon a final determination that any amounts are owed to an Indemnified Buyer Party pursuant to Section 8.1 or 9.1, such amounts shall be paid directly by Seller or its designee. Upon a final determination that any amounts are owed to an Indemnified Seller Party pursuant to Section 8.2, such amounts shall be paid directly by Buyer. An Indemnified Party shall not be permitted to offset any amounts owed by such Indemnified Party to an Indemnifying Party (whether as a result of the Contingent Cash Consideration or any other Transaction Document or Contract between Seller and its Subsidiaries on the one hand or Buyer and its Subsidiaries on the other hand) by any amount owed to an Indemnified Party pursuant to Section 8.1 or 9.1.

(b) The amount that the Indemnifying Party is or may be required to pay to any Indemnified Party pursuant to this Article VIII or Section 9.1 shall be reduced (retroactively, if necessary) by any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnified Party from third parties in reduction of the related Damages, net of any expenses incurred in connection therewith. If an Indemnified Party shall have received the payment required by this Agreement from the Indemnifying Party in respect of Damages and shall subsequently receive insurance proceeds or other amounts in respect of such Damages, then such Indemnified Party shall promptly repay to the Indemnifying Party a sum equal to the amount of such net insurance proceeds or other net amounts actually received.

(c) The Indemnified Party shall (and shall cause its Affiliates to) take all commercially reasonable actions and use its commercially reasonable efforts to pursue all rights and remedies available in order to mitigate and minimize any Damages subject to indemnification pursuant to this Article VIII or Section 9.1 promptly upon becoming aware of any event or circumstance that could reasonably be expected to constitute or give rise to such Damages, including seeking to recover under insurance policies or indemnity, contribution or other similar agreements other than this Agreement for any Damages to the same extent such Indemnified Party would if such Damages were not subject to indemnification, compensation or reimbursement hereunder.

(d) Notwithstanding anything to the contrary herein, in no event shall any Indemnifying Party be required to indemnify, defend, hold harmless, pay or reimburse any Indemnified Party for Damages under this Article VIII or Section 9.1 to the extent (but only to the extent) such Damages were included in the calculation of the Final Closing Cash Consideration (whether as Debt or Company Transaction Expenses or a Current Liability or otherwise) pursuant to Section 1.7. Notwithstanding the fact that, except as provided in Section 8.3(g), any Indemnified Party may assert claims for indemnification under or in respect of more than one provision of this Agreement with respect to any fact, event, condition or circumstance, no Indemnified Party will be entitled to recover Damages, or otherwise obtain indemnification, more than once in respect of the same Damages suffered.

(e) Without limiting the representations and warranties contained in this Agreement, the Indemnifying Party shall not be liable under this Agreement for any Damages based on or arising out of (i) any Law not in force on the Closing Date, (ii) any change in Law or in any regulation, requirement or code of conduct of any Governmental Authority or any change in any official interpretation or application of any Law, in each case occurring after the Closing Date or (iii) any change in GAAP occurring after the Closing Date.

(f) Except with respect to claims based on Fraud, claims for injunctive or equitable remedies or as otherwise provided in this Agreement, the indemnification provided in this Article VIII and Section 9.1 shall be the exclusive post-Closing remedy available to any party hereto with respect to any breach of any representation, warranty, covenant or agreement in this Agreement, or otherwise in respect of the transactions contemplated by this Agreement. Nothing in this Section 8.4(f) shall limit a party’s right to bring a claim for Fraud. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the aggregate Liability of Seller (and, if this Agreement is terminated pursuant to Section 7.1, the Company) in connection with Sections 8.1(a)(i), 8.1(a)(iii), 8.1(a)(iv), 8.1(a)(v) and 8.1(a)(vi) exceed the Purchase Price Cap.

(g) The obligations of Buyer, Seller and Holdco pursuant to this Article VIII and Section 9.1 and with respect to the Deferred Consideration (in the case of Buyer) are intended to be, and Buyer, Seller or Holdco, as applicable, shall cause such obligations to be (i) binding upon any successors or assigns of Buyer, Seller or Holdco, (ii) binding upon any trustee, examiner, receiver or other representative of Buyer’s, Seller’s or Holdco’s estate, (iii) binding upon any acquirer, assignee or transferee of assets representing fifty percent (50%) or more, in the aggregate, of the revenue, income, assets or properties of Buyer and its Subsidiaries, on a consolidated basis, or Seller and its Subsidiaries, on a consolidated basis, and (iv) jointly and severally binding upon Buyer, Seller and each other ultimate parent company involved in or created by any spin-off, split-off or similar transaction. Each of Buyer and Seller shall take such actions as are necessary to ensure that its obligations pursuant to the preceding sentence are binding upon any such successors, assigns or acquiring Persons and any such entity or entities resulting from any spin-off, split-off or similar transactions. None of Buyer, Seller or Holdco shall take, nor shall they permit any of their respective Subsidiaries or Representatives to take, directly or indirectly, any action that is intended or designed to circumvent or avoid the obligations of Buyer, Seller and Holdco under this Article VIII and Section 9.1 and with respect to the Deferred Consideration (in the case of Buyer).

Article IX

TAX MATTERS

9.1     Tax Indemnity. From and after the Closing Date, Seller and Holdco shall bear and pay, reimburse, indemnify and hold harmless the Indemnified Buyer Parties for, from and against any and all Taxes and other Damages in respect of Taxes that (a) are imposed on, allocated or attributable to or incurred or payable by the Company or any of its Subsidiaries for any Pre-Closing Tax Period (including, for the avoidance of doubt, Taxes relating to any matters described in Section 9.1 of the Seller Disclosure Letter), together with any interest, penalty or additions to Tax accruing after the Closing Date on Taxes described in this clause (a), (b) arise under Treasury Regulations Section 1.1502-6 or any similar provision of U.S. state or local or foreign Law by virtue of the Company or any of its Subsidiaries having been a member of a consolidated, combined, affiliated, unitary or other similar tax group prior to the Closing, (c) arise from or are attributable to any inaccuracy in or breach of any representation or warranty made in Section 2.11, subject to the limitations set forth in Section 8.1(b), which apply to this Section 9.1(c) mutatis mutandis, provided that, if any Person’s claim under this Section 9.1 relates to Section 9.1(a), 9.1(b), 9.1(e) or 9.1(g) and may also be properly characterized as a claim pursuant to Section 9.1(c), such claim shall be deemed to be made solely pursuant to Section 9.1(a), 9.1(b), 9.1(e) or 9.1(g), as the case may be, (d) are the responsibility of Seller pursuant to Section 9.7, (e) arise as a result of any adjustment under Section 481 of the Code described in Section 2.11(e)(i) of the Seller Disclosure Letter, (f) in the case of universal service fees, are amounts required to be refunded or otherwise returned to customers by the Company or any of its Subsidiaries with respect to a Pre-Closing Tax Period or (g) any Income Taxes imposed on, incurred or payable by the Company or any of its Subsidiaries in a Post-Closing Tax Period in accordance with Section 451(c) of the Code and any non-Income Taxes imposed on, incurred or payable by the Company or any of its Subsidiaries in a Post-Closing Tax Period, in each case in respect of any advance payment received by the Company or any of its Subsidiaries prior to the Closing that is not otherwise includible in the taxable income of the Company or such Subsidiary in any Pre-Closing Tax Period; provided, however, that Buyer shall not be entitled to indemnification under this Section 9.1(g) for any such Taxes payable in respect of the amount, if any, by which the absolute value of the Closing Deferred Revenue Amount exceeds the absolute value of the Target Deferred Revenue Amount, in each of the above cases, only to the extent such Taxes or fees exceed the accrual in respect thereof shown on the Closing Statement (as finally determined) and were not included in the calculation of the Final Closing Cash Consideration (whether as Debt or Company Transaction Expenses or a Current Liability or otherwise) pursuant to Section 1.7 and Buyer makes a certification in its claim notice to that effect. The amount of any payments required to be made pursuant to this Section 9.1 shall be computed without regard to any net operating loss, net capital loss or other Tax deduction, credit or similar benefit of Buyer or any of its Affiliates (including, following the Closing, any net operating loss, net capital loss or other Tax deduction, credit or similar benefit of the Company or any of its Subsidiaries that was generated in a Post-Closing Tax Period). Notwithstanding any other provision of this Agreement and for the avoidance of doubt, the limitations in Section 8.1(b) shall not apply to this Section 9.1 (except to the extent provided in Section 9.1(c)).

9.2     Straddle Period Allocation. For purposes of this Article IX, any Liability for Taxes attributable to a Straddle Period shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date (a) in the case of real and personal property Taxes, by apportioning such Taxes on a per diem basis and (b) in the case of all other Taxes, on the basis of a closing of the books as of the close of business on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a per diem basis. Any Liability for Taxes attributable to a Pre-Closing Tax Period shall be determined without regard to any activities or operations of the Company or any of its Subsidiaries outside the ordinary course of business on the Closing Date but following the Closing, other than any such activities or operations initiated by Seller, any of its Affiliates, the Company or any of its Subsidiaries before the Closing. For the avoidance of doubt, for purposes of this Section 9.2, in the case of any income Tax attributable to the ownership of an entity that is taxed as a partnership or of any other entity that is treated as a “flow-through” entity for Tax purposes, the portion of such income Tax that relates to the Pre-Closing Tax Period shall be deemed to be the amount that would be payable if the relevant Tax period of such “flow-through” entity ended on the Closing Date.

9.3     Refunds. All refunds of Taxes (including interest actually received thereon from a relevant Taxing Authority) for which Seller and Holdco are responsible pursuant to Section 9.1 (other than to the extent such refund results from the carryback to a Pre-Closing Tax Period of a Tax attribute of the Company or any of its Subsidiaries generated in a Post-Closing Tax Period) shall be for the account of Seller or its designee. If a refund of Taxes for which Seller or Holdco are responsible pursuant to Section 9.1 is received by Buyer, one of its Affiliates, the Company or any of its Subsidiaries, Buyer shall pay such amounts less Buyer’s out-of-pocket expenses incurred in connection with obtaining such refund and less any Taxes incurred by Buyer, its Affiliates, the Company or any of its Subsidiaries in connection with, or as a result of, the receipt of such refund or interest to Seller or its designee. Buyer shall be entitled to all other refunds of Taxes (including interest received thereon from a relevant taxing authority) in respect of any Taxes of the Company or any of its Subsidiaries (including to the extent such refund results from the carryback to a Pre-Closing Tax Period of a Tax attribute of the Company or any of its Subsidiaries relating to a Post-Closing Tax Period), and Seller shall pay or cause to be paid such amounts to Buyer if such amounts are received by Seller or any of its Affiliates (less Seller’s out-of-pocket costs incurred in connection with obtaining such refund and less any Taxes incurred by Seller or its Affiliates in connection with the receipt of such refund or interest). Buyer or Seller, as applicable, shall pay over to Seller or its designee or to Buyer or its designee, as applicable, any such cash refund within thirty (30) Business Days after receipt thereof.

9.4     Tax Returns.

(a) Seller shall prepare and file as required by applicable Law with the appropriate taxing authority (or cause to be prepared and filed) in a timely manner (taking into account any extensions received from relevant Taxing Authorities) all Tax Returns of the Company and each of its Subsidiaries that are required to be filed on or prior to the Closing Date and shall timely pay all Taxes due with respect to such Tax Returns. All such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law.

(b) Buyer shall prepare and file as required by applicable Law with the appropriate taxing authority (or cause to be prepared and filed) in a timely manner all Tax Returns of the Company and each of its Subsidiaries that are required to be filed after the Closing Date. Any such Tax Returns that relate to a Pre-Closing Tax Period or Straddle Period shall be prepared and filed in a manner consistent with Seller’s (or the Company’s, as applicable) past practice, except as otherwise required by applicable Law or if Buyer determines, based on a good faith consultation with its tax advisors, that such past practice would not result in a “more likely than not” reporting position.

(c) Buyer shall submit any Income Tax Return or other non-Income Tax Return required to be filed on a quarterly or less frequent basis, in each case with respect to a Pre-Closing Tax Period or a Straddle Period, other than any such Tax Return that is due within forty-five (45) days after the Closing, to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Tax Return. Buyer shall submit any Tax Return with respect to a Pre-Closing Tax Period or a Straddle Period that is not described in the prior sentence, including any Tax Return required to be filed within forty-five (45) days after the Closing to Seller as soon as reasonably practicable after the Closing and in any event before the relevant due date of such Tax Return. If Seller objects to any item on any Tax Return provided to it for review pursuant to this Section 9.4(c), Seller shall, within fifteen (15) days after delivery of such Tax Return (or, in the case of Tax Returns not described in the first sentence of this Section 9.4(c), as soon as reasonably practicable following receipt of such Tax Return), notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection is duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. In the event of a disagreement that cannot be resolved between Buyer and Seller, such Tax Return (other than an Income Tax Return) shall be filed as determined by Buyer (in its reasonable discretion and subject to the provisions of Section 9.4(b)). If such Tax Return is an Income Tax Return, within five (5) Business Days after the delivery of notice of objection, such disputed items shall be submitted to the Accounting Firm for final resolution, which shall be final, binding and conclusive absent manifest error. Seller and Buyer agree promptly to provide to the Accounting Firm all relevant information, and such Accounting Firm shall have five (5) Business Days to submit its determination. The costs of such resolution shall be borne equally between Buyer and Seller. After the Closing, Seller shall not, and shall not permit any of its Affiliates to, amend, or otherwise seek any refund with respect to, any Tax Returns or change any Tax elections or accounting methods with respect to the Company or any of its Subsidiaries relating to any Pre-Closing Tax Period.

9.5     Tax Contests.

(a) Buyer shall promptly notify Seller in writing upon receipt by Buyer or any of its Affiliates (including, after the Closing, the Company or any of its Subsidiaries) of notice of any Tax Contest that could give rise to a Liability for which Seller and Holdco are responsible under Section 9.1; provided that Buyer’s failure to notify Seller shall not limit Buyer’s rights under this Article IX except to the extent Seller is materially prejudiced by such failure. Seller shall promptly notify Buyer in writing upon receipt by Seller or any of its Affiliates of notice of any Tax Contest that could give rise to Taxes of or with respect to the Company or any of its Subsidiaries.

(b) Seller shall control, at its own cost and expense, all Tax Contests of the Company or any of its Subsidiaries, as the case may be, relating exclusively to a Pre-Closing Tax Period (other than a Straddle Period), provided, however, that Seller shall (i) notify Buyer of significant developments with respect to such Tax Contest and keep Buyer reasonably informed and consult with Buyer as to the resolution of any issue that would materially affect Buyer, (ii) permit Buyer to participate in all aspects of such Tax Contest, at Buyer’s own cost and expense and (iii) not settle or compromise any issue without the consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, Buyer shall not withhold such consent if Buyer or the Company (or their Subsidiaries) would not be adversely affected by the settlement, taking into account Seller’s and Holdco’s indemnification obligations hereunder.

(c) Buyer shall control all Tax Contests not controlled by Seller pursuant to Section 9.5(b) relating to Taxes of the Company or any of its Subsidiaries that could give rise to a Liability for which Seller and Holdco are responsible under Section 9.1 and, to the extent that any such Tax Contest is pending as of the Closing Date, Seller shall facilitate the transition, and shall cooperate with Buyer to transition the control, of any such Tax Contest to Buyer. In the case of any such Tax Contest, Buyer shall (i) notify Seller of significant developments with respect to such Tax Contest and keep Seller reasonably informed and consult with Seller as to the resolution of any issue that would affect Seller’s and Holdco’s responsibility under Section 9.1, (ii) give Seller a copy of any Tax adjustment proposed in writing relating to such issue and copies of any other written correspondence with the relevant taxing authority relating to such issue, (iii) permit Seller to participate in the aspects of such Tax Contest relating to any such issue, at Seller’s own cost and expense and (iv) not settle or compromise any such issue without the consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed.

(d) Buyer shall exclusively control any other Tax Contest with respect to the Company and any of its Subsidiaries that is not described in Section 9.5(b) or 9.5(c).

9.6     Books and Records; Cooperation. Buyer and Seller shall (and shall cause their respective Affiliates to) provide the other party and its Affiliates with such assistance or information as may be reasonably requested in connection with the preparation of any Tax Return or claim for refund, the determination of a Tax Liability for Taxes or a right to refund of Taxes or the conduct of any Tax Contest. Seller shall cause the Company and its Subsidiaries to have in their possession, as of the Closing, all material Tax Returns, material claims for refund, material Tax determinations, audits, examinations or proceedings for each of the fiscal years starting January 1, 2014. Any cooperation contemplated under this Section 9.6 shall include providing copies of all relevant Tax Returns, together with accompanying schedules and related work papers, documents relating to rulings or other determinations made by taxing authorities, powers of attorney with respect to Taxes or Tax Returns and records concerning the ownership and tax basis of property, which either party may possess; provided that, for the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be required to submit to Seller under this Agreement any consolidated, combined, unitary, affiliated or similar Tax Return of Buyer. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Except as otherwise provided in this Agreement, the party requesting assistance hereunder shall reimburse the other for any reasonable out-of-pocket costs incurred in providing any Tax Return, document or other written information, and shall compensate the other for any reasonable costs (excluding wages and salaries and related costs) of making employees available, upon receipt of reasonable documentation of such costs. Any information obtained under this Section 9.6 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit, examination or other proceeding. Buyer and Seller agree that the sharing of information and cooperation contemplated by this Section 9.6 shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

9.7     Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value-added and other such Taxes and fees (including any penalties and interest) imposed on purchase of the Shares pursuant to this Agreement (including any real property transfer tax and any similar Tax) (collectively, “Transfer Taxes”) shall be borne 50% by Buyer and 50% by Seller when due and the party required under applicable Law shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Law, Buyer and Seller, respectively shall, and shall cause their Affiliates to, join in the execution of any such Tax returns and other documentation.

9.8     Coordination; Other Tax Matters.

(a) Notwithstanding anything to the contrary contained in this Agreement, (i) the covenants and agreements of Seller, Holdco and Buyer contained in this Article IX shall survive the Closing until satisfied in accordance with their terms, and (ii) to the extent of any inconsistency between this Article IX and Article VIII, this Article IX shall control as to Tax matters.

(b) Any Tax-sharing agreement or arrangement between Seller or any of its respective Affiliates (other than the Company or any of its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand, shall be terminated, and all payments thereunder shall be settled, immediately prior to the Closing. Seller shall cause any and all existing powers of attorney with respect to Taxes or Tax Returns to which the Company or any of its Subsidiaries is a party to be terminated as of the Closing.

9.9     Tax Treatment of Certain Payments. Unless otherwise required by applicable Law, the parties shall treat (a) any payment made by or to Seller under this Agreement as a payment made or received by Seller on behalf of Holdco, as the case may be, for U.S. federal income Tax purposes and (b) any indemnity payment made under this Agreement as an adjustment to the Aggregate Consideration for all U.S. federal, state, local and foreign Tax purposes, and the parties shall, and shall cause their respective Affiliates to, file their Tax Returns accordingly.

Article X

GENERAL PROVISIONS

10.1     Survival. Except for (i) the Fundamental Representations, which shall survive the Closing to and until the applicable statute of limitations, (ii) the representations and warranties contained in Section 2.11, which shall survive the Closing to and until the date that is sixty (60) days after the expiration of the applicable statute of limitations, and (iii) the representations and warranties contained in Section 2.20(b) and in the first sentence of Section 2.7(e), which shall survive the Closing to and until the date that is three (3) years after the Closing Date, each of the representations and warranties, and each of the covenants and agreements to be performed at or prior to the Closing, of the parties hereunder shall survive the Closing to and until the date that is eighteen (18) months after the Closing Date, at which date they shall terminate and be of no further force or effect. Except the indemnification obligations of Seller pursuant to Section 8.1(a)(vi) and of Buyer pursuant to Section 8.2(a)(iii), which, in each case, shall survive the Closing to and until the date that is three (3) years after the Closing Date, the covenants and agreements set forth in this Agreement that by their nature are required to be performed after the Closing shall survive the Closing indefinitely. Notwithstanding the foregoing, any representation, warranty, covenant or agreement in respect of which indemnity may be sought under Article VIII of this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 10.1 if a Claim Notice for indemnification in respect of such representation, warranty, covenant or agreement shall have been duly given in accordance with Section 8.3 prior to such time, in which event such representation, warranty, covenant or agreement shall survive solely with respect to such claim until the final resolution thereof. The parties acknowledge and agree that with respect to any claim that any party may have against any other party that is permitted pursuant to the terms of this Agreement, the survival times set forth in this Section 10.1 shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable.

10.2     Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given if delivered personally or sent by commercial overnight courier, courier fees prepaid, or emailed (provided that if any notice or other communication is delivered personally or by courier, it must also be delivered by email), to the parties at the following addresses:

if to Buyer to:

Verizon Communications Inc.

1095 Avenue of the Americas

New York, NY 10036

Attention:         Michael Rosenblat

                          Christopher Barlett

Email:              [Redacted]

                          [Redacted]

with a copy to:

Debevoise & Plimpton, LLP

919 Third Avenue

New York, NY 10022

Telephone:     (212) 909-6000

Attention:       Jeffrey J. Rosen

                        Michael A. Diz

                       Sue Meng

Email:            [Redacted]

                        [Redacted]

                        [Redacted]

if to Seller or Holdco to:

América Móvil, S.A.B. de C.V.

Lago Zurich #245

Plaza Carso, Edificio Telcel, Piso 16

Colonia Ampliación Granada

México, D.F. 11529

Attention:              Alejandro Cantú Jiménez

                               Santiago Dawson

Email:                   [Redacted]

                               [Redacted]

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Telephone:           (212) 225-20000

Attention:             Nicolas Grabar

                              Kyle Harris

Email:                   [Redacted]

                              [Redacted]

with a copy (if delivered prior to the Closing) to:

TracFone Wireless, Inc.

9700 NW 112th Avenue

Miami, FL 33178

Attention:             Eduardo Diaz Corona

                              Richard Salzman,

Email:                  [Redacted]

                              [Redacted]

if to the Company to:

TracFone Wireless, Inc.

9700 NW 112th Avenue

Miami, FL 33178

Attention:             Eduardo Diaz Corona

                              Richard Salzman,

Email:                  [Redacted]

                              [Redacted]

with a copy (if delivered prior to the Closing) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Telephone:         (212) 225-20000

Attention:          Nicolas Grabar

                           Kyle Harris

Email:               [Redacted]

                           [Redacted]

with a copy (if delivered prior to the Closing) to:

América Móvil, S.A.B. de C.V.

Lago Zurich #245

Plaza Carso, Edificio Telcel, Piso 16

Colonia Ampliación Granada

México, D.F. 11529

Attention:         Alejandro Cantú Jiménez

                          Santiago Dawson

Email:               [Redacted]

                          [Redacted]

with a copy (if delivered after the Closing) to:

Debevoise & Plimpton, LLP

919 Third Avenue

New York, NY 10022

Telephone:         (212) 909-6000

Attention:          Jeffrey J. Rosen

                           Michael A. Diz

                           Sue Meng

Email:                [Redacted]

                           [Redacted]

                           [Redacted]

or to such other Person or address as any party shall specify by notice in writing to the other parties in accordance with this Section 10.2. All such notices or other communications shall be deemed to have been received: (a) upon actual receipt, if in writing and served by personal delivery upon the party for whom it is intended; (b) on the date the delivering party receives confirmation, if delivered by email with receipt confirmed by the delivering party’s email application (or by receipt of confirmatory email from recipient which shall be delivered promptly by the recipient if so requested); or (c) three (3) Business Days after deposit in the mail, if delivered by certified mail, registered mail, courier service, return receipt received to the party at the address set forth above; provided that notice of change of address shall be effective only upon receipt.

10.3     Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “party” or “parties” shall refer to parties to this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Disclosure Letters annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement in accordance with Section 10.7 and such Disclosure Letter. Any capitalized term used in any Exhibit, Schedule or Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. The word “or” shall be disjunctive but not exclusive. The words “to the extent” mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to any Person include the successors and permitted assigns of that Person. References to a gender include the other gender. References from or through any date mean, unless otherwise specified, from and including or through and including the end date but excluding the reference date. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. All references to “$” or “dollars” set forth in this Agreement are to U.S. dollars. References in this Agreement to the “United States” or “U.S.” mean the United States of America and its territories and possessions.

10.4     Amendment and Modification; Waiver.

(a) This Agreement may not be amended or modified in whole or in part except by an instrument or instruments in writing signed and delivered on behalf of each of Seller and Buyer.

(b) At any time prior to the Closing, any party that is entitled to the benefits hereof may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any Disclosure Letter or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements of any other party or conditions contained herein. No waiver or extension by any party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver or extension. Waivers shall operate to waive only the specific matter described in the writing and shall not impair the rights of the party granting the waiver in any other respects or at any other times. No waiver of a breach of a provision of this Agreement, or failure (on one or more occasions) to enforce a provision of, or to exercise a right under, this Agreement, shall constitute a waiver of a similar, subsequent or prior breach, or of such provision or right other than as explicitly waived.

10.5     Entire Agreement. This Agreement, including the Disclosure Letters and the Schedules and Exhibits attached hereto, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, of the parties with respect to the subject matter hereof.

10.6     Fees and Expenses. Except and to the extent as otherwise provided in this Agreement, including in Section 1.7(b), Section 1.8(b), Section 5.2, Section 5.5(a), Section 5.5(b), Section 7.3, Section 9.7, whether or not the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with this Agreement, and the transactions contemplated hereby, shall be paid by the party incurring such expenses (including attorneys’ and auditors’ fees and payments to brokers).

10.7     Disclosure Letters. Each Disclosure Letter and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties, covenants and agreements contained in this Agreement, and are not intended to constitute or broaden the scope of, and shall not be construed as constituting or broadening the scope of, any representation, warranty, covenant or agreement of the disclosing party or of any other Person except as and to the extent expressly provided in this Agreement. Each section of a Disclosure Letter qualifies, and constitutes disclosure for purposes of, (a) the corresponding numbered section of this Agreement and (b) any other section of this Agreement or such Disclosure Letter to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable, relevant or responsive to such other section of this Agreement or such Disclosure Letter. The inclusion of any item or fact in a Disclosure Letter shall not be deemed an admission against interest by the party making such disclosure that such item or fact is material or would be reasonably likely to have a Material Adverse Effect or arose outside the ordinary course of business, as applicable, for purposes of this Agreement or is required to be disclosed in order for the representations and warranties contained in this Agreement to be true and correct (and no party shall use the specification of any dollar amount in any representation or warranty contained in this Agreement or in the Disclosure Letters in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Letters is or is not material or outside the ordinary course of business for purposes of this Agreement). The inclusion of any item or fact in a Disclosure Letter shall not constitute, or be deemed to be, an admission by any party of any matter whatsoever (including any violation of applicable Law or breach of Contract) and shall not give rise to any claim or benefit to any third party.

10.8     Third Party Beneficiaries. Except to the extent provided in Section 5.13, Article VIII and Section 10.18 (the provisions of which shall inure to the benefit of the Persons referenced therein as third-party beneficiaries of such provisions, including all Indemnified Buyer Parties and Indemnified Seller Parties), nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties or their respective successors and assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, in accordance with the terms hereof without the consent of any Person other than Buyer and Seller.

10.9     Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed by the parties in accordance with their specific terms or were otherwise breached thereby, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that each party shall be entitled to specific performance to prevent breaches and anticipated breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages or otherwise, in addition to any other remedy to which it may be entitled at law or in equity (subject to the limitations set forth in Section 8.4(b)). Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

10.10     Assignment; Binding Effect. This Agreement shall not be assigned by any party without the prior written consent of the other parties; provided that Buyer or Seller may assign any or all of their respective rights and interests hereunder, other than with respect to Section 8.4(g), to one or more of their respective Affiliates; provided, however, that in the case of such an assignment the assigning party shall remain responsible for the performance of all of its obligations hereunder. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

10.11     Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement, and all claims, controversies and causes of action (whether sounding in statute, contract or tort) arising out of or relating to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision, principle or rule (whether of the State of Delaware or any other jurisdiction) to the extent such provisions, principles or rules are not mandatorily applicable by statute and would cause the application of the Law of any jurisdiction other than the State of Delaware.

(b) Prior to the Closing, the exclusive venue for any and all Actions arising out of or relating to this Agreement or the negotiation, execution or performance hereof (and, in the event the parties disagree about whether or not the Closing has occurred, any Action with respect to deciding that question) shall be the Court of Chancery of the State of Delaware (provided that in the event subject matter jurisdiction is declined by or unavailable in the Court of Chancery, then such Action will be heard and determined exclusively in any other state or federal court sitting in the State of Delaware). Each party hereby expressly and irrevocably consents to the exercise of jurisdiction prior to the Closing by all state and federal courts sitting in the State of Delaware and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to such laying of venue (including the defense of inconvenient forum) and agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such courts. The parties agree that a final judgment in any such Action shall be conclusive and may be enforced in another jurisdiction by suit on the judgment or in any other manner provided by applicable Law.

(c) Buyer agrees that service of any process, summons, notice or document in accordance with Section 10.2 will be effective service of process for any Action brought against it by any other party pursuant to Section 10.11(b). Seller and Holdco hereby designate, appoint and empower, ample and sufficient to Corporation Service Company (the “Process Agent”), with offices on the date hereof at 251 Little Falls Drive, Wilmington, Delaware 19808, as their respective designee, appointee and agent with respect to any Action brought against Seller or Holdco by any other party pursuant to Section 10.11(b) to receive for and on their respective behalves service of any and all legal processes, summons, notices and documents that may be served in any such Action and agrees that the failure of such agent to give any advice of any such service of process to Seller or Holdco, as applicable, shall not impair or affect the validity of such service or of any claim based thereon. On the date hereof, Seller and Holdco shall each deliver to Buyer a notarized copy (copia certificada or testimonio notarial) of an irrevocable special power of attorney, duly executed in the presence of a Mexican notary public and in the form attached hereto as Exhibit D (a “Special Power of Attorney”), in favor of the Process Agent. If for any reason the Process Agent shall cease to be available to act as such, Seller and Holdco shall designate a new designee, appointee and agent in Delaware reasonably satisfactory to Buyer on the terms and for the purposes of this provision and shall deliver to Buyer a notarized copy (copia certificada or testimonio notarial) of a Special Power of Attorney in favor of such new designee, appointee and agent. Notwithstanding anything to the contrary contained in this Agreement, (i) nothing contained herein will affect the right of any party to serve legal process in any other manner permitted by applicable Law and (ii) the consents to jurisdiction set forth in this Section 10.11 will not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 10.11 and will not be deemed to confer rights on any Person other than the parties.

(d) EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CLAIM, CONTROVERSY OR CAUSE OF ACTION THAT MAY, PRIOR TO THE CLOSING, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS IT MAY HAVE PRIOR TO THE CLOSING TO A TRIAL BY JURY IN RESPECT OF ANY ACTION (WHETHER SOUNDING IN STATUTE, CONTRACT OR TORT) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO PARTY OR REPRESENTATIVE OR AFFILIATE THEREOF HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER KNOWINGLY AND VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS PARAGRAPH.

10.12     Arbitration. It is understood and agreed by the parties that if the transactions contemplated by this Agreement are consummated, from and after the Closing, any and all claims, controversies and causes of action (whether sounding in statute, contract or tort) arising out of or relating to this Agreement or the negotiation, execution or performance hereof shall be resolved by arbitration. Such arbitration shall be submitted to the International Court of Arbitration of the International Chamber of Commerce and shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”) in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. Such arbitration shall be conducted by three arbitrators appointed in accordance with the ICC Rules. The seat of the arbitration shall be New York, and it shall be conducted in the English language. Any arbitration award shall be final and binding on the parties, and the parties undertake to carry out any award without delay. Judgment upon the award may be entered by any court having jurisdiction of the award or having jurisdiction over the relevant party or its assets.

10.13     Non-Recourse. This Agreement may be enforced only against, and any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties and then only with respect to the specific obligations set forth herein with respect to such party, and, with respect to each party, no past, present or future director, officer, employee, incorporator, member, partner, equityholder, agent, attorney, advisor, lender or Representative or Affiliate of such named party shall have any Liability (whether in contract or tort, at law or in equity, or otherwise, or based upon any theory that seeks to impose Liability of a party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or Liabilities of such named party or for any claim being based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

10.14     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

10.15     Counterparts. This Agreement may be executed in any number of counterparts, including by electronic or ..pdf transmission, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

10.16     Time is of the Essence. Time is of the essence in the performance of the transactions contemplated by this Agreement.

10.17     Virtual Access. To the extent any party is required pursuant to the terms of this Agreement to provide any other party with access to its books, records, work papers, Contracts, Tax Returns, Permits or any other information, or to its employees, management or other personnel, such party shall, and shall cause its Affiliates and Representatives to, use commercially reasonable efforts to provide such access in a format that enables such other party to access it virtually, to the extent practicable. To the extent any party is required pursuant to the terms of this Agreement to provide any other party with access to its offices and other facilities and properties, such party shall not be required to provide access if doing so would violate or conflict with any guidelines promulgated by a Governmental Authority or reasonable internal policies, in each case related to mitigation of the Coronavirus Outbreak.

10.18     Provision Regarding Legal Representation. Recognizing that each of the Law Firms has acted as legal counsel to Seller, the Company and its Subsidiaries and their Affiliates prior to date hereof, and that the Law Firms intend to act as legal counsel to Seller and its Affiliates (which will no longer include the Company and its Subsidiaries) after the Closing, Buyer hereby waives (on its own behalf) and agrees to cause its Affiliates (including, after the Closing, the Company and its Subsidiaries) to waive, any conflicts arising under such representation that would prevent the Law Firms from representing Seller or any of its Affiliates after the Closing in connection with any matter involving the Transaction Documents or the transactions contemplated thereby. The consents and waivers in this Section 10.18 shall not apply to, and Buyer does not waive, any conflict that may arise as a result of any representation of Buyer or any of its Affiliates by the Law Firms other than with respect to the representation of Seller or the Company by the Law Firms in connection with the transactions contemplated by this Agreement. In addition, notwithstanding anything in this Agreement to the contrary, all communications involving attorney-client confidences between Seller, the Company and its Subsidiaries and their respective Affiliates, on the one hand, and any of the Law Firms on the other hand, in the course of or otherwise in connection with the consideration, negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates (and not the Company and its Subsidiaries). Accordingly, the Company and its Subsidiaries shall not have access to any such communications or to the files of the Law Firms relating to such engagement from and after the Closing, and no actions taken by Seller or any of its Affiliates or Representatives to retain, remove or otherwise protect such communications will be deemed a breach or violation of this Agreement or any Transaction Document. Without limiting the generality of the foregoing, from and after the Closing, (a) Seller and its Affiliates (and not the Company or its Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to such engagement, and neither the Company nor any of its Subsidiaries shall be a holder thereof, (b) such privilege shall survive the Closing and remain in full effect and shall not be deemed waived as a result of the Closing or any actions taken or not taken in connection with or following the Closing (and the parties and their respective Affiliates agree to take all steps necessary to ensure that such privilege shall survive the Closing and remain in full effect), (c) Buyer and its Affiliates (including, after the Closing, the Company and its Subsidiaries) disclaim any right to control or waive such privilege and shall not use or rely on any such privileged communication in any Action against or involving Seller or any of its Affiliates or otherwise relating to the transactions contemplated hereby, (d) to the extent that files of the Law Firms in respect of such engagement constitute property of the client, only Seller and its Affiliates (and not the Company or its Subsidiaries) shall hold such property rights and (e) each of the Law Firms shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or its Subsidiaries by reason of any attorney-client relationship between the Law Firms and the Company or its Subsidiaries or otherwise.

Article XI

DEFINITIONS

The following terms when used in this Agreement shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 1.7(b).

“Accounting Principles” means the accounting principles, policies and procedures set forth in Exhibit A attached hereto; provided that in the event of any conflict between GAAP, applied in a manner consistent with the preparation of the Financial Statements, and Exhibit A, then Exhibit A shall prevail.

“Action” means any claim, action, suit, audit, assessment, litigation, appeal, condemnation, eminent domain, investigation, inquiry, review, arbitration, mediation or other proceeding, in each case by or before any Governmental Authority, whether formal or informal or civil, criminal, administrative or otherwise, in law or in equity.

“Adjustment Dispute Notice” has the meaning set forth in Section 1.7(b).

“Affiliate” of a Person means a Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the first Person. “Control” (and “controlled by” and “under common control with”) means possessing, directly or indirectly, the power to direct or cause the direction of a Person’s management or policies, through owning voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Affiliate Transaction” has the meaning set forth in Section 2.17.

“Aggregate Consideration” has the meaning set forth in Section 1.2.

“Agreement” has the meaning set forth in the Preamble.

“Airtime Tax Benefit” means, for any Measurement Period, the amount of any refund, credit or other similar benefit in respect of Airtime Taxes, accrued by the Company or any of its Subsidiaries in such Measurement Period in accordance with Schedule I and the Accounting Principles.

“Airtime Taxes” means the sum of (a) telecom taxes and fees, including gross receipts taxes (or related Tax benefits), (b) applicable E911 surcharges (or benefits or refunds) and (c) amounts paid to (or benefits or refunds from) state and federal regulatory fees including the universal service fund, calculated in accordance with Schedule I and the Accounting Principles.

“Alternative Transaction” has the meaning set forth in Section 5.8.

“AML Laws” has the meaning set forth in Section 2.22(e).

“Anticorruption Laws” has the meaning set forth in Section 2.22(a).

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act and any other U.S. federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition.

“ASU” has the meaning set forth in the definition of “Capital Lease Obligations.”

“Average Buyer Stock Price” means the volume weighted average of the trading prices of shares of Buyer Common Stock on the New York Stock Exchange (the “NYSE”) (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) during the twenty (20) consecutive Trading Days ending on (and including) the Trading Day that is five (5) Trading Days prior to the Closing Date; provided that if, from the beginning of the twenty-fifth (25th) Trading Day prior to the Closing until the Closing Date, there shall occur any change, or the record date for any change, in the outstanding shares of Buyer Common Stock as a result of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend, in each case other than pursuant to the terms of any equity-based compensation or incentive plan sponsored by Buyer that is in effect and included or incorporated by reference in the Buyer SEC Documents prior to the date that is twenty-six (26) Trading Days prior to the Closing Date, the Average Buyer Stock Price shall be equitably adjusted to reflect such change.

“Balance Sheet Date” means June 30, 2020.

“Base Stock Consideration” means 52,360,495 shares of Buyer Common Stock; provided that if, from the date hereof until the Closing Date, there shall occur any change, or the record date for any change, in the outstanding shares of Buyer Common Stock as a result of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend, in each case other than pursuant to the terms of any equity-based compensation or incentive plan sponsored by Buyer that is in effect and included or incorporated by reference in the Buyer SEC Documents prior to the date that is twenty-six (26) Trading Days prior to the Closing Date, the Base Stock Consideration shall be equitably adjusted to reflect such change.

“Benefit Plans” means, excluding any statutory plan or programs maintained by a Governmental Authority and that does not provide pension benefits, each material written or oral “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each material stock purchase, stock option, profits interest or other equity award or equity-based compensation, severance, employment, consulting, termination, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, profit sharing, pension, retirement, 401(k), vacation or other paid or unpaid leave, medical or welfare, disability and all other material employee or retiree benefit or compensation plan, agreement, program, policy, funding mechanism or other arrangement, whether or not subject to ERISA, (a) that is sponsored or contributed to by the Company or any of its Subsidiaries under which any current or former employee, officer or director or independent contractor of any of the Company or any of its Subsidiaries has any present or future right to benefits or (b) under which the Company or any of its Subsidiaries has or would reasonably be expected to have any present or future Liability (other than any Multiemployer Plans).

“Burdensome Accommodation” has the meaning set forth in Section 5.3(a).

“Business” means (a) the prepaid wireless business conducted in the United States of America and its territories and possessions by Seller and its Subsidiaries prior to the Closing and (b) the business that is in development or conducted by the Company and its Subsidiaries as of the Closing.

“Business Day” means any day which is not a Saturday, Sunday or a day on which banks in New York, New York, or Mexico City, Mexico, are authorized or obligated by law or executive order to be closed.

“Business Permit” has the meaning set forth in Section 2.8(b).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Common Stock” means the common stock, par value $0.10, of Buyer.

“Buyer Disclosure Letter” means the disclosure letter delivered by Buyer to Seller at the time of execution hereof.

“Buyer Fundamental Representations” means the representations and warranties set forth in Sections 4.1, 4.2 and 4.10.

“Buyer SEC Documents” has the meaning set forth in Section 4.9.

“Cap” has the meaning set forth in Section 8.1(b)(ii).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that all leases of such Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance on February 25, 2016 of the Accounting Standards Update 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board (the “ASU”) shall not be deemed Capital Lease Obligations notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the Financial Statements.

“Cash” means, with respect to any Person, as of any date, without duplication and as calculated in accordance with the Accounting Principles, the cash and cash equivalents convertible into cash within thirty (30) days of such Person, including the amounts of any received but uncleared checks, drafts and wires issued prior to such time (to the extent the corresponding accounts receivable has not been included in the Closing Working Capital Amount), minus (a) the amounts of any issued but uncleared checks, drafts and wires issued prior to such time (to the extent the corresponding accounts payable or liability has not been included in the Closing Working Capital Amount), (b) the amounts of any outstanding bank overdrafts and (c) any cash or cash equivalent that is subject to restrictions on use or distribution by applicable Law or Contract.

“Cash Consideration Amount” means an amount in cash equal to $3,125,000,000.

“CEO Employee” means Eduardo Diaz Corona.

“Claim Notice” has the meaning set forth in Section 8.3(a).

“Closing” has the meaning set forth in Section 1.4.

“Closing Cash” means the consolidated Cash of the Company, determined as of the open of business on the Closing Date, without giving effect to the transactions contemplated by this Agreement; provided that Closing Cash shall not include any Cash used on the Closing Date before the Closing to pay Company Transaction Expenses.

“Closing Cash Consideration” has the meaning set forth in Section 1.2.

“Closing Consideration” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.4.

“Closing Debt” means the consolidated Debt of the Company outstanding as of the open of business on the Closing Date, without giving effect to the transactions contemplated by this Agreement; provided that Closing Debt shall not include any intercompany obligations to be cancelled at or prior to Closing pursuant to Section 5.12(b).

“Closing Deferred Revenue Amount” means the Current Liability for deferred revenue of the Company, determined as of the open of business on the Closing Date, without giving effect to the transactions contemplated by this Agreement, included in the calculation of the Final Closing Cash Consideration pursuant to Section 1.7, which amount shall be a negative number.

“Closing Statement” has the meaning set forth in Section 1.7(a).

“Closing Stock Consideration” shall mean a number of shares of Buyer Common Stock equal to the quotient, rounded to the nearest whole number, of (a) the Stock Consideration Amount divided by (b) the Average Buyer Stock Price; provided that (x) if the Closing Stock Consideration determined by such quotient is less than the Closing Stock Consideration Minimum, the Closing Stock Consideration shall be deemed to be equal to the Closing Stock Consideration Minimum and (y) if the Closing Stock Consideration determined by such quotient is greater than the Closing Stock Consideration Maximum, the Closing Stock Consideration shall be deemed to be equal to the Closing Stock Consideration Maximum. An illustrative calculation of the Closing Stock Consideration is set forth in Section 1.1(d) of the Seller Disclosure Letter.

“Closing Stock Consideration Maximum” means a number of shares of Buyer Common Stock equal to one-hundred-ten percent (110%) of the Base Stock Consideration.

“Closing Stock Consideration Minimum” means a number of shares of Buyer Common Stock equal to ninety percent (90%) of the Base Stock Consideration.

“Closing Working Capital Amount” means the Working Capital Amount of the Company, determined as of the open of business on the Closing Date, without giving effect to the transactions contemplated by this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Consideration” shall mean the marginal value of the cash consideration payable to Seller or one of its Subsidiaries pursuant to a Commercial Contract as compared to the obligations of Seller or its Subsidiary under the relevant Commercial Contract that Seller agrees in writing to treat as Commercial Consideration.

“Commercial Contract” has the meaning set forth in Section 5.17.

“Company” has the meaning set forth in the Preamble.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Software” has the meaning set forth in Section 2.7(b).

“Company Transaction Expenses” means all out-of-pocket fees, costs and expenses (a) incurred or payable by the Company or any of its Subsidiaries prior to the Closing, whether accrued for or not, in connection with the preparation, negotiation, execution, delivery and consummation of the Transaction Documents and the consummation or performance of the transactions contemplated thereby by the Company and (b) which remain unpaid as of the Closing and are payable by the Company or any of its Subsidiaries at or after the Closing, including but not limited to (i) the fees and disbursements payable to legal counsel, financial advisors, consultants, accountants, service providers and other advisors, (ii) amounts payable pursuant to the Long-Term Incentive Plan Acceleration and any stay, retention, transaction, change of control or other similar bonuses and “single-trigger” severance payments pursuant to which an employee resigns and collects severance as a result of the consummation of the transactions contemplated by this Agreement without any additional act or omission by Buyer) paid by the Company or any of its Subsidiaries at or after the Closing to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries pursuant to any plan, agreement or arrangement entered into or authorized by the Company or any of its Subsidiaries or Seller prior to the Closing, payable in connection with or as a result of the Closing of the transactions contemplated by this Agreement, including the employer portion of any payroll Taxes attributable thereto payable by the Company or any of its Subsidiaries or Buyer, but excluding the Retention Bonuses set forth in Sections 5.1(e) and 5.1(f) of the Seller Disclosure Letter, including the Retention Bonus payable to the CEO Employee, (iii) any brokerage fees, commissions, finders’ fees or financial advisory fees and, in each case, related costs and expenses and (iv) fifty percent (50%) of the filing fees and of the charges for the filing under the HSR Act. Company Transaction Expenses shall exclude any Debt or Current Liabilities.

“Confidentiality Agreement” means the Nondisclosure Agreement, dated as of March 15, 2018, as amended as of September 11, 2019, by and between Buyer and Seller.

“Contingent Cash Consideration” means, for each Measurement Period, an amount in cash equal to the sum of (a) Contingent Revenue Consideration for such period and (b) Contingent Migration Consideration for such period.

“Contingent Migration Consideration” means, for each Measurement Period, an amount in cash equal to the product of (a) $70 multiplied by (b) the number of Subscriber Migrations in such period; provided that the aggregate amount of Contingent Migration Consideration to be paid by Buyer to Seller during the Earnout Period pursuant to Section 1.8 shall not exceed $250,000,000.

“Contingent Revenue Consideration” means, for each Measurement Period, an amount in cash equal to the product of (a) 0.0209 multiplied by (b) Net Airtime Revenue for such period; provided that the aggregate amount of Contingent Revenue Consideration to be paid by Buyer to Seller during the Earnout Period pursuant to Section 1.8 shall not exceed $250,000,000.

“Continuing Employees” has the meaning set forth in Section 5.7(a).

“Contract” means any legally binding contract, agreement, license, sublicense, lease, sublease, conditional sales contract, mortgage, sales or purchase order, terms and conditions, commitment, arrangement, undertaking, understanding, warranty or guarantee, instrument or note, indenture or deed of trust, whether written or oral.

“Coronavirus Outbreak” means the outbreak of severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and the COVID-19 disease, in each case, including the mutations, derivatives, variations or worsening thereof, caused thereby.

“Current Assets” means, as of any date, the consolidated current assets of the Company, determined in accordance with the Accounting Principles, but excluding (a) any Income Tax assets and deferred Tax assets and (b) any Cash.

“Current Liabilities” means, as of any date, the consolidated current liabilities of the Company, determined in accordance with the Accounting Principles, but excluding (a) any Income Tax liabilities, deferred Tax liabilities and Taxes described in Section 9.1(g), (b) any Debt, (c) any Company Transaction Expenses and the exclusion set forth in clause (ii) of the definition of Company Transaction Expenses.

“D&O Expenses” has the meaning set forth in Section 5.13(b).

“D&O Indemnifiable Claim” has the meaning set forth in Section 5.13(b).

“D&O Indemnified Person” has the meaning set forth in Section 5.13(a).

“D&O Indemnifying Party” has the meaning set forth in Section 5.13(b).

“D&O Insurance” has the meaning set forth in Section 5.13(c).

“D&O Losses” has the meaning set forth in Section 5.13(b).

“Damages” means any and all damages, judgments, awards, liabilities, losses, charges, obligations, payments, settlements, Taxes, D&O Expenses, assessments, deficiencies, interest, penalties, lost profits to the extent reasonably foreseeable, diminution in value to the extent reasonably foreseeable, fines and costs and expenses (including reasonable costs of investigation, enforcement and defense, and reasonable fees and expenses of attorneys, auditors, consultants, experts and other agents) but excluding any incidental, consequential, special, indirect, punitive or exemplary damages other than any such damages (x) to the extent they have been awarded to a third party against an Indemnified Party or (y) that are reasonably foreseeable consequential damages. For the avoidance of doubt, in no event will Damages of any Seller Indemnified Party include any amounts to which Seller would have been entitled pursuant to Section 1.8 if not for the impact of the matters set forth in Section 8.1(a)(vi) of the Seller Disclosure Letter.

“Data Privacy and Security Requirements” has the meaning set forth in Section 2.23(c).

“De Minimis Amount” has the meaning set forth in Section 8.1(b).

“De Minimis Claim” has the meaning set forth in Section 8.1(b).

“Debt” means, with respect to any Person, without duplication and as calculated in accordance with the Accounting Principles, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other similar instruments, (c) obligations under any performance bond, surety bond, letter of credit or similar obligation, but only to the extent drawn or called as of immediately prior to the Closing, (d) obligations pursuant to or with respect to Capital Lease Obligations, (e) obligations for the deferred purchase price of property or services (other than ordinary course trade payables to the extent included in the Closing Working Capital Amount), including “earn-outs” and “seller notes” payable with respect to the acquisition of any business, assets or securities (valued at the maximum potential amount payable), (f) all liabilities under any interest rate, currency, materials or other hedging agreements or arrangements of the Company or any of its Subsidiaries (other than the Terminated Hedging Agreements) valued at the fair value thereof at the Closing, (g) loans from Seller or any Affiliate of Seller to the Company or its Subsidiaries, (h) without duplication, guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (i) above, (i) the Marketing Shortfall Amount, (j) the amount of any unpaid Income Taxes of the Company (for the avoidance of doubt, net of any Income Tax assets available to offset or reduce such Income Taxes) or any of its Subsidiaries (which shall be an amount not less than zero) arising with respect to a Pre-Closing Tax Period, which amount shall, for the avoidance of doubt, be reduced by any estimated tax payments made by the Company or any of its Subsidiaries with respect to such periods and (k) for clauses (a) through (j) above, all accrued or unpaid interest thereon, if any, and any termination fees, breakage costs, premiums, penalties, make-whole payments and other similar fees and expenses required to be paid or offered.

“Deductible” has the meaning set forth in Section 8.1(b).

“Deferred Adjustments” means the sum of (a) deferred revenue adjustment in respect of customer plans of a duration of less than one year and (b) deferred revenue adjustment in respect of customer plans of a duration of one year or more, in each case calculated in accordance with Schedule I and the Accounting Principles.

“Deferred Consideration” shall mean the sum of the Deferred Consideration Annual Payments, plus any Commercial Consideration.

“Deferred Consideration Annual Payment” shall mean $75,000,000, less any Commercial Consideration paid by Buyer or its Subsidiaries to Seller or its Subsidiaries pursuant to any Commercial Contracts in the one year preceding the relevant Deferred Consideration Payment Date.

“Deferred Consideration Payment Date” shall mean the first anniversary of the Closing Date and the second anniversary of the Closing Date (or if not a Business Day, the next succeeding Business Day).

“Disclosure Letters” means the Seller Disclosure Letter and the Buyer Disclosure Letter.

“Domains” has the meaning set forth in the definition of “Intellectual Property”.

“Earnout Dispute Notice” has the meaning set forth in Section 1.8(b).

“Earnout Period” means the period beginning on the Earnout Period Start Date and ending on the earlier of (a) the second (2nd) anniversary of the Earnout Period Start Date and (b) the date on which Buyer has paid to Seller pursuant to Section 1.8 an aggregate amount of Contingent Cash Consideration equal to $500,000,000.

“Earnout Period Start Date” means (a) if the Closing occurs on the first Business Day of a month, the Closing Date and (b) if the Closing does not occur on the first Business Day of a month, the first Business Day of the following month.

“Earnout Review Period” has the meaning set forth in Section 1.8(b).

“Earnout Statement” has the meaning set forth in Section 1.8(a).

“Environmental Law” means any Law relating to (a) the protection, preservation or restoration of natural resources, the environment or human health or safety or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of, hazardous substances.

“Equitable Exceptions” has the meaning set forth in Section 2.3.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code and the regulations promulgated thereunder.

“Estimated Closing Cash” has the meaning set forth in Section 1.3.

“Estimated Closing Cash Consideration” has the meaning set forth in Section 1.3.

“Estimated Closing Debt” has the meaning set forth in Section 1.3.

“Estimated Closing Statement” has the meaning set forth in Section 1.3.

“Estimated Company Transaction Expenses” has the meaning set forth in Section 1.3.

“Estimated Working Capital Amount” has the meaning set forth in Section 1.3.

“Executives” means Ronan Dunne and Daniel Hajj Aboumrad.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Export Control Laws” has the meaning set forth in Section 2.22(d).

“Extended Outside Date” has the meaning set forth in Section 7.1(e).

“FCC” means the U.S. Federal Communications Commission.

“FCC Consents” has the meaning set forth in Section 2.5.

“FCC Permits” has the meaning set forth in Section 2.8(b).

“FCC Rules” means the rules and regulations promulgated by the FCC.

“FCPA” has the meaning set forth in Section 2.22(a).

“Final Closing Cash Consideration” has the meaning set forth in Section 1.7(c).

“Final Order” means an action or decision as to which (a) no request for a stay is pending, no stay is in effect and any deadline for filing such request that may be designated by statute or regulation has passed, (b) no timely filed petition (or petition for which timely filing has been waived by the applicable Governmental Authority) for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (c) the relevant Governmental Authority does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (d) no appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed. Notwithstanding any request for a stay, petition for rehearing or reconsideration, application for review or appeal, an action or decision shall be deemed a Final Order unless such request for a stay, petition for rehearing or reconsideration, application for review or appeal is reasonably likely to result in the vacating or rescission of the original action or decision or in its modification in a manner that would cause it no longer to satisfy Section 6.2(e).

“Financial Statements” means (a) the audited consolidated balance sheet of the Company and its Subsidiaries as of, and the related consolidated statements of income, stockholders’ deficit and cash flows of the Company and its Subsidiaries for, the fiscal years ended December 31, 2019, December 31, 2018 and December 31, 2017, together with the notes and schedules thereto and (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of, and the related consolidated statements of income, stockholders’ deficit and cash flows of the Company and its Subsidiaries for, the six (6)-month period ended as of the Balance Sheet Date.

“Financing” means third-party debt financing to be obtained by or on behalf of Buyer for purposes of financing all or a portion of the Closing Cash Consideration and the related fees and expenses and any other amounts required to be paid by Buyer in connection with the consummation of the transactions contemplated by this Agreement.

“Fraud” means, with respect to any party, such party’s intentional and fraudulent misrepresentation or omission of a representation and warranty set forth in this Agreement or in any certificate, exhibit, schedule or Disclosure Letter delivered hereunder, made with the intent to deceive or mislead and with actual knowledge of such misrepresentation or omission, where another party has relied on such misrepresentation or omission and suffered Damages as a result thereof.

“Fundamental Representations” has the meaning set forth in Section 8.1(b).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Approval” means each of the consents, authorizations or approvals from Governmental Authorities required to be obtained in connection with the transactions contemplated by this Agreement including, without limitation, (a) the FCC Consents, (b) the PUC Consents, (c) the approval of any Governmental Authorities, or expiration of any applicable waiting periods, under any applicable Antitrust Laws and (d) any other consents, authorizations or approvals from Governmental Authorities required to be obtained in connection with the transactions contemplated by this Agreement (except for such consents, authorizations or approvals that are de minimis in the aggregate).

“Governmental Authority” means any supranational, national, federal, state, provincial, municipal, local or foreign governmental, regulatory or administrative authority, instrumentality, department, board, bureau, agency, commission or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any non-governmental self-regulatory organization, agency or authority, and any tribunal or court of competent jurisdiction.

“Gross Airtime Revenue” means the face value (MSRP) of the airtime business of the Company and its Subsidiaries, which is the sum of (a) airtime revenue, (b) access revenue, (c) revenue in respect of the Company’s service protection, (d) revenue in respect of the Company’s monthly program, (e) access revenue from the Company’s double minute annual plan, (f) revenue from participation in the Lifeline program, (g) revenue in respect of international long distance cards, (h) data services revenue, (i) data cards revenue and (j) text card revenue, in each case calculated in accordance with Schedule I and the Accounting Principles.

“Hazardous Material” means any material or substance defined, identified or regulated as toxic or hazardous or as a “pollutant” or “contaminant” or words of similar meaning or effect under any Environmental Law, including asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum, petroleum products and byproducts and radioactive materials.

“Holdco” has the meaning set forth in the Preamble.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“ICC Rules” has the meaning set forth in Section 10.12.

“Income Tax” means any Tax based upon or measured in whole or in part by reference to net income, capital, franchise or any similar Tax.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indemnified Buyer Parties” has the meaning set forth in Section 8.1(a).

“Indemnified Party” has the meaning set forth in Section 8.3(a).

“Indemnified Seller Parties” has the meaning set forth in Section 8.2(a).

“Indemnifying Party” has the meaning set forth in Section 8.3(a).

“Industry Body” has the meaning set forth in Section 2.7(i).

“Insurance Cap” has the meaning set forth in Section 5.13(c).

“Insurance Policies” has the meaning set forth in Section 2.15.

“Intellectual Property” means all intellectual property rights in any jurisdiction throughout the world, including rights in or to:

(i) patents, patent applications, utility models and design registrations, and certificates of invention, including all related provisionals, continuations, continuations-in-part, divisionals, extensions, reissues and reexaminations therefor;

(ii) trade names, logos, slogans, trademarks, service marks, industrial designs, trade dress rights and other indicia of origin, in each case whether registered or unregistered, and related registrations and applications for registration, including all goodwill associated with the foregoing (collectively, “Marks”);

(iii) copyrights, whether registered or unregistered, and rights in copyrightable subject matter in both published and unpublished works, and mask work rights, including in all compilations, databases and Software, manuals and other documentation, and all copyright registrations and applications;

(iv) confidential information, including confidential processes, models, tools, algorithms, Software architectures, research and development, data and databases, designs, specifications, technology, know-how, techniques, formulae, schematics, inventions (whether or not patentable and whether or not reduced to practice), concepts, trade secrets, discoveries, ideas, technical data, strategies and prototypes, marketing plans, consumer and supplier lists, and information and other materials falling within the definition of trade secrets as set forth in 18 U.S. Code Section 1890 (Defend Trade Secrets Act of 2016) and corresponding foreign Laws (collectively, “Trade Secrets”);

(v) Internet domain names, social media accounts, uniform resource locators and other names and locators associated with the internet and other digital identifiers and indicia of origin, (“Domains”); and

(vi) all applications, registrations, extensions, reversions and renewals related to or any of the foregoing clauses (i) through (vi) above.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means the hardware, Software, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment owned, leased or licensed (including by a cloud service provider) to or controlled by the Company or any of its Subsidiaries (including in facilities of the Company or any of its Subsidiaries or, to the extent controlled by the Company or any of its Subsidiaries, as provided by a cloud service provider).

“Key Employee” means the employees of the Company listed on Exhibit B.

“knowledge of Buyer” or any similar phrase means the actual knowledge, as of the date of this Agreement, of any of the individuals identified in Section 1.1(a) of the Buyer Disclosure Letter.

“knowledge of Seller” or any similar phrase means the actual knowledge, as of the date of this Agreement, of any of the individuals identified in Section 1.1(a) of the Seller Disclosure Letter.

“knowledge of the Company” or any similar phrase means the actual knowledge, as of the date of this Agreement, of any of the individuals identified in Section 1.1(b) of the Seller Disclosure Letter.

“Known Effects of the Coronavirus Outbreak” means the effects on the business of the Company and its Subsidiaries that have occurred as a result of the Coronavirus Outbreak, and any worsening of such effects to the extent reasonably foreseeable as of the date hereof.

“Law” means any law, statute, regulation, code, order, judgment, edict, decree, directive, ordinance, policy, rule, regulation or other mandatory requirement of any Governmental Authority.

“Law Firms” means the law firms set forth in Section 1.1(c) of the Seller Disclosure Letter.

“Leased Real Property” has the meaning set forth in Section 2.16.

“Leases” has the meaning set forth in Section 2.16.

“Liability” means any and all debts, liabilities, commitments and obligations of any nature, character or description.

“Lien” means any mortgage, pledge, lien, deed of trust, charge, security interest, claim, charge, easement, right of way, lease, sublease, occupancy agreement, limitation, commitment, condition, restriction, encroachment, option, conditional sale agreement or other similar encumbrance of any kind or nature whatsoever (whether absolute or contingent).

“Long-Term Incentive Plan Acceleration” means the acceleration of that portion of the Company’s 2020-22 management long-term incentive plan determined to be paid by the Company prior to the Closing and based upon performance as of immediately prior to the Closing.

“Malware” means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other software program designed to disrupt, disable, harm, interfere with the operation of or install itself within, or on, any Software, computer data, network memory or hardware.

“Marketing Shortfall Amount” means the greater of (a) $0 and (b) an amount equal to (i) the number of days from the date of this Agreement through the Closing Date, multiplied by (ii) the quotient of (A) $500,000,000 divided by (B) 365, minus (iii) the actual marketing expenditures of the Company and its Subsidiaries from the date of this Agreement through the Closing Date.

“Marks” has the meaning set forth in the definition of “Intellectual Property”.

“Material Adverse Effect” means any change, effect, event, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect on the assets, liabilities, properties, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any such effect to the extent arising or resulting from (a) the financial, credit or capital markets or securities markets generally, (b) general economic, political or regulatory conditions or interest rates arising after the date hereof, (c) any act of God, hurricane, earthquake, flood, natural disaster, pandemic or epidemic, (d) the Known Effects of the Coronavirus Outbreak, (e) any change or condition generally affecting the industry in which the Company and its Subsidiaries operate, (f) any change in applicable Law or GAAP or in the official interpretations thereof, (g) geopolitical conditions, including the outbreak or substantial worsening of hostilities or any act of war or terrorism, (h) any act or omission by the Company or any of its Subsidiaries taken with the prior written consent or at the express written direction of Buyer or that is expressly required by this Agreement (other than Section 5.1), (i) except for the representations contained in Sections 2.4 and 3.3 and the condition contained in Section 6.2(a), the announcement, pendency or consummation of the transactions contemplated by this Agreement, including the identity of Buyer or the effect of the identity of Buyer on the relationships, contractual or otherwise, of the Company and its Subsidiaries with customers, suppliers, service providers, distributors, employees, Governmental Authorities or any other Persons, or (j) the failure of the Company to achieve any financial projections or forecasts, in and of itself, but not including the underlying reasons therefor unless otherwise excepted pursuant to the other subsections of this definition; provided that the matters described in clauses (a), (b), (c), (d), (e), (f) and (g) above shall be taken into account in determining the occurrence of a “Material Adverse Effect” to the extent any such matter has, or would reasonably be expected to have, a disproportionate impact on the assets, liabilities, properties, operations, financial condition, results of operations of the Company and its Subsidiaries, taken as a whole, relative to other businesses in the industry in which the Company and its Subsidiaries operate.

“Material Contract” has the meaning set forth in Section 2.9.

“Material Permit” has the meaning set forth in Section 2.8(a).

“Material Tax Return” shall mean any Tax Return relating to Material Taxes.

“Material Taxes” shall mean any Tax if the liability of the Company or any of its Subsidiaries therefore under applicable Law, exceeded or exceeds (a) $250,000 or (b) solely in the case of Section 5.1(n), $500,000.

“Measurement Period” means each of the four (4) consecutive six (6)-month periods during the Earnout Period.

“Multiemployer Plan” has the meaning set forth in Section 2.12(c).

“Net Airtime Revenue” means, for each Measurement Period, an amount equal to (a) Gross Airtime Revenue, minus (b) Airtime Taxes, if any, plus (c) Airtime Tax Benefits, if any, minus (d) Retail Margin, plus (e) Deferred Adjustments (which may be a negative or positive amount), in each case, for such period and calculated consistent with past practice and in accordance with Schedule I and the Accounting Principles; provided that, for the avoidance of doubt, Net Airtime Revenue shall not be reduced for (x) any corporate-level or other overhead expenses relating to the operation of the Company and its Subsidiaries or (y) any management fees or other fees or expenses (including sub-contracting fees or expenses) payable to Buyer or any of its Subsidiaries.

“Open Source Software” means any Software (in source or object code form) that is subject to: (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Mozilla Public License, Common Public License, MIT License, Open SSL License, Open Software License, Apache Software License or any other public source code license arrangement); (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked, combined or distributed with such software be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org; or (c) a license that meets the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) for open source software.

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of incorporation, articles of association, memorandum of association, bylaws, operating agreement, partnership agreement, limited partnership agreement, limited liability company agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning set forth in Section 7.1(e).

“Owned Real Property” has the meaning set forth in Section 2.16.

“PATRIOT Act” means the U.S.A. PATRIOT Improvement and Reauthorization Act, Title III of Pub. L.107-56 (signed into law October 26, 2001, as amended from time to time).

“Permit” has the meaning set forth in Section 2.8(a).

“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairman’s or other similar Liens arising in the ordinary course of business for amounts that are not delinquent or are being contested in good faith and that would not, individually or in the aggregate, reasonably be expected to materially impair business operations or the use of such properties as currently conducted or used or materially affect the value of such properties, (c) easements, rights of way, building, zoning, land use ordinances and other similar encumbrances or title defects that would not, individually or in the aggregate, reasonably be expected to materially impair business operations or the use of such properties as currently conducted or used or materially affect the value of such properties, (d) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (e) Liens arising under applicable securities Laws, (f) other Liens that do not affect or encumber real property and would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (g) nonexclusive licenses granted in the ordinary course of business by the Company and its Subsidiaries to customers or to contractors for the sole purpose of manufacturing, selling, marketing, distributing, importing or otherwise providing products or services for the benefit of the Company and its Subsidiaries and (h) Liens that will be released on or prior to the Closing.

“Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, unincorporated organization or other business entity.

“Personal Information” means (a) any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with, directly or indirectly, a particular individual, consumer or householder, including the following (if it identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular consumer or household): (i) name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, face geometry or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual, (ii) data regarding an individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed) or (iii) information that consists of Internet Protocol addresses or other persistent identifiers, and (b) any information that is defined as “personal information,” “personally identifiable information,” “personal data” or similar terms under any applicable Data Privacy and Security Requirement.

“Post-Closing Plan” has the meaning set forth in Section 5.7(b).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Principal Distributor” has the meaning set forth in Section 2.21(b).

“Principal Supplier” has the meaning set forth in Section 2.21(a).

“Process Agent” has the meaning set forth in Section 10.11(c).

“Protected Business” means any activities that compete with the Business (excluding clause (b) of the definition thereof), excluding, for the avoidance of doubt, roaming usage by subscribers of Seller and its Subsidiaries in the Protected Territory.

“Protected Territory” means the United States of America and its territories and possessions (other than Puerto Rico).

“PUC Consent” has the meaning set forth in Section 6.1(c).

“PUC Permit” has the meaning set forth in Section 2.8(b).

“Purchase Price Cap” means an amount equal to the sum of the Cash Consideration Amount, the Stock Consideration Amount, any Contingent Cash Consideration received by Seller pursuant to Section 1.8 and the Deferred Consideration.

“Real Property” has the meaning set forth in Section 2.16.

“Registration Rights Agreement” has the meaning set forth in Section 5.15.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

“Representatives” means, with respect to any Person, any director, officer, manager, employee, agent, general partner, limited partner, member, equityholder, accountant, counsel or other advisor or representative of such Person.

“Retail Margin” means that portion of Gross Airtime Revenue retained by the relevant retailer, if applicable, calculated in accordance with Schedule I and the Accounting Principles.

“Rule 144” means Rule 144 under the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“Rule 405” means Rule 405 under the Securities Act, as such rule may be amended from time to time, or any similar rule or regulations hereafter adopted by the SEC.

“Rule 415” means Rule 415 under the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“Sanctions” has the meaning set forth in Section 2.22(b).

“Sarbanes Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Letter” means the disclosure letter delivered by Seller to Buyer at the time of execution hereof.

“Severance Policy” has the meaning set forth in Section 5.7(a).

“Shared Contract” means (a) the Specified Shared Contracts and (b) any other Contract that relates both to the Business, on the one hand, and the business of Seller and its Subsidiaries (other than the Business), on the other hand, including any Contracts to which the Company or its Subsidiary is party that relate to the business of Seller and its Subsidiaries (other than the Business).

“Shares” has the meaning set forth in the Recitals.

“Software” means computer programs (including application software, system software, firmware, middleware, software in mobile digital applications, assemblers, applets, compilers and binary libraries), including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, including libraries, subroutines and other components thereof, in any and all forms and media.

“Special Power of Attorney” has the meaning set forth in Section 10.11(c).

“Specified Shared Contracts” has the meaning set forth in Section 2.20(b).

“State PUC” means any U.S. local or state public utility commission or similar U.S. local or state regulatory body.

“State PUC Rules” mean the rules and regulations promulgated by a State PUC.

“Stock Consideration Amount” means an amount equal to $3,125,000,000.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subscriber Migration” means a subscriber (with each telephone line measured as a single subscriber) of the Company or any of its Subsidiaries on a third-party network that activates service on Buyer’s network by (a) porting its phone number to one of the prepaid retail phone brands of Buyer or any of its Subsidiaries on Buyer’s network or (b) (i) receiving from Buyer or any of its Affiliates (including the Company and its Subsidiaries) and activating a new SIM (or e-SIM) card with respect to one of the prepaid retail phone brands of Buyer or any of its Subsidiaries on Buyer’s network and (ii) failing to renew an existing subscription on a third-party network, in the case of the foregoing clause (b), (x) if such receipt and activation is identifiable and trackable as a migration by the Company with at least one of the following: (1) an account number, (2) a mobile telephone number and (3) ICCID, and (y) regardless of whether such subscriber remains a customer of the Company or of the prepaid retail phone brands of Buyer or any of its Subsidiaries as of the end of an applicable Measurement Period.

“Subsidiary” means, with respect to a Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body, or that is otherwise sufficient to elect a majority of the board of directors or other governing body, of such legal entity or of which such Person controls the management.

“Target Deferred Revenue Amount” means negative $ 503,219,981, which is the amount of the Current Liability for deferred revenue of the Company included in the Target Working Capital Amount.

“Target Working Capital Amount” means negative $502,846,440.

“Tax” means (a) any U.S. federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, digital services, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, tariffs, severance, environmental, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, unclaimed property, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof or any other similar payment required by any Governmental Authority and (b) any e-911, universal service, telecommunications relay, regulatory or other similar fee or tax, assessment, surcharge or charge, not described in clause (a) above, that is imposed by a Governmental Authority, together with in the case of each of clause (a) above and this clause (b), all charges, interest, additions to tax or penalties. For the avoidance of doubt, for all purposes of this Agreement, any reference to “U.S. federal, state and/or local” or “U.S. state and/or local” with respect to Taxes shall include Taxes imposed by any U.S. territory.

“Tax Contest” means any audit, examination, proposed adjustment or assessment, court or administrative proceeding, action, suit, investigation or other dispute or similar claim by a Governmental Authority with respect to any Tax that affects the Company or any of the Subsidiaries, as the case may be.

“Tax Return” means any U.S. federal, state, local or foreign tax return, declaration, statement, report, schedule, election, form or information return relating to Taxes or the assessment and collection of any Tax, including any estimated return, amendment thereof or attachment thereto.

“Taxing Authority” means any Governmental Authority, board, bureau, body, person, department, revenue agency or other authority of any U.S., federal, state or local jurisdiction or any foreign jurisdiction responsible for the administration or the imposition of any Tax.

“Telcel Mark” has the meaning set forth in Section 5.18.

“Terminated Hedging Agreements” has the meaning set forth in Section 5.12(c).

“Termination Fee” has the meaning set forth in Section 7.3(a).

“Third Party Claim” means any claim, suit, action or proceeding brought by any Governmental Authority or Person not party to this Agreement or affiliated with any such party.

“TracFone Marks” has the meaning set forth in Section 2.7(e).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.

“Trading Day” means a day on which shares of Buyer Common Stock are traded on the NYSE.

“Transaction Document” means this Agreement, the Registration Rights Agreement and the Special Power of Attorney.

“Transfer Taxes” has the meaning set forth in Section 9.7.

“Transition Period” has the meaning set forth in Section 5.18.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“Treasury Services” means any services provided by Seller or any of its Affiliates (other than the Company and its Subsidiaries) to the Company and its Subsidiaries as of the date hereof with respect to (a) monitoring the Company’s cash balances, (b) providing approvals for disbursements and (c) depositary and cash management services.

“U.S.–Mexico Tax Treaty” means the United States – Mexico 1992 Income Tax Convention, as amended.

“Use” has the meaning set forth in Section 2.23(c).

“Voting Debt” has the meaning set forth in Section 2.2(a).

“Willful Breach” means a material breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Agreement that is a consequence of an intentional act or an intentional failure to act by such breaching party with the knowledge of such party that the taking of such act or failure to take such act by such party would cause a material breach by such party of any such representation, warranty, covenant or other agreement of such party set forth in this Agreement.

“WKSI” means a “well-known seasoned issuer”, as defined in Rule 405.

“Working Capital Amount” means, at any date, all Current Assets minus all Current Liabilities, in each case as of such date and calculated in accordance with the Accounting Principles.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

COMPANY:

TRACFONE WIRELESS, INC.

By:	/s/ Eduardo Diaz-Corona
Name: Eduardo Diaz-Corona
Title: CEO–TracFone Wireless, Inc. and Treasurer

SELLER:

AMÉRICA MÓVIL, S.A.B. DE C.V.,

By:	/s/ Daniel Hajj Aboumrad
Name: Daniel Hajj Aboumrad
Title: Chief Executive Officer

By:	/s/ Alejandro Cantú Jiménez
Name: Alejandro Cantú Jiménez
Title: General Counsel

HOLDCO:

AMX USA HOLDING, S.A. DE C.V.

By:	/s/ Daniel Hajj Aboumrad
Name: Daniel Hajj Aboumrad
Title: Chief Executive Officer

By:	/s/ Alejandro Cantú Jiménez
Name: Alejandro Cantú Jiménez
Title: General Counsel

[Signature Page to Stock Purchase Agreement]

BUYER:

VERIZON COMMUNICATIONS INC.

By:	/s/ Ronan Dunne
Name: Ronan Dunne
Title: EVP & Group CEO - VZ Consumer Group

[Signature Page to Stock Purchase Agreement]